Exhibit 10.1

EXECUTION VERSION

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Double asterisks denote omissions.

STRATEGIC ALLIANCE AND OPTION

AGREEMENT

by and between

EDITAS MEDICINE, INC.

AND

ALLERGAN PHARMACEUTICALS INTERNATIONAL LIMITED

CONFIDENTIAL

i

ARTICLE 6
PAYMENTS		36

6.1	Initial Fee	36

6.2	LCA10 Program IND Acceptance Payment	36

6.3	Option-Related Fees	37

6.4	Clinical and Regulatory Milestone Fees	37

6.5	Commercial Milestone Fees	42

6.6	Royalty Payments for Licensed Products.	43

6.7	Royalty Payments for Editas Products.	46

6.8	Reports; Development and Sales Milestones; Royalty Payments	47

6.9	Methods of Payments	47

6.10	Accounting.	47

6.11	Currency	48

6.12	Taxes and Withholding	48

6.13	Value Added Tax	49

6.14	Late Payments	49

ARTICLE 7
EXCLUSIVITY		50

7.1	During the Research Term.	50

7.2	After the Research Term	50

7.3	Exceptions.	50

ARTICLE 8
OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS		52

8.1	Ownership of Inventions; Disclosure.	52

8.2	Patent Prosecution.	52

8.3	Enforcement and Defense.	56

8.4	Infringement Claimed by Third Parties.	58

8.5	Patent Challenge	58

8.6	Marking	59

ARTICLE 9
CONFIDENTIALITY		59

9.1	Confidentiality; Exceptions	59

9.2	Authorized Disclosure	60

9.3	Press Release; Disclosure of Agreement.	60

9.4	Termination of Prior Agreement	62

9.5	Remedies	62

9.6	Publications	62

ARTICLE 10
REPRESENTATIONS AND WARRANTIES		63

10.1	Representations and Warranties of Both Parties	63

10.2	Representations and Warranties of Editas	64

10.3	Mutual Covenants	65

10.4	Additional Editas Covenants	66

10.5	Disclaimer	66

ARTICLE 11
INDEMNIFICATION; INSURANCE		67

11.1	Indemnification by Allergan	67

11.2	Indemnification by Editas	67

11.3	Procedure	68

11.4	Insurance	69

11.5	LIMITATION OF LIABILITY	69

ARTICLE 12
TERM AND TERMINATION		69

12.1	Term; Expiration	69

12.2	Termination of Profit-Sharing Agreement.	70

12.3	Termination of Research Term	70

12.4	Allergan Unilateral Termination Rights	70

12.5	Termination for Cause.	70

12.6	Termination for Patent Challenge by Allergan	71

12.7	Termination of Licensed Product due to Safety Concern	71

12.8	Effect of Expiration or Termination.	71

12.9	Accrued Rights; Surviving Provisions of the Agreement.	73

ARTICLE 13
MISCELLANEOUS		74

13.1	Dispute Resolution	74

13.2	Right to Set-Off	74

13.3	Arbitration Request	74

13.4	Governing Law	75

13.5	Assignment	75

13.6	Performance Warranty	76

13.7	Force Majeure	76

13.8	Notices	77

13.9	Export Clause	78

13.10	Waiver	78

13.11	Severability	78

13.12	Entire Agreement	78

13.13	Independent Contractors	79

13.14	Headings; Construction; Interpretation	79

13.15	Financial Books and Records	79

13.16	Further Actions	79

13.17	Parties in Interest	79

13.18	Intended Third Party Beneficiaries.	80

13.19	Performance by Affiliates	80

13.20	Counterparts	80

This STRATEGIC ALLIANCE AND OPTION AGREEMENT (the “Agreement”) is entered into and made effective as of March 14, 2017 (the “Effective Date”) by and between Editas Medicine, Inc., a Delaware corporation (“Editas”) and Allergan Pharmaceuticals International Limited, a public company limited by shares organized under the laws of Ireland (“Allergan”).  Editas and Allergan are each referred to herein by name or as a “Party” or, collectively, as “Parties.”

RECITALS

WHEREAS, Editas is a biotechnology company focused, inter alia, on the application of its industry-leading Genome Editing Technology to the discovery and development of Gene Editing Therapies for the treatment of a broad range of diseases and conditions;

WHEREAS, Allergan is a leading pharmaceutical company focused, inter alia, on the discovery, development, and commercialization of therapeutic products for the treatment of ocular disorders;

WHEREAS, the Parties acknowledge that Editas has made substantial investment in the protection of its intellectual property, including reimbursement by Editas of out-of-pocket Patent Costs for the prosecution and defense thereof; and

WHEREAS, the Parties desire to establish an alliance to discover, develop, and commercialize novel genomic medicines for a broad range of serious ocular disorders.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, as well as past Patent Costs incurred by Editas, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1         Defined Terms.  As used in this Agreement, the following terms will have the meanings set forth in this ARTICLE 1 unless context dictates otherwise:

“2014 MGH Agreement” means the Exclusive Patent License Agreement (MGH Agreement No. A221317; MGH Case Nos. [**]) entered into by and between The General Hospital Corporation, d/b/a Massachusetts General Hospital (“MGH”) and Editas, dated as of August 29, 2014, as amended by the First Amendment, dated as of June 29, 2015 and the Second Amendment, dated as of November 17, 2016.

“2016 MGH Agreement” means the Exclusive Patent License Agreement (MGH Agreement No. A224596; MGH Case Nos. [**]) by and between MGH and Editas, dated as of August 2, 2016.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a Party to this Agreement, regardless of whether such Affiliate is or becomes an Affiliate on or after the

Effective Date.  A Person shall be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the Person.

“Allergan CDP Patents” means all Patents that claim an Invention conceived solely by or on behalf of Allergan, its Affiliates, Licensees, or Sublicensees in the course of performing activities conducted pursuant to a Collaboration Development Program or Allergan Development Program.

“Allergan Development Program” means one or more Collaboration Development Program(s) for which Allergan exercises its Option and that has(ve) not been terminated in accordance with ARTICLE 12.

“Biosimilar Product” means, with respect to a Licensed Product in any country in the Territory, any Gene Editing Therapy sold by a Third Party not authorized by or on behalf of Allergan, its Affiliates, Licensees, or Sublicensees, that targets the same Target as the Licensed Product and, on the basis of a prior Regulatory Approval granted to a Licensed Product, (a) is approved by the FDA as a “biosimilar” or “interchangeable” product pursuant to Section 351(k) of the Public Health Service Act (42 U.S.C. § 262(k)), (b) is approved by the EMA as a “similar biological medicinal product” pursuant to EU Directive 2001/83/EC, or (c) has received analogous abbreviated Regulatory Approval from the applicable Regulatory Authority in another foreign jurisdiction.

“Biosimilar Product Competition” means (a) with respect to a Licensed Product in the United States or a Major European Country, if during a Calendar Quarter, one or more Biosimilar Product(s) is commercially available in such country and such Biosimilar Product(s) has a market share of [**] percent [**]%) or more of the aggregate market in such country of such Licensed Product and the Biosimilar Product(s) (based on sales of units of such Licensed Product and such Biosimilar Product(s), as reported by IMS International, or if such data are not available, such other reliable data source as reasonably determined by the Parties) or (b) with respect to a Licensed Product in any other country in the Territory, if during a Calendar Quarter, one or more Biosimilar Product(s) is commercially available in such country and such Biosimilar Product(s) reduces the Net Sales of such Licensed Product in such country by at least [**] percent ([**]%) as compared to the Net Sales in such country from the Calendar Quarter immediately preceding the commercial availability of such Biosimilar Product(s).

“Business Day” means a day on which banking institutions in Boston, Massachusetts, United States are open for business, excluding any Saturday or Sunday.

“Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively.

“Calendar Year” means a period of twelve (12) consecutive months beginning on January 1 and ending on December 31.

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“Cas9-I Agreement” means the Amended and Restated Cas9-I License Agreement entered into by and among the President and Fellows of Harvard College (“Harvard”), the Broad Institute, Inc. (“Broad”) and Editas, dated as of December 16, 2016, as amended on March 3, 2017.

“Cas9-II Agreement” means the Cas9-II License Agreement by and between Broad and Editas, dated as of December 16, 2016.

“Cpf1 Agreement” means the Cpf1 License Agreement by and between Broad and Editas, dated as of December 16, 2016.

“CDP IP” means, collectively, CDP Patents and CDP Know-How.

“CDP Know-How” means all Know-How developed solely or jointly by or on behalf of Editas and/or Allergan in the course of activities conducted pursuant to a Collaboration Development Program.

“CDP Patents” means, collectively, the Allergan CDP Patents, Editas CDP Patents, and the Joint CDP Patents.

“CDP Product” means any Gene Editing Therapy that modifies a Target, is Developed by Editas as part of a Collaboration Development Program, prior to Allergan’s exercise (if ever) of its Option to license such Collaboration Development Program.

“cGMP” means all applicable standards relating to Manufacturing practices for fine chemicals, intermediates, bulk products or Licensed Products, including (a) the principles detailed in the FDA’s current Good Manufacturing Practices, 21 CFR Parts 210 and 211 and The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products, as each may be amended from time to time or (b) Laws promulgated by any Governmental Authority having jurisdiction over the Manufacture of a product.

“Change of Control” means, with respect to Editas, (a) a merger or consolidation of Editas with a Third Party which results in the voting securities of Editas outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the owner of fifty percent (50%) or more of the combined voting power of Editas’ outstanding securities other than through issuances by Editas of securities of Editas in a bona fide financing transaction or series of related bona fide financing transactions, or (c) the sale or other transfer to a Third Party of all or substantially all of Editas’ assets or all or substantially all of Editas’ business to which this Agreement relates.

“Clinical Trial” means a human clinical trial, including any Phase 1 Clinical Trial, Phase 2 Clinical Trial or Phase 3 Clinical Trial.

“Collaboration Development Program” means a Development program initially undertaken by Editas pursuant to this Agreement to study the use of Gene Editing Therapy(ies)

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directed at a Target and an Indication and approved as a Collaboration Development Program by the ASC.  An initial list of Collaboration Development Programs is set forth as Exhibit A-1, which list may be updated from time to time by mutual agreement of the Parties pursuant to Section 3.1.4.

“Commercialization” and “Commercialize” means all activities undertaken relating to the marketing, promotion (including advertising, detailing, sponsored product or continuing medical education), any other offering for sale, distribution, and sale of a product.

“Commercially Reasonable Efforts” means (a) with respect to the efforts to be expended by a Party with respect to an agreed objective, except as otherwise provided in clause (b), such reasonable, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances taking into account the responsible allocation of such Party’s resources under the circumstances, and (b) (i) with respect to Allergan’s obligations [**].

“Competitive Product” means, with respect to a Licensed Product or Editas Product, [**].

“Control,” “Controls,” “Controlled” or “Controlling” means, with respect to any intellectual property, possession of the right (whether through ownership or license (other than by operation of this Agreement) or control over an Affiliate with such right) to grant the licenses or sublicenses as provided herein without violating the terms of any agreement or other arrangement with any Third Party.  Notwithstanding the foregoing, intellectual property of a Party that is licensed from a Third Party after the Effective Date and would otherwise be considered to be under the Control of a Party shall not be deemed to be under the Control of such Party, unless such Third Party license becomes an In-License pursuant to Section 6.6.4(b).

“Core Option Package Criteria” means the core data package criteria for each Option Package, as set forth on Exhibit B.

“Cover,” “Covering” or “Covered” means, with respect to a product, composition, technology, process or method that, in the absence of ownership of or a license granted under a Patent, the manufacture, use (where such use is for the treatment of an Indication approved by the applicable Regulatory Authority), offer for sale, or sale of such product or composition, would infringe such Patent (or, in the case of a Patent that has not yet issued, would infringe such Patent if it were to issue).

“CRISPR” means a clustered regularly interspaced short palindromic repeat.

“CRISPR Technology” means an enzymatically active or inactive Cas9, Cpf1 or other CRISPR-derived endonuclease and one or more nucleic acid sequence(s).

“Develop” or “Development” means all activities relating to research, non-clinical and preclinical testing and trials, clinical testing and trials, including Clinical Trials, toxicology testing, modification, optimization and animal efficacy testing of pharmaceutical compounds, statistical analysis, publication and presentation of study results and reporting, preparation and submission to Regulatory Authorities of applications (including any CMC information) relating to Licensed Products.

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“Development Costs” means the FTE Costs and the direct out-of-pocket costs incurred by or on behalf of a Party or any of its Affiliates in the conduct of the Development of a Licensed Product.

“DOJ” means the Antitrust Division of the United States Department of Justice.

“Dollars” or “$” means the legal tender of the U.S.

“Editas Background IP” means, collectively, the Editas Background Patents and Editas Background Know-How.

“Editas Background Know-How” means all Know-How which is Controlled by Editas or its Affiliates at any time during the Term, that either (a) relates to the type(s) of Genome Editing Technology used (or intended to be used) in the conduct of a Collaboration Development Program and (b) is reasonably necessary or useful to Develop, Commercialize or Manufacture a Licensed Product; provided that Additional Third Party IP licensed by Editas shall only be included in the Editas Background Know-How if the license for such Additional Third Party IP becomes an In-License pursuant to Section 6.6.4(b)(iii).  The CDP Know-How shall not be Editas Background Know-How.  Notwithstanding anything in this Agreement to the contrary, Editas Background Know-How shall not include any Know-How to the extent Controlled by any Person that acquires all or any part of Editas or an Affiliate of Editas, or any affiliates of such Person, in each case (A) which is Controlled by such Person immediately prior to the effective date of the acquisition or (B) which is Controlled by such Person on or after the effective date of acquisition but is not Controlled by Editas or an Affiliate of Editas (excluding for purposes of this provision, such Person and Affiliates of Editas that are such Affiliates by virtue of controlling, being controlled by or under common control with such Person) and was developed, invented or obtained without the direct or indirect use of any non-public Editas Background Know-How.

“Editas Background Patents” means the Patents set forth on Exhibit I and all other Patents which are owned or Controlled by Editas or its Affiliates at any time during the Term to the extent they claim or cover the Editas Background Know-How; provided that Additional Third Party IP licensed by Editas shall only be included in the Editas Background Patents if the license for such Additional Third Party IP becomes an In-License pursuant to Section 6.6.4(b)(iii).  The CDP Patents shall not be Editas Background Patents.  Notwithstanding anything in this Agreement to the contrary, Editas Background Patents shall not include any Patents to the extent owned or Controlled by any Person that acquires all or any part of Editas or an Affiliate of Editas, or any affiliates of such Person, in each case (A) which is Controlled by such Person immediately prior to the effective date of the acquisition or (B) which is Controlled by such Person on or after the effective date of acquisition but is not Controlled by Editas or an Affiliate of Editas (excluding for purposes of this provision, such Person and Affiliates of Editas that are such Affiliates by virtue of controlling, being controlled by or under common control with such Person) and was developed, invented, or obtained without the direct or indirect use of any non-public Editas Background Know-How.

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“Editas CDP Patents” means all Patents that claim an Invention conceived solely by or on behalf of Editas or its Affiliates in the course of performing activities conducted pursuant to a Collaboration Development Program.

“Editas Product” means a Gene Editing Therapy that is Developed or Commercialized by Editas under an Editas Program.

“Editas Program” means (a) a Collaboration Development Program for which Allergan fails to exercise its Option before expiration or termination of the Initial Option Period or the Extended Option Period, as applicable, (including any applicable HSR Extension Period) or (b) an Allergan Development Program terminated pursuant to Section 5.3.2, 12.4, 12.5.1, 12.6 or 12.7.

“EMA” means the European Medicines Agency, and any successor entity thereto.

“European Union” means the European Union member states as then-currently constituted.  As of the Effective Date, the European Union member states are Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, and United Kingdom.

“Executive Officers” means, with respect to Allergan, its Chief R&D Officer, and with respect to Editas, its chief scientific officer.

“Existing In-Licenses” means the license agreements set forth on Exhibit C, as amended or restated from time to time.

“FDA” means the U.S. Food and Drug Administration, and any successor entity thereto.

“Field” means a category of human diseases or conditions affecting the same therapeutic area.  By way of example, the following are each deemed a different therapeutic area and thus a different Field: Ocular Field, otology, central nervous system, gastrointestinal, medical aesthetics/dermatology, urology, women’s health, immunology/infectious diseases, cardiology/vascular diseases, and oncology.

“First Commercial Sale” means, with respect to a Licensed Product or an Editas Product and a country, the first sale of such Licensed Product or Editas Product, as applicable, made by the applicable Party, its Affiliates, Licensees, or Sublicensees to a Third Party in such country for end use or consumption in such country after any necessary Regulatory Approval and, with respect to the European Union, separate pricing approval (but, for clarity, excluding any sales for Clinical Trials or compassionate use programs).

“First Field” means, with respect to the achievement of a Milestone Event in an Allergan Development Program, the Field in which the first Licensed Product to achieve a particular Milestone Event is directed.  First Field, Second Field and Third Field shall be determined on a Milestone Event-by-Milestone Event basis for each Allergan Development Program.

“FTC” means the United States Federal Trade Commission.

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“FTE” means one (1) person (or the equivalent of one (1) person) working full time for one (1) twelve (12) month period in a Development, regulatory or other relevant capacity (excluding persons employed in general and administrative, non-technical management or other non-technical capacities) employed or contracted by Editas or any of its Affiliates and assigned to perform specified work, with such commitment of time and effort to constitute one (1) employee performing such work on a full-time basis, which for purposes hereof shall be [**] hours per year.  No additional payment shall be made with respect to any person who works more than [**]) hours per year and any person who devotes less than [**] hours per year shall be treated as an FTE on a pro rata basis based upon the actual number of hours worked divided by [**].

“FTE Costs” means the FTE Rate multiplied by the applicable number of FTEs who perform a specified activity pursuant to this Agreement.

“FTE Rate” means $[**] per FTE for the period commencing on the Effective Date and ending December 31, 2017.  On January 1, 2018 and on January 1st of each subsequent Calendar Year, the foregoing rate shall be increased for the Calendar Year then commencing by the percentage increase, if any, in the Consumer Price Index (“CPI”) as of December 31 of the then most recently completed Calendar Year with respect to the level of the CPI on December 31, 2016.  Consumer Price Index or CPI means the Consumer Price Index – Urban Wage Earners and Clerical Workers, US City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index).

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Gene Editing Therapy” means a product that uses Genome Editing Technology that functions through a mechanism of action of (a) editing (including modifying) of Genetic Material or (b) targeting of Genetic Material (including targeting of Genetic Material to modify associated chromatin), either (i) ex vivo for subsequent administration to a human, in the case of the foregoing clause (a) or (b) of a product so edited or targeted, or (ii) in vivo, by a product administered to a human, in the case of the foregoing clause (a) or (b) of a product that so edits or targets.

“Genetic Material” means all DNA (including DNA in and outside chromosomes) and RNA.

“Genome Editing Technology” means any CRISPR Technology, zinc finger nuclease, transcription activator-like effector nucleases (TALEN),  and/or any other therapeutic endonuclease genome editing technology.

“GLP-Toxicology Study” means a toxicology study conducted in animals in accordance with current good laboratory practice, to the extent applicable, as required by the FDA under 21 CFR Part 58 and all applicable FDA rules, regulations, orders and guidance, or applicable requirements with respect thereto under current good laboratory practices prescribed by the European Community, the Organization for Economic Cooperation and Development Council (OECD), and the ICH Guidelines.

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“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency, division, board or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body.

“HHMI” means the Howard Hughes Medical Institute.

“HSR Act” or “HSR” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. Sec. 18a), and the rules and regulations promulgated thereunder.

“HSR Clearance” means either (a) early termination of the applicable waiting period under the HSR Act with respect to the HSR Filings or (b) expiration of the applicable waiting period under the HSR Act with respect to the HSR Filings.

“HSR Filings” means the filings by Editas and Allergan with the FTC and the DOJ of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in this Agreement, together with all required documentary attachments thereto.

“In-License” means (a) the Existing In-Licenses and (b) any Third Party license agreements that become In-Licenses pursuant to Section 6.6.4(b).

“In-License Payment” means the royalty amounts payable by Editas to its Inbound Licensors pursuant to the In-Licenses on sales of Licensed Products, calculated on a Licensed Product-by-Licensed Product basis.

“Inbound Licensor” means the licensor(s) under an In-License.

“IND” means an investigational new drug application submitted to the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto.  References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the U.S. for the investigation of any product in any other country or group of countries (such as a Clinical Trial application in the European Union).

“Indication” means the intended use of a product for the treatment, control, mitigation, prevention or cure of a distinct recognized human disease or condition, or of a manifestation of a recognized human disease or condition, or for the relief of symptoms associated with a recognized human disease or condition, and which, if approved in the U.S., would be reflected in the “Indications and Usage” section of labeling pursuant to 21 C.F.R. §201.57(c)(2) or, to the extent applicable, any comparable labeling section outside the U.S.

“Institution” means each of Harvard, Broad and MGH.

“Invention” means any new and useful process, article of manufacture, compound, composition of matter, formulation or apparatus, or any improvement thereof, discovery or finding, whether or not patentable.

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“Iowa” means the University of Iowa Research Foundation.

“Joint CDP Patents” means all Patents that claim an Invention conceived jointly by or on behalf of Editas and Allergan in the course of performing activities conducted pursuant to a Collaboration Development Program.

“Juno Field” means the diagnosis, treatment or prevention of any cancer in humans through the use of engineered T-cells, which shall exclude the diagnosis, treatment or prevention of medullary cystic kidney disease 1 regardless of whether such disease is characterized as a cancer.

“Know-How” means any ideas, Inventions, know-how, trade secrets, data, specifications, instructions, processes, formulas, technology, expert opinions and information, including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data or information.

“Law” or “Laws” means all laws, statutes, rules, regulations, treaties, orders, judgments, or ordinances having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.

“LCA10” or “Leber’s Congenital Amaurosis 10” means any disease caused by a mutation in or around the CEP290 gene.

“LCA10 Program” means the Collaboration Development Program to Develop a Licensed Product for the treatment of LCA10.

“Licensed Product” means any Gene Editing Therapy that modifies a Target that is (i) Developed by Editas as the result of a Collaboration Development Program for which Allergan has exercised its Option or (ii) Developed by Allergan as the result of an Allergan Development Program,  provided each such Gene Editing Therapy shall cease to be a Licensed Product upon termination of Allergan’s rights thereto pursuant to the terms hereof.

“Licensee” means, with respect to a particular Licensed Product or Editas Product, a Third Party to whom Allergan or Editas, as applicable, has granted a license under any Know-How or Patents Controlled by the granting Party, but excluding any Third Party acting solely as a distributor.

“Major European Country” means any of the following countries:  [**].  “Major European Countries” means all of the foregoing countries.

“Manufacture” means all activities related to the manufacturing of a compound or product, including test method development and stability testing, formulation, process development, manufacturing scale-up, manufacturing for use in non-clinical and clinical studies, manufacturing for commercial sale, packaging, release of product, quality assurance/quality control development, quality control testing (including in-process, in-process release and stability testing) and release of product or any component or ingredient thereof, and regulatory activities related to all of the foregoing.

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“MIT” means the Massachusetts Institute of Technology.

“Net Sales” shall mean, with respect to a Licensed Product or Editas Product in a country in the Territory, the gross amount invoiced for sale or other disposition of such Licensed Product or Editas Product in such country by a Party, its Affiliates, Licensees, or Sublicensees to Third Parties (including distributors, wholesalers and end users), less the following deductions accounted for in accordance with GAAP:

(a)         sales returns and allowances actually paid, granted or accrued on the Licensed Product, including trade quantity, prompt pay and cash discounts and adjustments, granted on account of price adjustments or billing errors;

(b)         credits or allowances given or made for rejection, recall, return or wastage replacement of, and for uncollectible amounts on, Licensed Products or Editas Products or for rebates or retroactive price reductions;

(c)         price reductions, rebates and chargeback payments granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), national, state/provincial, local, and other governments, their agencies and purchasers and reimbursers, or to trade customers (including Medicare, Medicaid, managed care and similar types of rebates and chargebacks);

(d)         costs of outbound freight, insurance, and other transportation charges to the extent separately invoiced to the customer and included in gross amounts invoiced, as well as inventory management fees or similar fees for bona fide services provided by wholesalers, distributors, warehousing chains and other Third Parties related to the distribution of such Licensed Product or Editas Product;

(e)         taxes, duties or other governmental charges (including any tax such as a value added or similar tax, other than any taxes based on income) relating to the sale of such Licensed Product, as adjusted for rebates and refunds, including pharmaceutical excise taxes;

(f)         the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to such Licensed Product;

(g)         that portion of, as applicable, (A) the annual fee on prescription drug manufacturers imposed by the PPACA or (B) the user fees imposed on device manufacturers by the Medical Device User Fee and Modernization Act of 2002, in each case that a Party or its Affiliates allocates to sales of the Licensed Products or Editas Products in accordance with such Party’s or its Affiliate’s standard policies and procedures consistently applied across its products; and

(h)         any other deductions not otherwise itemized above but which are hereinafter consistently applied across Allergan’s products as a result of a change in applicable Law or GAAP, provided that [**];

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to the extent such deductions: (i) are applicable and in accordance with standard allocation procedures, (ii) have not already been deducted or excluded, (iii) are incurred in the ordinary course of business in type and amount consistent with good industry practice, and (iv) except with respect to the uncollectible amounts and pharmaceutical excise taxes described in subsections (b) and (e) above, are determined in accordance with GAAP.  Net Sales shall not be imputed to transfers of Licensed Product or Editas Product without consideration or for nominal consideration for use in any clinical trial, or for any bona fide charitable, compassionate use or indigent patient program purpose or as a sample.  For the avoidance of doubt, in the case of any transfer of any Licensed Product or Editas Product between or among a Party and its Affiliates, Licensees, or Sublicensees for resale, Net Sales shall be determined based on the sale made by such Affiliate, Licensee, or Sublicensee to a Third Party.  In the case of any sale for value, such as barter or counter-trade, of a Licensed Product or Editas Product, or part thereof, other than in an arm’s length transaction exclusively for cash, Net Sales shall be deemed to be the Net Sales at which substantially similar quantities of such Licensed Product and Editas Product are sold for cash in an arm’s length transaction in the relevant country.

Notwithstanding anything to contrary contained herein, the following shall not be considered Net Sales for purposes of this Agreement: sales of (w) a Biosimilar Product by any Licensee or Sublicensee that has received a license from a Party in settlement of any dispute or pursuant to any judgment (provided that, any actual monies received by a Party or its Affiliates from such settlement after a deduction of such Party’s out-of-pocket costs and expenses shall be treated as Net Sales in accordance with Section 8.3.2(f)), (x) a Licensed Product, Editas Product, or a Biosimilar Product by a Licensee or Sublicensee pursuant to a compulsory license (provided that, any actual monies received by a Party or its Affiliates pursuant to such compulsory license shall be treated as Net Sales) or (y) a Licensed Product or Editas Product as to which a Party or its Affiliate, Licensee, or Sublicensee does not receive any consideration tied to sales of such Licensed Product or Editas Product.  If a Party appoints a distributor to sell an authorized Biosimilar Product of a Licensed Product or Editas Product, then only the consideration actually paid to such Party or its Affiliate by such distributor shall be included in the calculation of Net Sales.

“Ocular Field” means the treatment, control, mitigation, prevention or cure of any disease of the eye or its adnexa.

“Ocular Indication” means an Indication in the Ocular Field.

“Option Exercise Fee” means the fee applicable to Allergan’s exercise of an Option, as set forth in the table in Section 6.3.

“Option Package” means, with respect to a given Collaboration Development Program, the results and data to be delivered to Allergan at the conclusion of Editas’ Development obligations with respect to such Collaboration Development Program, which results and data shall be sufficient for the ASC to evaluate each category of the Option Package Criteria determined in advance for such Collaboration Development Program.

“Option Package Criteria” means the Core Option Package Criteria, as may be customized for each Collaboration Development Program by the Parties, acting through the ASC

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pursuant to Section 3.1.4, prior to the commencement of a Collaboration Development Program, or by the Parties from time to time thereafter by mutual agreement.

“Patent” means (a) all patents and patent applications in any country or supranational jurisdiction in the Territory, (b) any substitutions, divisionals, continuations, continuations-in-part, provisional applications, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications, and (c) foreign counterparts of any of the foregoing.

“Patent-Based Exclusivity” means, with respect to a Licensed Product or Editas Product in a country in the Territory, that at least one Valid Claim of the Editas Background Patents, the Editas CDP Patents or the Joint CDP Patents Covers such Licensed Product in such country.

“Patent Challenge”  means any direct or indirect dispute or challenge, or any knowing, willful, or reckless assistance in the dispute or challenge, of the validity, patentability, priority, inventorship, ownership or enforceability of any Editas Background Patent or any claim thereof, or opposition or assistance in the opposition of the grant of any letters patent within the Editas Background Patents, in any legal or administrative proceedings, including in a court of law, before the United States Patent and Trademark Office or other agency or tribunal in any jurisdiction, or in arbitration including, without limitation, by reexamination, inter partes review, opposition, interference, post-grant review, nullity proceeding, preissuance submission, third party submission, derivation proceeding or declaratory judgment action; provided, however, that the term Patent Challenge shall not include (i) Allergan or its Affiliates being an essential party in any patent interference proceeding before the United States Patent and Trademark Office, which interference Allergan or its Affiliates acts in good faith to try to settle, (ii) Allergan or its Affiliates, due to its status as an exclusive licensee of Patents other than the Editas Background Patents, being named by the licensor of such Patents as a real party in interest in such an interference, so long as Allergan or the applicable Affiliate either abstains from participation in, or acts in good faith to settle, the interference, (iii) any assertion by Allergan or its Affiliates relating to validity, patentability, scope, priority, construction, non-infringement, inventorship, ownership or enforceability as a defense in any legal proceeding, administrative proceeding or arbitration brought by Editas, its Licensee or assignee asserting infringement against Allergan or its Affiliates or (iv) any dispute or challenge brought by a Third Party which subsequently becomes an Affiliate of Allergan, provided Allergan causes such Third Party to take commercially reasonable steps to rescind such dispute or challenge within [**] days after such Third Party becomes an Affiliate of Allergan.  For clarity, a Patent Challenge shall not include arguments made by Allergan that (a) distinguish the inventions claimed in Patents owned or controlled by Allergan (“Allergan Patents”) from those claimed in the Editas Background Patents but (b) do not disparage the Editas Background Patents or raise any issue of Editas Background Patents’ compliance with or sufficiency under applicable patent laws, regulations or administrative rules, in each case (i) in the ordinary course of ex parte prosecution of the Allergan Patents or (ii) in inter partes proceedings before the United States Patent and Trademark Office or other agency or tribunal in any jurisdiction (excluding interferences or derivation proceedings), or in arbitration, wherein the Allergan Patents have been challenged.    [**].

“Patent Costs” means the reasonable fees and expenses paid to outside legal counsel, and filing, maintenance and other out-of-pocket expenses paid to Third Parties, incurred in

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connection with the Prosecution and Maintenance of Patents, as determined in accordance with GAAP (as applicable).

“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

“Phase 1 Clinical Trial” means a human clinical trial of a product in any country, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients, that would satisfy the requirements of 21 C.F.R. 312.21(a), or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States, but excluding so-called “phase 0 trials” conducted using small doses in fewer than twenty (20) people.

“Phase 2 Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements of 21 C.F.R. 312.21(b) and is intended to explore a variety of doses, dose response, and duration of effect, and to generate initial evidence of clinical safety and activity in a target patient population, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

“Phase 3 Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements of 21 C.F.R. 312.21(c) and is intended to (a) establish that the product is safe and efficacious for its intended use, (b) define warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) support Regulatory Approval for such product.

“Profit-Sharing Option Information Package” means an information package provided by Allergan to Editas consisting of a copy of the first IND filed for the applicable Allergan Development Program and a preliminary, non-binding plan and, for the next [**] years, a budget for the clinical Development of Licensed Products in such Allergan Development Program, which plan and budget have been prepared in good faith by Allergan.

“Program” means any of the following: Collaboration Development Program, Allergan Development Program, Co-Co Program or Editas Program. “Programs” means all of the foregoing.

“Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, reissues, appeals, and requests for patent term adjustments and patent term extensions with respect to such Patent, together with the initiation or defense of interferences, the initiation or defense of oppositions and other similar proceedings with respect to the particular Patent, and any appeals therefrom.  For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other enforcement actions taken with respect to a Patent.

“Regulatory Approval” means the approval, license or authorization of the applicable Regulatory Authority for the marketing and sale of a product for a particular Indication in a country in the Territory.

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“Regulatory Authority” means the FDA in the U.S. or any health regulatory authority in another country in the Territory that is a counterpart to the FDA and holds responsibility for granting Regulatory Approval in such country, including the EMA and any successor(s) thereto.

“Regulatory-Based Exclusivity” means with respect to a Licensed Product or Editas Product in a country in the Territory, that, with respect to such Licensed Product or Editas Product, (a) Allergan or Editas, as applicable, or any of such Party’s Affiliates, Licensees, or Sublicensees has been granted the exclusive legal right by a Regulatory Authority (or is otherwise entitled to the exclusive legal right by operation of applicable Law) in such country to market and sell the Licensed Product or Editas Product, as applicable, in such country, or (b) the data and information submitted by Allergan or Editas, as applicable, or any of such Party’s Affiliates, Licensees, or Sublicensees to the relevant Regulatory Authority for purposes of obtaining Regulatory Approval may not be disclosed, referenced, used or relied upon in any way by the relevant Regulatory Authority (including by relying upon the Regulatory Authority’s previous findings regarding the safety or effectiveness of the Licensed Product) to support the Regulatory Approval or marketing of any product by a Third Party.

“Research Term” means seven (7) years from the Effective Date, provided that, if Editas has not delivered  Option Packages that are deemed to satisfy the applicable Option Package Criteria by the ASC (pursuant to Section 2.2.2) for five (5) Collaboration Development Programs, then the Research Term shall automatically extend by one-year increments until such obligation is satisfied, up to a maximum of ten (10) years from the Effective Date.

“Rockefeller” means The Rockefeller University.

“Safety Concern” means any toxicity, serious adverse event, or other safety finding in any preclinical or clinical studies required by or performed for the purpose of submission to Regulatory Authorities that leads to a good faith determination by any data monitoring committee or by Regulatory Authorities that the Licensed Product exposes or could expose humans to an unacceptable safety risk in relation to therapeutic benefit.

“Second Field” means, with respect to the achievement of a Milestone Event in an Allergan Development Program, the second Field for which a Licensed Product (or a different Licensed Product within the same Allergan Development Program) achieves the same Milestone Event as that achieved for the First Field; provided that Development for the Licensed Product in the First Field has not been abandoned at the time such Milestone Event for such Licensed Product is achieved in the Second Field.  First Field, Second Field and Third Field shall be determined on a Milestone Event-by-Milestone Event basis for each Allergan Development Program.

“Sublicensee” means, with respect to a particular Licensed Product or Editas Product, a Third Party to whom Allergan or Editas, as applicable, has granted a sublicense under any Know-How or Patents licensed to such Party pursuant to this Agreement, but excluding any Third Party acting solely as a distributor or manufacturer.

“Target” means any Genetic Material, the editing, modification, or other manipulation of which may be used to cure, mitigate, treat, or prevent any disease.  An initial list of Targets that

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may be designated as Targets of a Collaboration Development Program is set forth as Exhibit A-2, which list may be updated from time to time by mutual agreement of the Parties.

“Tax Treaty” means the Convention between the Government of the United States of America and the Government of Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and Capital Gains, signed at Dublin on July 28, 1997, as amended and in effect from time to time.

“Territory” means the entire world.

“Third Field” means, with respect to the achievement of a Milestone Event in an Allergan Development Program, the third Field for which a Licensed Product (or a different Licensed Product within the same Allergan Development Program) achieves the same Milestone Event as that achieved for the First Field and the Second Field, provided that Development for the Licensed Product in the First Field and the Second Field has not been abandoned at the time such Milestone Event for such Licensed Product is achieved in the Third Field.  First Field, Second Field and Third Field shall be determined on a Milestone Event-by-Milestone Event basis for each Allergan Development Program.

“Third Party” means any Person other than Editas or Allergan that is not an Affiliate of Editas or of Allergan.

“Utokyo” means the University of Tokyo.

“United States” or “U.S.” means the United States of America and all of its territories and possessions.

“[**]”  any Patent issuing from or reasonably expected to claim priority to or otherwise issue from a Patent application claiming priority to [**] and any foreign counterpart thereto.

“Valid Claim” means (a) a claim of an issued patent in the U.S. or in a jurisdiction outside the U.S., that has not expired, lapsed, been cancelled or abandoned, or been dedicated to the public, disclaimed, or held unenforceable, invalid, or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, reexamination, reissue or disclaimer, or (b) a claim of a pending patent application that is filed and being prosecuted in good faith and that has not been finally abandoned or finally rejected and which has been pending for no more than [**] years from the date of filing of the earliest patent application to which such pending patent application claims priority.  (For clarity, a claim of an issued patent that ceased to be a Valid Claim before it issued because it had been pending for more than [**] years from the date of filing of the earliest patent application to which such pending patent application claims priority, but subsequently issued and is otherwise described by clause (a) of the foregoing sentence shall again be considered to be a Valid Claim once it issues.  The same principle shall apply in similar circumstances such as if, for example (but without limitation), a final rejection of a claim is overcome.)

“Wageningen” means Wageningen University.

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1.2         Additional Definitions.  Each of the following definitions is set forth in the section of this Agreement indicated below:

Definition:	Section:
Acquiring Party	7.3(d)
Additional Third Party IP	6.6.4(b)(i)
Agreement	Preamble
Allergan	Preamble
Allergan Indemnitee	11.2
Allergan-Prosecuted Joint CDP Patents	8.2.3(a)
Alliance Steering Committee or ASC	3.1
Arbitration Request	13.3
Bankruptcy Code	4.5
Breaching Party	12.5.1
Chairperson	3.1.1
Claims	11.1.1
Co-Co Products	5.2.3
Co-Co Program	5.2.3
Collaboration Manager	3.2
[**]	6.4.1(e)
Competing Acquired Program	7.3(d)
Competing Acquirer Program	7.3(e)
Competing Product Transaction	7.3(d)
Confidential Information	9.1
Defense Proceeding	8.2.1(a)
Development Plan	2.1.1(c)
Disclosing Party	9.1
Editas	Preamble
Editas Indemnitee	11.1.1
Editas-Prosecuted Joint CDP Patents	8.2.3(c)
Effective Date	Preamble
[**]	6.4.1(e)
Existing Confidentiality Agreement	9.1.4
Extended Option Period	4.1.2(b)
Extension Notice	4.1.2(b)
GLP-Toxicology and Phase 1 Development Plan	4.1.2(b)
HSR Extension Period	4.1.5
Indemnified Party	11.3
Indemnifying Party	11.3
[**]	11.1.2
Initial Option Period	4.1.2(a)
JIPC	3.1.6(b)
Joint Working Group	3.1.6(a)
LCA10 Program Development Costs	5.1.2

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Definition:	Section:
Losses	11.1.1
[**]	11.1.3
Milestone Event	6.4.1(a)
Non-Breaching Party	12.5.1
Option	4.1.1
Option Extension Fee	6.3
Option Period	4.1.2(c)
Partner Rejection Right	5.2.2(a)
Party or Parties	Preamble
Payee	6.9
Payor	6.9
Phase 1 Data Package	4.1.2(b)
Pre-GLP-Toxicology Development Plan	4.1.2(b)
Profit-Sharing Agreement	5.2.1
Profit-Sharing Option	5.2.1
Receiving Party	9.1
Reference Date	2.2.2(a)
Royalty Term	6.6.4(a)
Second Request	4.1.5
Securities Laws	9.3.4
Subcommittee	3.1.6(c)
Terminal Exercise Disqualification Programs	4.1.2(a)
Transition Plan	4.3.1
[**]	6.4.1(e)
UPC	8.3.2(g)
[**]	6.4.1(e)
VAT	6.13
Withholding Taxes	6.12

ARTICLE 2
RESEARCH AND DEVELOPMENT

2.1         Collaboration Development Programs.

2.1.1         Editas Responsibility.

(a)         Pursuant to this Agreement and as further provided in this ARTICLE 2, during the Research Term, Editas shall use Commercially Reasonable Efforts to Develop at least five (5) Collaboration Development Programs selected by the ASC from the list of proposed Targets set forth in Exhibit A-2  (as amended from time to time upon mutual agreement of the Parties) and to deliver Option Packages for such Collaboration Development Programs, as determined by the ASC (pursuant to Section 2.2.2).  Upon selection of a Collaboration Development Program by the ASC, such Collaboration Development Program shall be added to Exhibit A-1.

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(b)         Editas shall have responsibility for the conduct of, and shall have sole responsibility for all Development Costs incurred in connection with, each Collaboration Development Program (including any Clinical Trials, submissions to Regulatory Authorities and Manufacture of CDP Products consistent with the parameters to be agreed upon by the Parties and set forth on Exhibit D) until such time that such program is no longer a Collaboration Development Program.  Notwithstanding the foregoing, where Allergan possesses expertise that may facilitate Editas’ Development under this Section 2.1.1, Editas may request Allergan to provide reasonable assistance to Editas during the conduct of a Collaboration Development Program.  Such assistance shall be provided (i) pursuant to a separate material transfer agreement reasonably acceptable to the Parties and (ii) reimbursed by Editas at Allergan’s cost.

(c)         Prior to the commencement of a Collaboration Development Program, Editas shall prepare and deliver to the ASC, for the ASC’s review and approval, a written Development plan for each particular Collaboration Development Program setting forth the discovery and research activities to be conducted by Editas in connection with such Collaboration Development Program (each, a “Development Plan”).  In the event of a conflict between the terms of this Agreement and a Development Plan, the terms of this Agreement shall govern.  Without limiting the foregoing, the Development Plan shall include development milestones and anticipated timelines therefor, including, with respect to the Development Plan for the LCA10 Program, a timeline with respect to a successful IND filing.  Editas shall use Commercially Reasonable Efforts to achieve the development milestones and meet the timelines set forth in each Development Plan.

2.2         Delivery and Evaluation of Option Package.

2.2.1         Delivery of Option Package. On a Collaboration Development Program-by-Collaboration Development Program basis for Collaboration Development Programs not terminated pursuant to Section 3.1.4(e), promptly after generating and analyzing data that Editas believes, in its reasonable opinion, to satisfy the applicable Option Package Criteria, Editas shall provide the Option Package for the applicable Collaboration Development Program to Allergan’s Collaboration Manager and to the ASC.

2.2.2         Evaluation of Option Package.  Unless otherwise agreed by the Parties, the ASC will schedule an ad hoc meeting, not more than (i) [**] days after its receipt of the Option Package for LCA10 and (ii) [**] days after its receipt of each other Option Package, at which meeting the ASC shall review the Option Package and determine whether the data contained therein satisfies the applicable Option Package Criteria.

(a)         If the ASC determines that the Option Package satisfies the Option Package Criteria, then the Initial Option Period with respect to the applicable Collaboration Development Program shall commence on the date the ASC makes such determination with the date of such determination to be accurately reflected in the minutes approved by each of the Parties in accordance with Section 3.1.3 (the “Reference Date”).

(b)         If the ASC determines that the Option Package does not satisfy the Option Package Criteria, then unless the Parties agree to amend the applicable Option Package Criteria such that the submitted Option Package meets such amended Option Package Criteria or

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Allergan elects to accept the Option Package as delivered by Editas, Editas shall continue to use Commercially Reasonable Efforts to Develop or supplement such Option Package until the applicable Option Package Criteria have been satisfied.  From and after the Reference Date, Editas shall have no further obligation to conduct additional Development activities with respect to the applicable Collaboration Development Program except (i) as may be requested by Allergan with respect to any Collaboration Development Program for which Allergan delivers an Extension Notice and pays an Option Extension Fee pursuant to Section 4.1.2(b) (subject to Allergan’s reimbursement of Editas’ Development Costs as set forth in Section 4.1.2(b)), (ii) as otherwise set forth in Section 5.1.2 with respect to the LCA10 Program, or (iii) as may otherwise be requested by Allergan pursuant to Section 5.1.4.

2.3         Regulatory Matters; Compliance.

2.3.1         Compliance.  All of the pre-clinical activities and Clinical Trials to be conducted by the Parties under this Agreement shall be conducted in all material respects in compliance with applicable Laws, including all applicable cGMP requirements, good laboratory practice requirements and good clinical practice requirements.

2.3.2         Data Integrity.  Each Party shall use Commercially Reasonable Efforts to carry out the Programs so as to collect and record any data generated therefrom in a manner consistent with regulatory requirements as set forth in Section 2.3.1 and Section 2.5.

2.3.3         Regulatory Filings.  Editas shall own and maintain in its possession all regulatory filings for CDP Products, if any, until exercise of the Option with respect thereto by Allergan (if at all).  Subject to Section 5.1.2 (with respect to the LCA10 Program), as soon as reasonably practicable after Allergan’s exercise of the Option pursuant to Section 4.1 with respect to a Collaboration Development Program, Editas shall assign or transfer to Allergan the ownership and sponsorship of all regulatory filings for the applicable Licensed Products and shall provide Allergan with copies of such regulatory filings and all pre-clinical and clinical data and results.  Thereafter, Allergan shall prepare, file and maintain all regulatory filings and Regulatory Approvals for Licensed Products.

2.4         Subcontracting.  Allergan shall have the right to engage Affiliates or Third Party subcontractors to perform certain of its obligations under this Agreement.  Editas shall have the right to subcontract its obligations under this Agreement to any Third Party subcontractors with Allergan’s prior written consent, not to be unreasonably withheld, conditioned or delayed; provided that, such consent is not needed for any subcontracting to an Affiliate of Editas, to [**] or to any of the subcontractors set forth on Exhibit E.  Any Affiliate or subcontractor to be engaged by a Party to perform a Party’s obligations set forth in this Agreement shall meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity; provided that, any Party engaging an Affiliate or subcontractor hereunder shall remain principally responsible and obligated for such activities.  In addition, each Party engaging a subcontractor with respect to its obligations under any Program shall in all cases retain or obtain exclusive Control of any and all Know-How, Patents or other intellectual property created by or used with the relevant Party’s permission by such subcontractor directly related to such subcontracted activity under the applicable Program.

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2.5         Records and Audits.  Editas shall, and shall require its Affiliates and permitted subcontractors to, maintain materially complete, current and accurate hard and/or electronic copies of records of all work conducted under each Collaboration Development Program including, all work conducted to prepare Option Packages, and all results, data, developments and Know-How made in conducting such activities.  Such records shall accurately reflect all such work done and results achieved in sufficient detail and in good scientific manner appropriate for applicable patent and regulatory purposes.  Allergan shall have the right to receive and retain a copy of all such records at reasonable times, upon reasonable prior written notice to Editas.  Allergan shall also have the right to conduct reasonable quality assurance audits with respect to all facilities, operations and laboratories (and any records related thereto) operated by Editas, its Affiliates or its permitted subcontractors, where Development activities are conducted, as is reasonably necessary solely for the purpose of verifying Editas’ compliance with this Agreement and applicable good laboratory practices,  good clinical practices and other regulatory requirements in each country in the Territory.  All audits initiated by Allergan will be conducted at Allergan’s sole expense, upon reasonable prior notice to Editas, and during regular business hours.

ARTICLE 3
MANAGEMENT OF THE COLLABORATION

3.1         Alliance Steering Committee and Subcommittees.  The Parties shall establish a committee (the “Alliance Steering Committee” or “ASC”) as more fully described in this Section 3.1.  The ASC shall have review, oversight and decision-making responsibilities for all Development activities performed under this Agreement, as more specifically provided herein.  Each Party agrees to keep the ASC informed of its progress and activities under the Programs.  The ASC may establish Subcommittees as set forth in Section 3.1.6.

3.1.1         Membership.  The ASC shall be comprised of three (3) representatives (or such other number of representatives as the Parties may agree) from each of Allergan and Editas.  Each Party shall provide the other with a list of its initial members of the ASC no later than [**] days prior to the first scheduled meeting of the ASC, which shall be no later than [**] days after the Effective Date.  Each Party may replace any or all of its representatives on the ASC at any time upon written notice to the other Party in accordance with Section 13.8.  Each representative of a Party shall have relevant expertise in pharmaceutical drug discovery and Development, and be suitable in seniority and experience and have been delegated the authority to make decisions on behalf of the applicable Party with respect to matters within the scope of the ASC’s responsibilities.  Any member of the ASC may designate a substitute to attend and perform the functions of that member at any meeting of the ASC.  Each Party may, in its reasonable discretion, invite non-member representatives of such Party to attend meetings of the ASC as non-voting participants, subject to the confidentiality obligations of ARTICLE 9.  The Parties shall designate a chairperson (the “Chairperson”) to oversee the operation of the ASC, each such Chairperson to serve a [**] month term.  The right to name the Chairperson shall alternate between the Parties, with [**] designating the first such Chairperson.

3.1.2         Meetings; Reports.

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(a)         Prior to the expiration of the Research Term, the ASC shall meet at least [**], and more or less frequently as the Parties mutually deem appropriate, on such dates and at such places and times as provided herein or as the Parties shall agree.  After conclusion of the Research Term, and only if Allergan has exercised an Option, the ASC shall meet at least [**] in order to (i) support ongoing collaboration, communication, and information exchange among the Parties and (ii) provide Editas with an update regarding Allergan’s efforts to Develop and Commercialize Licensed Products, including to review and discuss the reports provided to Editas pursuant to Section 3.1.2(b).  Meetings of the ASC that are held in person shall alternate between the offices of the Parties, or such other location as the Parties may agree.  ASC meetings may be conducted by telephone, videoconference or in person.  The members of the ASC also may be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.  Each Party will bear all expenses it incurs in regard to participating in all meetings of the ASC, including all travel and living expenses.  Each Party may also call for special meetings of the ASC to discuss particular matters requested by such Party.  The Collaboration Managers shall provide the members of the ASC with no less than [**] Business Days’ notification of each regularly scheduled meeting and, to the extent reasonably practicable under the circumstances, no less than [**] Business Days’ notification of any special meetings called by either Party.

(b)         Allergan shall provide Editas with a written report summarizing (to the extent applicable) the activities of Allergan, its Affiliates, Licensees, and Sublicensees with respect to the Development of Licensed Products.  Such written report shall be provided to Editas at least [**] Business Days prior to each ASC meeting and shall include: (i) material information, data and results relating to such Development activities, (ii) summaries regarding any Clinical Trial protocols, amendments to Clinical Trial protocols, any Clinical Trial reports filed with Regulatory Authorities and Clinical Trial results, (iii) discussion of material changes in the clinical Development plans for Licensed Products and the status of Clinical Trial enrollment and (iv) the status of regulatory filings and information regarding meetings with Regulatory Authorities.  In addition, to the extent required by any applicable Existing In-License, Allergan shall also include in such written reports summaries of the activities of Allergan, its Affiliates, Licensees and Sublicensees with respect to the Commercialization of Licensed Products and Manufacturing of Licensed Products.

(c)         Editas shall provide Allergan with a written report summarizing (to the extent applicable) the activities of Editas, its Affiliates, Licensees, and Sublicensees with respect to the Development of CDP Products.  Such written report shall be provided to Allergan at least [**] Business Days prior to each ASC meeting and shall include: (i) material information, data, and results relating to such Development activities, (ii) discussion of any proposed material changes to any Development Plan, and (iii) the status of regulatory filings and information regarding meetings with Regulatory Authorities, if any.

(d)         Neither Party shall have any obligation to provide the other Party the reports referenced in Sections 3.1.2(b) and 3.1.2(c), as applicable, following the dissolution of the ASC, provided that, thereafter Allergan shall provide Editas with (i) filings and correspondence with Regulatory Authorities that express a Safety Concern relating to Licensed Products, (ii) such information which is reasonably required by any Inbound Licensor pursuant to any In-License including, to the extent required by any applicable In-License, a written report

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within [**] days at the end of each [**], summarizing (A) any Development efforts, (B) the status of regulatory filings and information regarding meetings with Regulatory Authorities, (C) Manufacturing efforts, (D) Commercialization efforts, and (E) information regarding the identity and summarizing the activities of Licensees and Sublicensees, in each case relating to a Licensed Product that is Covered by the applicable In-License; provided that Allergan shall have the right to redact such filings and correspondence to remove information that Allergan considers proprietary or (iii) [**] summary reports of the Development and Commercialization of any Co-Co Products.

3.1.3         Minutes.  The Collaboration Manager from the Party other than the Party of the Chairperson, shall be responsible for preparing and circulating minutes of each meeting of the ASC, setting forth, inter alia, an overview of the discussions at the meeting and a list of any actions, decisions or determinations approved by the ASC and a list of any issues to be resolved by the Executive Officers pursuant to Section 3.1.5.  Such minutes shall be effective only after approved by both Parties in writing.  With the sole exception of specific items of the meeting minutes to which the members cannot agree and that are escalated to the Executive Officers as provided in Section 3.1.5, definitive minutes of all ASC meetings shall be finalized no later than [**] days after the meeting to which the minutes pertain.  If, at any time during the preparation and finalization of the ASC minutes, the Parties do not agree on any issue with respect to the minutes, such issue shall be resolved by the escalation process set forth in Section 3.1.5.  The decision resulting from the escalation process shall be recorded by the Collaboration Manager in amended finalized minutes for such meeting.

3.1.4         Responsibilities.  The ASC shall perform the following functions, subject to the final decision-making authority of the respective Parties as set forth in Section 3.1.5:

(a)         discuss and mutually agree upon the Target from the list of potential Targets in Exhibit A-2 and the initial Indication for a Gene Editing Therapy to be Developed under a Collaboration Development Program.

(b)         prior to the designation of a Collaboration Development Program, review and agree upon target product profile, including vector selection, gene target sequence, applicable CRISPR Technology and nucleic acid sequence(s), and applicable intellectual property related to the Collaboration Development Program or reasonably expected to cover any Licensed Products developed thereunder (including applicable Editas CDP Patents and Editas Background Patents, In-Licenses and any necessary or useful intellectual property Controlled by a Third Party);

(c)         prior to the designation of a Collaboration Development Program, customize the Core Option Package Criteria to establish the Option Package Criteria for such Collaboration Development Program, provided that, notwithstanding Section 3.1.5, such customization of the Option Package Criteria shall require the mutual written agreement of both Parties and,  provided further, that if the ASC fails to reach consensus, the issue shall be escalated to the Executive Officers of the Parties for resolution of the Option Package Criteria pursuant to Section 3.1.5, and neither party shall have final decision-making authority over such decision.  The Parties agree that within [**] days after the date of this Agreement, the ASC shall determine the Option Package Criteria for the LCA10 Program;

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(d)         review and provide comments on each Development Plan submitted by Editas pursuant to Section 2.2.1 and approve such Development Plan or recommend amendments or revisions thereto;

(e)         review and monitor progress under each Collaboration Development Program and any reports or recommendations by the Joint Working Group, including the evaluation of data generated during the course of Editas’ Development efforts under each such Collaboration Development Program, and mutually agree within [**] days after completion of item 2 of the Core Development Criteria [**] for such Collaboration Development Program based upon recommendations made to the ASC by the Joint Working Group whether or not to continue such Collaboration Development Program.  Notwithstanding Section 3.1.5, if the ASC is not unanimous with respect to a decision to continue Development for such Collaboration Development Program within such [**] day period (after reviewing any proposed recommendation of the Joint Working Group and the then-available data and considering the likelihood of such Collaboration Development Program yielding data that will satisfy the applicable Option Package Criteria), such Collaboration Development Program shall be terminated.    For clarity, a Collaboration Development Program terminated under this Section 3.1.4(e) shall not be deemed a Collaboration Development Program for purposes of determining whether Editas has satisfied its obligation to Develop five (5) Collaboration Development Programs;

(f)         determine additional or replacement Collaboration Development Programs for inclusion on Exhibit A-1;

(g)         within [**] days after an Option Package has been delivered by Editas, determine whether the Option Package satisfies the applicable Option Package Criteria,  provided that, notwithstanding Section 3.1.5, if the ASC fails to reach consensus by the end of such [**]-day period, either Party shall have the right to refer such dispute in writing to the respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such dispute.  If the Parties are unable to resolve a given dispute within [**] days after referring such dispute to the Executive Officers, then Allergan shall have final decision-making authority concerning whether such Option Package satisfies the applicable Option Package Criteria, which final decision making authority Allergan shall exercise in good faith based on the agreed Option Package Criteria;

(h)         discuss and attempt to resolve any deadlock issues submitted to it by any Subcommittee in accordance with the procedures established in Section 3.1.5;

(i)         serve as an information transfer vehicle, from time to time, to facilitate discussions regarding the Development of Licensed Products;

(j)         periodically review and provide comments on the Development and post-approval status of each Licensed Product;

(k)         review and discuss Co-Co Program Development plans and budgets, including the likelihood of whether Editas will want Allergan to submit a Profit-Sharing Option Information Package with respect to any Allergan Development Program;

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(l)         review and discuss Co-Co Program Commercialization plans;

(m)         review, and provide a forum for the Parties to discuss and approve, any subcontractors through which Editas intends to conduct any Development or Manufacturing activities hereunder;

(n)         review and discuss any potential In-Licenses and reports or recommendations of the JIPC;

(o)         provide a forum for determining a publication strategy in relation to the Collaboration Development Programs and approve proposed publications;

(p)         resolve disputes between the Parties with respect to the Co-Co Programs; and

(q)         such other responsibilities as may be assigned to the ASC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

For clarity, the ASC shall not have any authority beyond the specific matters set forth in this Section 3.1.4, and in particular shall not have any power to amend or modify the terms of this Agreement.  In addition, (i) Allergan (and not Editas or the ASC) shall have the sole right to make decisions with respect to (1) the exercise of an Option, and (2) after exercise of an Option, subject to Allergan’s diligence obligations in Section 5.1.1, and other obligations explicitly set forth in this Agreement, the Development, progression, Manufacture, and Commercialization of Licensed Products and (ii) subject to Section 3.1.4(e),  Editas (and not Allergan or the ASC) shall have the sole right to make decisions with respect to which Collaboration Development Programs it Develops through delivery of the applicable Option Package.  In any case where a matter within the ASC’s authority arises, the ASC shall convene a meeting and consider such matter within [**] days after the matter is first brought to the ASC’s attention, or, if earlier, at the next regularly-scheduled ASC meeting.

3.1.5         Decisions.  Except as otherwise provided herein, with respect to a given Collaboration Development Program, all decisions of the ASC prior to Option exercise by Allergan shall be made by consensus, with each Party having one vote.  If the ASC cannot agree on a matter within its authority hereunder within [**] days after it has met and attempted to reach such decision, then, either Party may, by written notice to the other, have such issue referred to the Executive Officers for resolution.  The Parties’ respective Executive Officers shall meet within [**] days after such matter is referred to them, and shall negotiate in good faith to resolve the matter.  If the Executive Officers are unable to resolve the matter within [**] days after the matter is referred to them, then the issue shall be finally resolved as follows:

(a)         Editas shall have final decision-making authority with respect to any disputes with respect to [**] and (ii) as otherwise set forth in Sections 3.1.4(c),  3.1.4(e) and 3.1.4(g), for which decision-making authority shall be as set forth therein;

(b)         Allergan shall have final decision-making authority with respect to [**]; and

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(c)         Any dispute regarding a matter within the ASC’s authority with respect to which final decision-making authority is not otherwise specified in this Section 3.1.5 shall, if not resolved by escalation to the respective Executive Officers of the Parties, be deadlocked until resolved by the mutual agreement of the Parties or by unanimous ASC consensus.

3.1.6         Subcommittee(s).

(a)         The Parties shall establish a joint working group (the “Joint Working Group”) within [**] days following the Effective Date.  The Joint Working Group will be composed of an equal number of representatives from Editas and Allergan.  The Joint Working Group will report to the ASC.  The Joint Working Group, in particular, will be responsible for the oversight of the Development of each Collaboration Development Program using the applicable Development Plan and Option Package Criteria as the guidelines for the Development and providing the ASC with all relevant information and any recommendations necessary for the ASC to make its decisions under Section 3.1.4(e).  The Joint Working Group will meet in person, by teleconference or by video-teleconference at least [**], or as otherwise scheduled by the ASC.

(b)         Within [**] days of the Effective Date, the Parties will establish a joint intellectual property committee (the “JIPC”) comprised of an equal number of representatives from each Party.  The JIPC will report to the ASC, and any disagreement between the Parties’ members on the JIPC shall be submitted for resolution to the ASC.  The JIPC will provide a forum for discussing the preparation, filing, prosecution and maintenance of the Joint CDP Patents, Allergan CDP Patents to the extent Covering Genome Editing Technology, and Editas CDP Patents.  The JIPC will be responsible for evaluating third party intellectual property for freedom to operate with respect to the Parties’ Gene Editing Therapies, Collaboration Development Programs and Licensed Products and reporting their findings to the ASC and for discussing any challenges to any Third Party Patents that may Cover any Collaboration Development Programs or Licensed Products.

(c)         From time to time, the ASC may establish additional subcommittees to oversee particular projects or activities, as it deems necessary or advisable (each, a “Subcommittee”).  Each Subcommittee shall consist of such number of members as the ASC determines is appropriate from time to time.  Such members shall be individuals with expertise and responsibilities in the relevant areas such as non-clinical Development, pharmacology, clinical Development, patents, process sciences, Manufacturing, quality, regulatory affairs, product Development or product Commercialization, as applicable to the stage of the project or activity.

3.1.7         Dissolution on Change of Control.  Allergan may, in its sole discretion, dissolve the ASC in the event of a Change of Control.

3.2         Collaboration Managers.  Promptly after the Effective Date, each Party shall appoint an individual (who may or may not be an existing member of the ASC) to act as collaboration manager for such Party (each, a “Collaboration Manager”).  Each Collaboration Manager shall thereafter be permitted to attend meetings of the ASC, subject to the

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confidentiality provisions of ARTICLE 9.  The Collaboration Managers shall be the primary point of contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder.  The Collaboration Managers shall also be responsible for assisting the ASC in performing its oversight responsibilities.  The name and contact information for each Party’s Collaboration Manager, as well as any replacement(s) chosen by Editas or Allergan, in their sole discretion, from time to time, shall be promptly provided to the other Party in accordance with Section 13.8.

ARTICLE 4
GRANT OF RIGHTS TO ALLERGAN

4.1         Options.

4.1.1         Grant.  Subject to the provision of this Section 4.1, Editas hereby grants to Allergan the exclusive option, exercisable on a Collaboration Development Program-by-Collaboration Development Program basis at Allergan’s sole discretion, to obtain the exclusive license set forth in Section 4.2.1 as to such Collaboration Development Program and all Licensed Products arising therefrom (each, an “Option”).

4.1.2         Option Exercise Period.

(a)         Allergan shall have the right to exercise its Option with respect to any Collaboration Development Program at any time after the Effective Date until as follows (the “Initial Option Period”):

(i)         if Editas delivers an Option Package for such Collaboration Development Program during the Research Term, the date that is [**] days after the ASC’s determination that the applicable Option Package satisfies the Option Package Criteria therefor;

(ii)         If Editas delivers an Option Package for such Collaboration Development Program during the Research Term but the ASC determines that such Option Package does not satisfy the Option Package Criteria and the Research Term has expired before Editas has updated and redelivered an Option Package which does meet the Option Package Criteria then:

(1)         if Editas has agreed to update and redeliver such Option Package after the Research Term, the date that is [**] days after the ASC’s determination that the updated Option Package for such Collaboration Development Program satisfies the Option Package Criteria, or

(2)         if Editas has not agreed to update and redeliver such Option Package after the Research Term, the date that is [**] days after the expiration of the Research Term;

(iii)          if Editas has not provided an  Option Package prior to the end of the Research Term, the date that is [**] days after the expiration of the Research Term;  provided that, this clause (iii) shall not apply to any Collaboration Development Program that is terminated (A) pursuant to Section 3.1.4(e), other than such Collaboration Development Program

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for which Allergan voted against such termination or (B) by the mutual agreement in writing of the Parties (the programs described in (A) and (B), the “Terminal Exercise Disqualification Programs”).  If Allergan exercises an Option with respect to a Collaboration Development Program prior to Editas’ delivery of an Option Package therefor, then Editas shall be deemed to have delivered an  Option Package for such Collaboration Development Program for purposes of determining whether Editas has satisfied its obligation to deliver  Option Packages for five (5) Collaboration Development Programs.

(b)         Allergan may extend the Initial Option Period with respect to any Collaboration Development Program by providing written notice to Editas (an “Extension Notice”) at any time prior to the expiration of such Initial Option Period.  Upon receipt by Editas of Allergan’s written notice of its exercise of its extension rights pursuant to this Section 4.1.2(b), the Parties shall negotiate in good faith a mutually agreeable plan and budget for additional Development work necessary to advance such Collaboration Development Program: (i) to the commencement of the first GLP-Toxicology Study (the “Pre-GLP-Toxicology Development Plan”), if any, and (ii) through the completion of the first GLP-Toxicology and the completion of the first Phase 1 Clinical Trial (the “GLP-Toxicology and Phase 1 Development Plan”).  After the Parties reach agreement on the Pre-GLP-Toxicology Development Plan, if any, and the GLP-Toxicology and Phase 1 Development Plan, Allergan shall pay to Editas the Option Extension Fee.  Upon Allergan’s payment of the Option Extension Fee pursuant to this Section 4.1.2(b), the period in which Allergan may exercise its Option with respect to such Collaboration Development Program shall be extended until the earlier of:  (i) the end of the Research Term and (ii) the date that is [**] days after the end of the delivery of a Phase 1 Data Package (defined below) for the first Phase 1 Clinical Trial for a CDP Product for such Collaboration Development Program (the “Extended Option Period”) and thereafter:

(i)         Editas shall use Commercially Reasonable Efforts to complete the additional Development work set forth in the Pre-GLP-Toxicology Development Plan, if any, and shall solely bear the first [**] Dollars ($[**]) of Development Costs incurred by Editas in conducting such additional Development work (but in the event that Editas later exercises a Profit-Sharing Option as to such Collaboration Development Program, such amounts borne by Editas shall count as payments by Editas toward its Development Cost sharing obligations with respect to such Collaboration Development Program);

(ii)         Allergan shall reimburse Editas for any Development Costs incurred by Editas in the performance of such additional Development work set forth in the Pre-GLP-Toxicology Development Plan which are in excess of [**] Dollars ($[**]).  Allergan shall reimburse Editas for such Development Costs within [**] days after Allergan’s receipt of each Editas invoice for such Development Costs (which invoice shall be provided [**]);

(iii)         Editas may at its option conduct the additional Development work set forth in the GLP-Toxicology and Phase 1 Development Plan, and, subject to clause (iv) below, Editas shall solely bear all Development Costs incurred by Editas in conducting such additional Development work in accordance with the GLP-Toxicology and Phase 1 Development Plan through such time, if ever, as Allergan exercises its Option with respect to such Collaboration Development Program; and

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(iv)         If Allergan exercises its Option with respect to a Collaboration Development Program, Allergan shall reimburse Editas for any Development Costs incurred by Editas in the performance of such additional Development work set forth in the GLP-Toxicology and Phase 1 Development Plan prior to such Option exercise concurrently with Allergan’s payment of the Option Exercise Fee therefor as set forth in Section 6.3.

(v)         Without limiting the generality of the foregoing, Editas shall provide to Allergan additional data generated as a result of the activities set forth in the Pre-GLP-Toxicology Development Plan, if any, and, if Editas undertakes a GLP-Toxicology Study or a Phase 1 Clinical Trial for a CDP Product with respect to such Collaboration Development Program, Editas shall provide Allergan with the data from such GLP-Toxicology Study or Phase 1 Clinical Trial reasonably promptly after the conclusion thereof (the data from the Phase 1 Clinical Trial, the “Phase 1 Data Package”).

(c)         The Initial Option Period or the Extended Option Period, as applicable to a given Collaboration Development Program, together with any extensions pursuant to Section 4.1.5, is referred to herein as the “Option Period.”

4.1.3         Exercise of Option.  Allergan shall have the right to exercise the Option with respect to the applicable Collaboration Development Program by written notice to Editas and payment of the applicable Option Exercise Fee.  Upon Allergan’s exercise of an Option with respect to a Collaboration Development Program and receipt by Editas of the applicable Option Exercise Fee, (i) such Collaboration Development Program shall be designated as an Allergan Development Program and (ii) the applicable CDP Products shall be designated as Licensed Products.

4.1.4         Expiration or Termination of Option.  With respect to a particular Collaboration Development Program, if Allergan does not (i) exercise the Option or deliver an Extension Notice and pay the Option Extension Fee within the applicable Initial Option Period or (ii) exercise the Option within the Extended Option Period after extending the Option Period in accordance with Section 4.1.2(b) then, as of the expiration of the Initial Option Period or Extended Option Period (as applicable, subject to any extensions pursuant to Section 4.1.5) (a) such Option shall terminate and be of no further force or effect, (b) the applicable Collaboration Development Program shall become an Editas Program, and (c) the provisions of Section 5.3.1 shall apply.

4.1.5         HSR.  If Allergan reasonably determines in good faith prior to the expiration of the Initial Option Period or the Extended Option Period, as applicable, that the transactions to be consummated upon the exercise of such Option require HSR Filings, Allergan shall provide written notice of exercise of the Option to Editas prior to the end of the Option Period, which notice shall include Allergan’s irrevocable binding commitment to complete the exercise of the Option, subject only to HSR Clearance, and the Option Period shall automatically be extended for an additional [**] days (the “HSR Extension Period”).  If the exercise of the Option does not comply with the requirements of Section 4.1.3 and this Section 4.1.5, including, for example and without limitation, because it includes other conditions to the completion of the exercise of the Option other than the grant of HSR Clearance, then the Option shall expire at the end of the Option Period (without applicable extensions) unless Allergan exercises the Option in

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compliance with Section 4.1.3 and this Section 4.1.5 prior to such expiration of the Option Period.  If HSR Clearance is not granted within the HSR Extension Period, or if Allergan receives a Request for Additional Information and Documentary Material (“Second Request”) from the FTC or the DOJ in connection with such filing, the HSR Extension Period shall be extended for an additional period of time (not to exceed an additional [**] days), to permit Allergan to obtain HSR Clearance.  If Allergan elects to withdraw its request for HSR Clearance, the Option shall terminate, and Editas shall have the same rights as are set forth in Section 5.3.1 with respect to the applicable Collaboration Development Program.  If HSR Clearance has not occurred by the end of the extended HSR Extension Period, Editas and Allergan shall promptly meet to discuss in good faith whether an additional extension of the HSR Extension Period is reasonable under the circumstances; provided that, if Editas and Allergan are unable to arrive at a mutually agreed additional extension or other resolution within an additional [**] days after expiration of the HSR Extension Period, then the Option shall terminate, and Editas shall have the same rights as are set forth in Section 5.3.1 with respect to the applicable Collaboration Development Program.  In connection with obtaining HSR Clearance, Allergan and Editas shall use their respective commercially reasonable efforts to resolve as promptly as practicable any objections that may be asserted by the FTC or the DOJ with respect to the transactions notified in the HSR Filings.  The foregoing provisions of this Section 4.1.5 notwithstanding, nothing in this Section 4.1.5 or otherwise in this Agreement shall require either Party to (a) offer, accept or agree to sell, divest (including through a license or a reversion of licensed or assigned rights), hold separate, transfer, or dispose of any assets, operations, rights, product lines, or businesses, or interests therein, of itself or any of its Affiliates (or consent to any of the foregoing actions), (b) offer, accept or agree to any restraint, prohibition or limitation on the ownership, operation or conduct of all or any portion of the businesses or assets of itself or any of its Affiliates in any part of the world, (c) respond to or certify substantial compliance with any Second Request, or (d) litigate or otherwise formally oppose any determination (whether judicial or administrative in nature) by a Governmental Authority seeking to impose any of the restrictions referenced in clause (a) or (b) above; provided, that (i) Allergan shall not be required to agree to or effectuate any remedy related to any Editas assets and (ii) Editas shall not agree to or effectuate any remedy without the prior written consent of Allergan.  [**].  If HSR Filings are required, each Party shall use Commercially Reasonable Efforts to prepare and file its respective HSR Filing as promptly as is practicable and advisable, and [**].  In connection with obtaining HSR Clearance, each of Allergan and Editas shall (x) cooperate with each other in connection with any investigation or other inquiry relating to an HSR Filing and the transactions contemplated by this Agreement; (y) keep the other Party or its counsel informed of any material communication received from or given to the FTC or DOJ relating to the HSR Filings and the transactions contemplated by this Agreement (and provide a copy to the other Party if such material communication is in writing); and (z) permit the other Party or its counsel to review in advance, and in good faith consider the views of the other Party or its counsel concerning, any submission, filing or communication (and documents submitted therewith) intended to be given to the FTC or DOJ; provided, that after good faith consideration of any input from Editas, Allergan shall make the final determination as to the appropriate strategy relating to any filing or submission that is necessary under the HSR Act, including with respect to any filings, notifications, submissions and communications with or to the FTC or DOJ.

4.1.6         Tolling of Payment Obligations.  If the exercise by Allergan of any Option under Section 4.1 requires the making of filings under the HSR Act, then all rights and

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obligations related to the exercise of such Option (including payment of any Option Exercise Fee or other milestone) shall be tolled until the expiration or termination of the applicable HSR waiting period.

4.2         License Grants.

4.2.1         Licenses to Allergan With Respect to Licensed Products.  Subject to the terms of this Agreement, upon (a) Allergan’s exercise of an Option for a Collaboration Development Program pursuant to Section 4.1, and (b) Editas’ receipt of the applicable Option Exercise Fee, Editas hereby grants to Allergan, and Allergan shall have, conditional upon such event, the exclusive right and license (even as to Editas and its Affiliates) in the Territory in any Field other than the Juno Field, with the right to grant sublicenses (subject to Section 4.2.4), under the Editas Background IP and Editas’ interest in the CDP IP, to Develop, Commercialize, make, have made, use, offer for sale, sell and import Licensed Products arising from such Collaboration Development Program during the Term,  provided that, Allergan shall not have the right to modify the DNA, RNA or nuclease protein component of a Licensed Product without the prior written consent of Editas, which consent shall not be unreasonably conditioned, withheld or delayed, if the purpose of such modification is to improve manufacturing capability, ocular delivery or ocular tolerability with respect to such Licensed Product.

4.2.2         Existing In-Licenses.  Allergan acknowledges and agrees that the rights, licenses and sublicenses granted by Editas to Allergan in this Agreement (including any sublicense rights) are subject to the terms of the Existing In-Licenses and the rights granted to the Third Party counterparties thereunder, the scope of the licenses granted to Editas or the applicable Affiliate thereunder and the rights retained by such Third Party counterparties and any other Third Parties (including Governmental Authorities) set forth therein, including (a) Sections 2.1, 2.2, 2.5, 2.6 2.8, 2.9, 2.10 and 10.3.1.2 of the Cas9-I Agreement, (b) Sections 2.1, 2.2, 2.5, 2.6, 2.8, 2.9,  2.10 and 10.3.1.2 of the Cas9-II Agreement, (c) Sections 2.1, 2.2, 2.5, 2.6, 2.8, 2.9, 2.10 and 10.3.1.2 of the Cpf1 Agreement, (d) Sections 2.1(a), 2.3 and 2.4 of the 2014 MGH Agreement and (e) Sections 2.1(a), 2.3 and 2.4 of the 2016 MGH Agreement.  At Editas’ request, Allergan shall use Commercially Reasonable Efforts to, and cause its sublicensed Affiliates and all Sublicensees to use Commercially Reasonable Efforts to, take such actions, as may be required to assist Editas in complying with its obligations under the Existing In-Licenses, to the extent applicable to Allergan’s rights or obligations under this Agreement, including (v) Sections 4.5.3, 8.1, 9.2.3 and 11.2 of the Cas9-I Agreement, (w) and Sections 4.5.3, 8.1, 9.2.3 and 11.2 of the Cas9-II Agreement, (x) Sections 4.4.3, 8.1, 9.2.3 and 11.2 of the Cpf1 Agreement, (y) Sections 10.5, 11.1, and 12.7 of the 2014 MGH Agreement and (z) Sections 10.5, 11.1, and 12.7 of the 2016 MGH Agreement.

4.2.3         Termination of Existing In-Licenses.   Allergan acknowledges and agrees that, if any of the licenses granted to Editas by Harvard and/or Broad under the Cas9-I Agreement, the Cas9-II Agreement and/or the Cpf1 Agreement is terminated, in whole or in part, including due to any failure by Editas and Allergan, and their Affiliates and Sublicensees, to meet any of the diligence obligations (including any diligence milestone) set forth in any of those Agreements, then Allergan’s sublicense under such terminated license(s) shall automatically terminate [**] days following the effective date of termination of the Cas9-I Agreement, the Cas9-II Agreement and/or Cpfl Agreement, as applicable, subject to Allergan’s right to receive a

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direct license from Harvard and/or Broad pursuant to Section 10.3.1.2 of the Cas9-I Agreement, the Cas9-II Agreement and/or the Cpf1 Agreement, as applicable.  In instances where an Existing In-License does not already provide the foregoing right, Editas will use Commercially Reasonable Efforts to secure written statements from each Inbound Licensor declaring that, should the Existing In-License be terminated, the applicable Inbound Licensor shall provide prompt notice thereof to Allergan and shall grant a direct license to Allergan on the same terms as those set forth in (a) this Agreement, or (b) the Existing In-License, in each case which apply to the Inbound Licensor’s intellectual property that is sublicensed to Allergan under the Existing In-License, it being agreed that Editas shall not be required to make any additional payments or grant any concessions to such Inbound Licensor in order to secure such written statements.

4.2.4         Allergan’s Sublicensing Rights.

(a)         Allergan shall have the right to grant sublicenses under the rights granted to it under Sections 4.2.1 to any of its Affiliates and Third Parties.  Allergan shall provide Editas with a fully-executed copy of any agreement (redacted as necessary to protect confidential or commercially sensitive information) reflecting any such sublicense promptly after the execution thereof.  If Allergan grants a sublicense, the terms and conditions of this Agreement that are applicable to Sublicensees shall apply to such Sublicensee to the same extent as they apply to Allergan.  Allergan assumes full responsibility, and shall remain primarily liable, for causing the performance of all obligations of each Allergan Affiliate and Sublicensee to which it grants a sublicense, and will itself pay and account to Editas for all payments due under this Agreement by reason of operation of any such sublicense.  Notwithstanding the foregoing, unless and until the receipt of written agreement by the applicable Institutions to permit further sublicensing to a Third Party, Allergan shall not have the right to grant any sublicenses (other than to Affiliates of Allergan and other than as may be agreed in writing by the applicable Institutions, in each case subject to all restrictions on the granting of sublicenses herein).  If Editas is unable to obtain written agreement from the applicable Institutions to allow for the further granting of sublicenses by Allergan under the Existing In-Licenses, then upon Allergan’s request at any time during the Term, Editas shall grant, without further consideration, a direct license to any Third Party as Allergan directs, as and to the extent permitted under Editas’ obligations to the applicable Institutions and provided such direct license is within the scope of Allergan’s licenses granted under Section 4.2.1.

4.2.5         No Grant of Rights to Third Parties.  Except for licenses to Institutions for research and education purposes or for non-exclusive licenses granted to a Third Party making a bona fide proposal to an Institution, in each case, as required under any Existing In-License, and except as may be permitted under the exceptions in Section 7.3, Editas shall not itself exercise, nor grant to any Third Party, rights to the Editas Background IP or Editas’ interest in the CDP IP that are inconsistent with or that would interfere with the grant of the rights, Option and licenses granted or potentially to be granted to Allergan hereunder.

4.3         Technology Transfer after Option Exercise.

4.3.1         As soon as reasonably practicable after Editas receives payment of the Option Exercise Fee with respect to a Collaboration Development Program and in any event after receipt of such payment, the Parties shall agree to a plan (“Transition Plan”) to transfer to

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Allergan (or its designee) of all Development and Manufacturing activities then being undertaken by Editas.  Editas shall transition all such activities to Allergan in accordance with the Transition Plan at Editas’ own cost and expense.  Without limiting the foregoing, Editas shall disclose and deliver to Allergan all tangible embodiments of all CDP Know-How in its possession and Control that are useful or necessary to research, develop, make, use, sell, offer for sale or import the Licensed Products in such Allergan Development Program, in each case to the extent not provided to Allergan prior to such Option exercise.  Editas shall make such CDP Know-How available in a mutually agreed upon format and where feasible in electronic form; provided that, if Allergan requests a form other than the form in which Editas otherwise maintains such CDP Know-How then Allergan shall reimburse Editas for all Development Costs reasonably incurred by Editas in converting such CDP Know-How to the form requested by Allergan.

4.3.2         Without limiting the foregoing, Editas will provide reasonable assistance to Allergan or its designee in connection with understanding and using the Editas Know-How within the scope of the license granted under Section 4.2.1.  In providing CDP Know-How under Section 4.3.1, Editas shall deliver written and electronic materials to Allergan, and assistance from its professional staff for meetings, telephone calls, and other reasonable assistance as requested by Allergan to enable it to understand and use such Know-How, provided that, for any request by Allergan which will require work by Editas that is not part of the work to be performed as part of the Transition Plan (or Editas’ other obligations under this Agreement, including Section 4.3.1), the Parties shall agree upon a budget and Allergan shall reimburse Editas at the FTE Rate plus any direct out-of-pocket costs.

4.3.3         In addition, upon the reasonable request of Allergan, Editas shall reasonably cooperate with Allergan to transition the Manufacture of the applicable Licensed Products to a contract manufacturing organization designated by Allergan.  Without limiting the generality of the foregoing, upon request by Allergan, Editas will deliver to Allergan (or its designee) all manufacturing batch records, Development reports, analytical results, filings and correspondence with any Regulatory Authority (including notes or minutes of any meetings with any Regulatory Authority), raw material and excipient sourcing information, quality audit findings and any other relevant technical information in Editas’ possession and/or control relating to any Licensed Products, and Editas will reasonably assist Allergan in the transfer of manufacturing activities to a contract manufacturing organization designated by Allergan.

4.4         Rights Retained by the Parties.  Any rights of Editas or Allergan, as the case may be, not expressly granted to the other Party pursuant to this Agreement shall be retained by such Party.

4.5         Section 365(n) of the Bankruptcy Code.  All rights and licenses granted pursuant to any section of this Agreement, including pursuant to Section 4.2, are rights and licenses to “intellectual property” (as defined in Section 101(35A) of title 11 of the United States Code (the “Bankruptcy Code”)).  Each Party shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

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ARTICLE 5
POST-EXERCISE ACTIVITIES

5.1         Allergan Development and Commercialization.

5.1.1         After exercise of an Option with respect to a Collaboration Development Program, Allergan, either itself or by and through its Affiliates, Licensees, Sublicensees, or contractors, shall be responsible for all Development, Manufacturing, and Commercialization activities in connection with Licensed Products arising from such Collaboration Development Program (except as set forth below with respect to the LCA10 Program).

5.1.2         Allergan shall have sole decision-making authority with respect to the Development, Manufacturing, and Commercialization of any Licensed Product within an Allergan Development Program, without submitting such matter to the ASC or Executive Officers, provided that, if Allergan exercises its Option with respect to the LCA10 Program, Editas shall remain primarily responsible for conducting the LCA10 Program through the acceptance for filing of a first IND with respect to the LCA10 Program, but Allergan shall have final decision-making authority with respect to such additional Development activities (including any Development budget) following Allergan’s exercise of its Option and Editas shall not submit an IND with respect to the LCA10 Program without Allergan’s prior written approval of the form and content of such IND, which approval Allergan shall not withhold, delay or condition other than for a bona fide scientific or safety concern.  Allergan shall reimburse Editas for all Development Costs incurred by Editas in conducting such post-exercise activities consistent with the approved Development budget (the “LCA10 Program Development Costs”) within [**] days after Allergan’s receipt of each Editas invoice for such LCA10 Program Development Costs (which invoice shall be provided [**]), and Editas shall consult with and reasonably consider any input of Allergan regarding the conduct of such activities.  If Allergan exercises its Option with respect to the LCA10 Program, then Editas shall, except as may otherwise be agreed by the Parties, transfer the IND filed by Editas, following acceptance for filing thereof, to Allergan as requested by Allergan and thereafter Allergan shall, except as otherwise may be agreed by the Parties, have sole responsibility for conducting the LCA10 Program.

5.1.3         After Allergan’s exercise of an Option (or, in the case of the LCA10 Program, after Editas’ filing of an IND) with respect to a Collaboration Development Program, Allergan shall use its Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for at least one (1) Licensed Product from such Allergan Development Program and, after receiving the applicable Regulatory Approval, to Commercialize at least one (1) Licensed Product from such Allergan Development Program in [**].

5.1.4         Subject to the reasonable availability of Editas resources, in addition to its obligation under Section 4.3, Editas shall continue to provide Development support for Allergan Development Programs as reasonably requested by Allergan after Allergan’s exercise of the applicable Option.  Prior to beginning any such Development support, Editas shall prepare a reasonable budget for Allergan’s review and approval.  Allergan shall reimburse Editas for all Development Costs incurred by Editas or any of its Affiliates in performing activities requested by Allergan under this Section 5.1.4 within [**] days after Allergan’s receipt of each Editas invoice therefor provided such expenses are consistent with the approved budget.

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5.1.5         Subject to applicable Law, Allergan shall provide Editas with copies of material filings submitted to and material correspondence with applicable Regulatory Authorities; provided that, with respect to filings made for Licensed Products that are not Co-Co Products, such filings and correspondence will be limited to those that express a Safety Concern relating to such Licensed Products and Allergan shall have the right to redact such filings and correspondence to remove information that Allergan considers proprietary.

5.2         Editas Profit-Sharing Options.

5.2.1         Profit-Sharing Option. Following Allergan’s exercise of its Option as to each Collaboration Development Program, on an Allergan Development Program-by-Allergan Development Program basis, (a) Editas may request, and Allergan shall provide, within [**] days following the earliest date on which Allergan has exercised its Option with respect to such Allergan Development Program, a Profit-Sharing Option Information Package and (b) within [**] days of Allergan providing such Profit-Sharing Option Information Package, Editas shall have the right to elect, by written notice to Allergan of such election, to participate with Allergan in the profits and losses resulting from the Development and Commercialization in the United States of Licensed Products from the LCA10 Program and up to one additional Allergan Development Program of Editas’ choosing (each, a “Profit-Sharing Option”) in accordance with the terms and conditions set forth in an agreement (the “Profit-Sharing Agreement”) to be negotiated in good faith between the Parties, which agreement shall be based on the terms and conditions substantially the same as those set forth on Exhibit F and consistent with this Agreement.

5.2.2         Approval of Profit-Sharing Option.

(a)         Within [**] days following Editas’ exercise of a Profit-Sharing Option, Allergan may request from Editas reasonable information regarding Editas’ [**] for the purpose of determining whether Editas has [**] to satisfy its obligations as a profit and loss sharing partner in the United States with respect to the Development and Commercialization of Licensed Products from the applicable Allergan Development Program based on the budget set forth in the Profit-Sharing Option Information Package.  If Allergan reasonably and in good faith believes that Editas does not have [**] to satisfy its obligations as a profit and loss sharing partner in the Development and Commercialization in the United States of Licensed Products from the applicable Allergan Development Program based on such budget, then such matter shall be referred to the Executive Officers for resolution.  If the Executive Officers agree that Editas lacks the [**] or the Executive Officers are unable to agree with respect to such matter within [**] days after such referral, then Allergan may elect within [**] days thereafter, by written notice to Editas of such election, not to allow Editas to participate as a profit and loss sharing partner in the Development and Commercialization in the United States of Licensed Products from the applicable Allergan Development Program (the “Partner Rejection Right”), in which case Editas’ exercise of such Profit-Sharing Option shall be cancelled as if such exercise had not occurred and Editas will receive an additional Profit-Sharing Option that it may exercise for a subsequent Allergan Development Program, subject to this Section 5.2.2.

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(b)         If Editas enters into a Change of Control, then Allergan may elect, by written notice to Editas, to not allow Editas (or its successor in interest, as applicable) to exercise any subsequent Profit-Sharing Option.

5.2.3         Effects of Exercising Profit-Sharing Option.  If Editas exercises a Profit-Sharing Option as to an Allergan Development Program and Allergan has not exercised the Partner Rejection Right, then (a) such Allergan Development Program shall thereby be designated a “Co-Co Program” hereunder and Licensed Products from such Program shall thereby be designated “Co-Co Products” hereunder, (b) Allergan’s obligation to pay the royalty set forth in Section 6.6.1 with respect to the applicable Co-Co Products in the United States shall terminate and the Parties shall equally share the Net Profits/Losses (as defined in the applicable Profit-Sharing Agreement) with respect to such Co-Co Products as set forth in the applicable Profit-Sharing Agreement and (c) Allergan’s obligations to make milestone payments with respect to such Co-Co Products shall be modified as set forth in ARTICLE 6. Furthermore, upon Editas’ exercise of the Profit-Sharing Option for an Allergan Development Program and provided that Allergan has not exercised the Partner Rejection Right, Editas shall reimburse Allergan for fifty percent (50%) of the Development Costs incurred by Allergan for the period from Allergan’s exercise of the Option Package of such Allergan Development Program until Editas’ exercise of the Profit-Sharing Option with respect to such Allergan Development Program, which, with respect to the LCA10 Program, shall include the LCA10 Program Development Costs Allergan paid to Editas under Section 5.1.2.

5.2.4         Termination of Profit-Sharing Agreement.

(a)         If a Profit-Sharing Agreement is terminated as set forth in Section 12.2, as set forth below in this Section 5.2.4 or in accordance with the terms of such Profit-Sharing Agreement, then (a) the Co-Co Products from such Profit-Sharing Agreement shall be deemed Licensed Products hereunder for the remainder of the Term, (b) the Parties shall cease to share the Net Profits/Losses with respect to such Licensed Products and Allergan’s obligation to pay the royalty set forth in Section 6.6.1 with respect to the applicable Licensed Products in the United States shall be reinstated and (c) Allergan’s obligations to make milestone payments with respect to such Licensed Products shall thereafter be as set forth in ARTICLE 6 for Licensed Products that are not Co-Co Products; provided, that Allergan shall not have any obligation to make milestone payments with respect to milestones that occurred prior to the termination of the Profit-Sharing Agreement.

(b)         In addition to the termination provisions of Section 12.2.1, Editas may terminate the Profit-Sharing Agreement for any or no reason (i) before Regulatory Approval of the Co-Co Product, by providing [**] months’ written notice of termination to Allergan and (ii) after Regulatory Approval of the Co-Co Product, by providing [**] days’ written notice of termination to Allergan.  For the avoidance of doubt, if Editas elects to terminate a Profit-Sharing Agreement for convenience as set forth in this Section 5.2.4(b),  Editas shall not be entitled to any refund or credit for amounts that it may have paid under such Profit-Sharing Agreement prior to termination (other than amounts that may be payable or creditable to Editas as a final reconciliation of its share of profits and losses through termination) and Editas’ prior exercise of its Profit-Sharing Option with respect to such Allergan Development Program shall

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continue to count as one of Editas’ two (2) permitted exercises of Profit-Sharing Options under Section 5.2.1.

5.2.5         Responsibility for Development and Commercialization.  Editas’ exercise of a Profit-Sharing Option shall not alter Allergan’s right to control all Development and Commercialization activities under the applicable Allergan Development Program or Allergan’s obligations hereunder with respect to such Development and Commercialization.

5.3         Editas Programs.

5.3.1         Option Expiration.    If the Option Period (including any applicable HSR Extension Period) for an Option with respect to a particular Collaboration Development Program expires without exercise by Allergan, then (i) such Collaboration Development Program shall become an Editas Program and the applicable CDP Products shall become Editas Products for which Editas shall, subject to Editas’ obligations and Allergan’s rights under ARTICLE 7 and provided that, there is no other Allergan Development Program directed at [**], have the right (but not the obligation), in its sole discretion, to Develop and Commercialize such Editas Product in the Territory in any Field, alone or through any Affiliate and, after the Research Term, with any Third Party, Licensee or Sublicensee, (ii) the obligations of Editas and rights of Allergan under ARTICLE 2 with respect to such Collaboration Development Program will terminate, and (iii) Allergan will have no further obligations to make any milestone, royalty or other payments to Editas under ARTICLE 6 with respect to such Collaboration Development Program, except for any such obligations that accrued prior to the date such Collaboration Development Program became an Editas Program.

5.3.2         Allergan Development Termination.  After exercising an Option with respect to a particular Collaboration Development Program, Allergan may terminate this Agreement with respect to such Collaboration Development Program pursuant to Section 12.4.    Upon such termination, the Licensed Products within such Allergan Development Program shall be deemed Editas Products for the remainder of the Term, such Allergan Development Program shall be deemed an Editas Program for the remainder of the Term and Sections 12.8.2(c), 12.8.2(e) and 12.8.2(f) shall apply.

ARTICLE 6
PAYMENTS

6.1         Initial Fee.  In partial consideration for the Options granted to Allergan hereunder Allergan shall pay Editas a one-time, non-refundable, non-creditable payment of Ninety Million Dollars ($90,000,000) within ten (10) Business Days after the Effective Date after receipt of an invoice from Editas.

6.2         LCA10 Program IND Acceptance Payment.  In partial consideration for the rights and licenses granted to Allergan hereunder, whether or not Allergan exercises its Option with respect to the LCA10 Program, Allergan shall pay Editas a one-time, non-refundable, non-creditable payment of Twenty-Five Million Dollars ($25,000,000) within forty-five (45)  days following acceptance by the applicable Regulatory Authority of Editas’ submission of an IND under the LCA10 Program.

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6.3         Option-Related Fees.  In partial consideration for the rights and licenses granted to Allergan hereunder, Allergan shall pay Editas the following non-refundable, non-creditable fees, on a Collaboration Development Program-by-Collaboration Development Program basis, as set forth below:

Type of Fee	$ in Millions
Initial Option Exercise Fee (applies if Option is exercised during the Initial Option Period under Section 4.1.2(a)(i) or Section 4.1.2(a)(ii)(1))	15
Option Extension Fee (“Option Extension Fee”)	5
Extended Option Exercise Fee (applies if Option is exercised during the Extended Option Period)	22.5 plus Editas’ Development Costs incurred in conducting Development work [**]

Terminal Option Exercise Fee (applies in lieu of the initial Option Exercise Fee if Option is exercised at the end of the Research Term pursuant to Section 4.1.2(a)(ii)(2) or Section 4.1.2(a)(iii) if a Collaboration Development Program other than a Terminal Exercise Disqualification Program has not progressed to delivery of the  Option Package which meets the Option Package Criteria)

[**]

6.4         Clinical and Regulatory Milestone Fees.

6.4.1         Milestone Payments.

(a)         In partial consideration for the rights and licenses granted to Allergan hereunder Allergan shall make the following non-refundable, non-creditable (except as set forth in Section 6.4.1(e))  milestone payments to Editas, on an Allergan Development Program-by-Allergan Development Program basis, within [**] days after the first achievement by Editas, Allergan, or their respective Affiliates, Licensees, or Sublicensees of the clinical or regulatory milestone events set forth in the tables in Section 6.4.2 and 6.4.3 below (each, a “Milestone Event”).

(b)         In the event a Milestone Event occurs in an Allergan Development Program, all prior Milestone Events that have not occurred shall be deemed to have occurred, and any payment(s) associated with such prior Milestone Events that have not previously been paid shall be due and payable with the payment associated with the Milestone Event that occurred;  provided that, such deemed achievement of Milestone Events in such Allergan Development Program shall be determined on a Field-by-Field basis for each of the First Field, Second Field and Third Field; provided further that, if Development for a Licensed Product is abandoned in the First Field and thereafter, a Milestone Event is achieved by such Licensed Product in the Second Field, no payments shall be due for such Licensed Product in the Second Field with respect to any Milestone Event payments already paid with respect to such Licensed

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Product in the First Field.  Similarly if Development for a Licensed Product is abandoned in the Second Field and thereafter a Milestone Event is achieved by such Licensed Product in the Third Field, no payment shall be due for such Licensed Product in the Third Field with respect to any Milestone Event payments already paid with respect to such Licensed Product in the Second Field.

(c)         If Editas does not timely exercise its Profit-Sharing Option with respect to an Allergan Development Program, the table in Section 6.4.2 shall apply.  If Editas exercises its Profit-Sharing Option with respect to an Allergan Development Program, the table in Section 6.4.3 shall apply for so long as such Program remains a Co-Co Program (thereafter the table in Section 6.4.2 shall apply, but only with respect to Milestone Events achieved after termination of the Co-Co Program).  If Allergan makes a milestone payment pursuant to the table in Section 6.4.2, which payment would not have been due pursuant to the table in Section 6.4.3 if Editas exercised its Profit-Sharing Option with respect to such Development Program prior to achievement of the applicable Milestone Event, then, in the event that Editas exercises its Profit-Sharing Option subsequent to Allergan making such milestone payment, Allergan shall have the right to offset any such milestone payment amounts paid against other payments due to Editas hereunder.

(d)         For the avoidance of doubt, each milestone payment in the tables in Section 6.4.2 and Section 6.4.3 is eligible to be paid only once for each Allergan Development Program and, with respect to each Allergan Development Program, each milestone payment is due only once regardless of the number of Clinical Trials conducted under such Allergan Development Program, the number of Licensed Products under an Allergan Development Program or the number of times that a particular Milestone Event is achieved.

(e)         Notwithstanding the foregoing, if Allergan has a good faith belief that [**] is necessary for the Manufacture or Commercialization of a Licensed Product or if a Third Party otherwise enforces or threatens in writing to enforce the [**] against Allergan, its Affiliates or Sublicensees in connection with the Manufacture or Commercialization of a Licensed Product (“[**]”) in the US and Allergan has not obtained an [**] at or prior to the time of the First Commercial Sale of such Licensed Product in the US, Allergan shall have the right to [**] from its milestone payment for the [**] Milestone Event set forth in the table in Section 6.4.2 [**].  Similarly, if a [**] is not obtained by Allergan in a Major European Country at or prior to the time of the First Commercial Sale of such Licensed Product in such Major European Country, then Allergan shall have the right to [**] from its milestone payment for the [**] Milestone Event set forth in the table in Section 6.4.2 [**].  Each of the [**] and the [**] may hereinafter be referred to as a “[**]”.  Allergan shall have the right to [**] from the applicable [**] with respect to such Licensed Product.  If the [**], then Allergan shall be permitted to [**] due to Editas pursuant to Section 6.6.1 in accordance with and subject to the limitations set forth in Section 6.6.4(b)(iv) and the milestone payments made pursuant to Section 6.5.2 with respect to the applicable Allergan Development Program, provided that no milestone payment pursuant to Section 6.5.2 shall be [**] the full amount set forth in Section 6.5.2 as a result of [**] under this Section 6.4.1(e).  Upon [**], Allergan shall [**] the applicable [**] to Editas [**] pursuant to this Section 6.4.1(e) and Section 6.6.4(b)(iv).  If no written claim has been made against Allergan, its Affiliates or Sublicensees within [**] after the First Commercial Sale of a Licensed

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Product in the US or a Major European Country, Allergan shall [**] the applicable [**] to Editas [**] during such year pursuant to Section 6.6.4(b)(iv).

(f)         Notwithstanding anything to the contrary (but subject to the final sentence of this Section 6.4.1(f)), (i) the milestone payments for the [**] Milestone Event set forth in the tables in Sections 6.4.2 and 6.4.3 shall be reduced to (A) [**] percent ([**]%) of the amounts set forth in such tables if the First Commercial Sale in the US has not occurred on the date that is [**] months after Regulatory Approval in the US (but occurs prior to the date that is [**] months after Regulatory Approval in the US) or (B) [**] percent ([**]%) of the amounts set forth in such tables if the applicable First Commercial Sale in the US has not occurred on the date that is [**] months after Regulatory Approval in the US, provided that, in each case ((A) and (B)), Allergan, its Affiliate or Sublicensee had operational capability sufficient to supply launch quantities of such Licensed Product prior to the date that is [**] months after Regulatory Approval in the U.S. [**] in the US until after such date (and Allergan, its Affiliate or Sublicensee had made appropriate preparations for launch at the time such In-License was anticipated to be obtained) and (ii) the milestone payments for the [**] Milestone Event set forth in the tables in Section 6.4.2 and Section 6.4.3 shall be reduced to (A) [**] percent ([**]%) of the amounts set forth in such tables if the First Commercial Sale triggering such Milestone Event has not occurred on the date that is [**] months after the applicable Regulatory Approval and separate pricing approval in the applicable Major European Country (but occurs prior to the date that is [**] months after Regulatory Approval and separate pricing approval in such Major European Country) or (B) [**] percent ([**]%) of the amounts set forth in such tables if the First Commercial Sale triggering such Milestone Event has not occurred on the date that is [**] months after Regulatory Approval and separate pricing approval in the applicable Major European Country, provided that, in each case ((A) and (B)), Allergan, its Affiliate or Sublicensee had operational capability sufficient to supply launch quantities of such Licensed Product prior to the date that is [**] months after Regulatory Approval and separate pricing approval in the applicable Major European Country [**] in such Major European Country until after such date (and Allergan, its Affiliate or Sublicensee had made appropriate preparations for launch at the time such In-License was anticipated to be obtained).  Notwithstanding anything to the contrary in the provisions of Sections 6.4.1(e) and 6.6.4(b)(iv) and this Section 6.4.1(f), in no event shall any of the milestone payments for the [**] Milestone Event set forth in the tables in Sections 6.4.2 and 6.4.3 be reduced to less than [**] percent ([**]%) of the amounts set forth in such tables.

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6.4.2         Milestone Events for Allergan Development Program for which Editas has not exercised its Profit-Sharing Option:

	Milestone Event	Allergan Development Program for which Editas has not exercised its Profit-Sharing Option $ in Millions
		For the first Licensed Product within an Allergan Development Program which is directed to an Indication in the First Field to achieve said Milestone Event:	For the first Licensed Product within the same Allergan Development Program directed to an Indication in the Second Field to achieve said Milestone Event:	For the first Licensed Product within the same Allergan Development Program directed to an Indication in the Third Field to achieve said Milestone Event:
First Milestone Event	[**]	8	[**]	[**]
Second Milestone Event	[**]	[**]	[**]	[**]
Third Milestone Event	[**]	[**]	[**]	[**]
Fourth Milestone Event	[**]	[**]	[**]	[**]
Fifth Milestone Event	[**]	[**]	[**]	[**]
Sixth Milestone Event	[**]	[**]	[**]	[**]
Seventh Milestone Event	[**]	[**]	[**]	[**]

[**].

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6.4.3         Milestone Events for Allergan Development Program for which Editas has exercised its Profit-Sharing Option:

	Milestone Event	Allergan Development Program for which Editas has exercised its Profit-Sharing Option $ in Millions
		For the first Licensed Product within an Allergan Development Program which is directed to an Indication in the First Field to achieve said Milestone Event:	For the first Licensed Product within the same Allergan Development Program directed to an Indication in the Second Field to achieve said Milestone Event:	For the first Licensed Product within the same Allergan Development Program directed to an Indication in the Third Field to achieve said Milestone Event:
First Milestone Event	[**]	[**]	[**]	[**]
Second Milestone Event	[**]	[**]	[**]	[**]
Third Milestone Event	[**]	[**]	[**]	[**]
Fourth Milestone Event	[**]	[**]	[**]	[**]
Fifth Milestone Event	[**]	[**]	[**]	[**]
Sixth Milestone Event	[**]	[**]	[**]	[**]

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	Milestone Event	Allergan Development Program for which Editas has exercised its Profit-Sharing Option $ in Millions
		For the first Licensed Product within an Allergan Development Program which is directed to an Indication in the First Field to achieve said Milestone Event:	For the first Licensed Product within the same Allergan Development Program directed to an Indication in the Second Field to achieve said Milestone Event:	For the first Licensed Product within the same Allergan Development Program directed to an Indication in the Third Field to achieve said Milestone Event:
Seventh Milestone Event	[**]	[**]	[**]	[**]

[**].

6.5         Commercial Milestone Fees.

6.5.1         In partial consideration for the rights and licenses granted to Allergan hereunder Allergan shall make the following non-refundable, non-creditable (except as set forth in Sections 6.4.1(e) and 6.6.4(b)(iv)) milestone payments to Editas, on an Allergan Development Program-by-Allergan Development Program basis, upon the first achievement by Allergan or its respective Affiliates, Licensees, or Sublicensees of the commercial milestone events set forth in the table in Section 6.5.2 under each Allergan Development Program.  Payments due from Allergan to Editas under this Section 6.5 shall be paid concurrently with the royalty payment due to Editas under Section 6.6.1 with respect to the Calendar Quarter in which the applicable milestone is achieved.  Each milestone payment in the table in Section 6.5.2 is eligible to be paid once for each Allergan Development Program.  For clarity, with respect to each such Allergan Development Program, each milestone payment is due only once regardless of the number of Licensed Products Commercialized under such Allergan Development Program.  For further clarity, when determining a commercial milestone for a particular Allergan Development Program, Net Sales from a Licensed Product arising from a different Allergan Development Program shall not be counted towards such commercial milestone.

6.5.2         Commercial Milestones:

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Commercial Milestone	$ in Millions
First calendar year in which aggregate world-wide Net Sales of Licensed Products under the applicable Allergan Development Program are greater than or equal to $[**]	[**]
First calendar year in which aggregate world-wide Net Sales of Licensed Products under the applicable Allergan Development Program are greater than or equal to $[**]	[**]
First calendar year in which aggregate world-wide Net Sales of Licensed Products under the applicable Allergan Development Program are greater than or equal to $[**]	[**]
Total	90

6.6         Royalty Payments for Licensed Products.

6.6.1         In General.  In partial consideration for the rights and licenses granted to Allergan hereunder Allergan shall pay Editas tiered royalties on Net Sales of Licensed Products at the royalty rates set forth in the table below, on a Licensed Product-by-Licensed Product basis.  Payments due from Allergan to Editas under this Section 6.6.1 shall be paid within [**] days after the end of each Calendar Quarter.

Annual Net Sales of Licensed Products	Royalty Rate Applicable to such Net Sales
Portion up to and including $[**]	[**]%
Portion greater than $[**]	[**]%

6.6.2         At Allergan’s request, no earlier than [**], the Parties shall in good faith negotiate a buy-down of Allergan’s royalty obligations under Section 6.6.1 with respect to such Licensed Product.  Such buy-down agreement shall permit Allergan to reduce each of the royalty rates in the royalty tiers set forth in Section 6.6.1 with respect to such Licensed Product by either [**] percent ([**]%) or [**] percent ([**]%) of Net Sales, as elected by Allergan, in exchange for [**].  In the event the Parties do not agree on such [**], they shall jointly engage a mutually agreeable independent Third Party [**].

6.6.3         In License Payments.  The Party that is a party to each In-License shall, subject to Section 6.6.4(b), be  responsible for making any In-License Payments due to the applicable Inbound Licensor arising under or in connection with such In-License, provided that, if Editas is the party to such In-License and fails to make such payment, then, in addition to any other rights or remedies available to Allergan at law or in equity, Allergan shall have the right to

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make such payment on Editas’ behalf and shall have the right to treat such payment as an In-License Payment made by Allergan pursuant to Section 6.6.4(b).

6.6.4         Royalty Term and Adjustments.

(a)         Royalty Term.  Allergan’s royalty obligations to Editas under this Section 6.6.4(a) shall commence on a country-by-country and Licensed Product-by-Licensed Product basis on date of the first sale by Allergan, its Affiliates, Licensees, or Sublicensees of the relevant Licensed Product in the relevant country and shall expire on a country-by-country basis and Licensed Product-by-Licensed Product basis on the latest of the following, as applicable:  (a) the expiration of Patent-Based Exclusivity with respect to such Licensed Product in such country, (b) the expiration of Regulatory-Based Exclusivity with respect to such Licensed Product in such country, and (c) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country by Allergan, its Affiliates, Licensees, or Sublicensees (the “Royalty Term”).  The foregoing provisions of this Section 6.6 notwithstanding, the royalties payable with respect to Net Sales of Licensed Products shall be reduced, on a Licensed Product-by-Licensed Product and country-by-country basis, to [**] percent ([**]%) of the amounts otherwise payable pursuant to Section 6.6.1 (with respect to Licensed Products) during any portion of the Royalty Term when neither Patent-Based Exclusivity nor Regulatory-Based Exclusivity applies to such Licensed Product in such country.

(b)         Future In-Licenses.

(i)         If during the Term, a Party believes that a license to additional technology or intellectual property (including any Patents) is necessary or useful to Develop, Commercialize or Manufacture a CDP Product or a Licensed Product, including as part of settlement of any claim, litigation or administrative proceedings (“Additional Third Party IP”), such Party shall promptly provide to the other Party, via the ASC, a written description of such Additional Third Party IP together with the proposed licensing terms therefor.  If the Parties are in agreement that Additional Third Party IP should be licensed, then the Parties shall discuss which Party shall lead such negotiations and thereafter, the designated Party shall use good faith efforts to license such Additional Third Party IP.  The negotiating Party shall provide the other Party with a reasonable opportunity to review and comment on the proposed terms of such license that would be applicable to such other Party as a sublicensee thereunder, and shall reasonably consider and advocate for such comments when negotiating the terms of such license.

(ii)         Notwithstanding the foregoing, Allergan shall have the right, without seeking the consent of the ASC, to independently negotiate a license to any Additional Third Party IP.  In addition, Editas shall have the right, without seeking the consent of the ASC, to independently negotiate a license to (A) Know-How that relates to the Genome Editing Technology with applicability outside the Ocular Field or with applicability across the Ocular Field and other Fields and (B) Patents that claim or cover any of the Know-How described in clause (A).  For clarity, Editas shall not, without Allergan’s prior written consent, enter into any license agreement for Additional Third Party IP having applicability, or, which provides for license rights which are, solely within the Ocular Field, provided that, after the Research Term, Editas shall have the right to enter into license agreements for Additional Third Party IP having applicability outside the Allergan Development Program(s), including in the

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Ocular Field.  Each Party shall keep the other Party reasonably informed regarding any such independent negotiations; and provided further that if Editas is independently negotiating a license under this Section 6.6.4(b)(ii) which covers any Additional Third Party IP which may be applicable to any Collaboration Development Program or Allergan Development Program, then Editas shall provide Allergan with a reasonable opportunity to review and comment on the proposed terms of such license that would be applicable to Allergan as a sublicensee thereunder, and shall reasonably consider and advocate for such comments in negotiating the terms of such license.

(iii)         If Editas obtains a license or other agreement to Additional Third Party IP (whether under Section 6.6.4(b)(i) or Section 6.6.4(b)(ii), Editas shall promptly provide to Allergan a written description of such Additional Third Party IP, together with a true and correct copy of such license or other agreement.  If Allergan notifies Editas in writing after receipt thereof that Allergan elects to receive a sublicense of rights granted under such Third Party license agreement, then such Third Party license agreement shall be an “In-License” under this Agreement.  Allergan shall, in addition to the other payments made by Allergan to Editas pursuant to this ARTICLE 6, pay to Editas [**] percent ([**]%) of the amounts payable by Editas pursuant to such In-License with respect to the Development, Commercialization and Manufacture of Licensed Products hereunder, and the Parties shall [**].  Editas shall use Commercially Reasonable Efforts to ensure that (A) the royalty payments applicable to the Licensed Products shall be no higher than those royalty payments applicable to any other products licensed thereunder (including any products of Editas’ other licensees) and (B) the rights and obligations applicable to the Licensed Products shall be no more restrictive than those rights and obligations applicable to other products licensed thereunder (including any products of Editas’ other licensees).

(iv)         On a Licensed Product-by-Licensed Product basis,  if Allergan directly obtains a license or other agreement to any [**] other Additional Third Party IP (whether under Section 6.6.4(b)(i) or Section 6.6.4(b)(ii)), such license shall automatically be deemed an “In-License” and Allergan shall have the right to (A) [**],  deduct [**] percent ([**]%) of the amounts paid by Allergan under any In-License [**] from the applicable [**] with respect to the applicable Licensed Product as set forth in Section 6.4.1(e) and (B) deduct [**] percent ([**]%) of the amounts paid by Allergan under any In-License [**] (to the extent not deducted as described in the foregoing clause (A)) or other Additional Third Party IP from any royalty payments due to Editas under Section 6.6.1 with respect to the applicable Licensed Product and, solely with respect to Additional Third Party IP filed with a patent office in any jurisdiction on or prior to the Reference Date, any milestone payments due to Editas under Section 6.5.2 provided that no milestone payment pursuant to Section 6.5.2 shall be reduced to less than [**] percent ([**]%) of the full amount set forth in Section 6.5.2 as a result of any such deduction under this Section 6.6.4(b)(iv).  In addition, on a Licensed Product-by-Licensed Product basis, Allergan shall have the right to deduct [**] percent ([**]%) of any costs, damages and expenses (including settlement payments) incurred by Allergan in connection with any claim, litigation or administrative proceedings or settlements thereof regarding any Patents a Third Party enforces or threatens in writing to enforce against Allergan, its Affiliates or Sublicensees in connection with the Manufacture or Commercialization of a Licensed Product from any royalty payments due to Editas under Section 6.6.1 with respect to the applicable Licensed Product(s) and, solely with respect to Additional Third Party IP filed with a patent

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office in any jurisdiction on or prior to the Reference Date, any milestone payments due to Editas under Section 6.5.2 provided that no milestone payment pursuant to Section 6.5.2 shall be reduced to less than [**] percent ([**]%) of the full amount set forth in Section 6.5.2 as a result of any such deduction under this Section 6.6.4(b)(iv).  [**].  If any amount that Allergan is entitled to deduct from the royalty payments due to Editas under Section 6.6.1 with respect to a Licensed Product is not fully offset against such royalty amounts as a result of the preceding sentence, such amount may be carried forward and applied to future periods until fully exhausted.

(c)           Biosimilar Product Competition.  If, on a Licensed Product-by-Licensed Product, country-by-country and Calendar Quarter-by-Calendar Quarter basis, Biosimilar Product Competition is present with respect to such Licensed Product in such country during such Calendar Quarter, then the royalties payable with respect to such Licensed Product pursuant to Section 6.6.1 in such country during such Calendar Quarter shall be reduced to [**] percent ([**]%) of the amounts otherwise payable pursuant to Section 6.6.1,  provided that, in no event shall such royalty payments, as adjusted by Section 6.4.1(e) and this Section 6.6.4, be [**] it being understood that if, for a full subsequent Calendar Quarter, there are no Biosimilar Products being commercialized with respect to such Licensed Product in such country, then royalties shall once again be payable at the full rates set forth in Section 6.6.1.  If any amount that Allergan is entitled to deduct from the royalty payments due to Editas under Section 6.6.1 with respect to a Licensed Product is not fully offset against such royalty amounts as a result of the proviso in the preceding sentence, such amount may be carried forward and applied to future periods until fully exhausted.

6.7         Royalty Payments for Editas Products.

6.7.1         Returned Collaboration Development Programs.  With respect to any Allergan Development Program that (i) becomes an Editas Program subsequent to the [**], if Editas elects to Develop or Commercialize Editas Products, Editas shall pay Allergan a royalty, on an Editas Product-by-Editas Product basis, on Net Sales of such Editas Products by Editas, its Affiliates, Licensees, or Sublicensees at the rate of [**] percent ([**]%) of Net Sales, subject to the limitation in Section 6.7.2, and (ii) becomes an Editas Program prior to the [**], if Editas elects to Develop or Commercialize Editas Products, Editas shall pay Allergan a royalty, on an Editas Product-by-Editas Product basis, on Net Sales of such Editas Products by Editas, its Affiliates, Licensees, or Sublicensees at the rate of [**] percent ([**]%) of Net Sales, subject to the limitation in Section 6.7.2, provided that, as to the LCA10 Program, such royalty shall only become payable if the LCA10 Program becomes an Allergan Development Program and then the [**] occurs in such Allergan Development Program prior to such program becoming an Editas Program.  Payments due from Editas to Allergan under this Section 6.7.1 shall be paid on a Calendar Quarter basis within [**] days after the end of such Calendar Quarter.

6.7.2         Royalty Term for Editas Products.  Editas’ royalty obligations to Allergan under this Section 6.7 shall commence on a country-by-country and Editas Product-by-Editas Product basis on the date of First Commercial Sale by Editas, its Affiliates, Licensees, or Sublicensees of the relevant Editas Product in the relevant country and shall expire on a country-by-country and Editas Product-by-Editas Product basis on the latest of the following, as applicable: (a) the expiration of Patent-Based Exclusivity with respect to such Editas Product in

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such country, (b) the expiration of Regulatory-Based Exclusivity with respect to such Editas Product in such country, and (c) the tenth (10th) anniversary of the First Commercial Sale of such Editas Product in such country by Editas, its Affiliates, Licensees, or Sublicensees.

6.8         Reports; Development and Sales Milestones; Royalty Payments.  Until the expiration of a Party’s royalty and other payment obligations under this ARTICLE 6, such Party agrees to make written unaudited reports to the other Party within [**] days after the end of each Calendar Quarter covering sales of Licensed Products or Editas Products (as the case may be) on a product-by-product, country-by-country basis in the Territory by such Party, its Affiliates, Licensees, and Sublicensees during such Calendar Quarter.  Each such written report shall provide (a) the Net Sales in Dollars and local currency for each Licensed Product in the Territory during the reporting period; (b) the royalties payable, in Dollars, which shall have accrued hereunder with respect to such Net Sales and (c) to the extent required under any applicable Existing In-License Covering a Licensed Product(s), the number of units of such Licensed Product(s) sold during the reporting period.  In addition, each such written report shall contain such additional information as reasonably requested by Editas in order to satisfy Editas’ reporting obligations to any of its Inbound Licensors.  The information contained in each report under this Section 6.8 shall be considered Confidential Information of the Party providing the report.  Concurrent with the delivery of each such report, the Party delivering such report shall make the royalty payment due the other Party under ARTICLE 6 for the Calendar Quarter covered by such report.  In the case of transfers or sales of any Licensed Product or Editas Product (as applicable) between the royalty-paying Party and an Affiliate, Licensee or Sublicensee of such Party, a royalty shall be payable only with respect to the sale of such Licensed Product or Editas Product to an independent Third Party that is not an Affiliate, Licensee or Sublicensee of the seller.

6.9         Methods of Payments.  All payments due from one Party (the “Payor”) to the other Party (the “Payee”) under this Agreement shall be paid in Dollars by wire transfer to a bank in the United States designated in writing by the Payee.

6.10         Accounting.

6.10.1         Payor agrees to keep, and to require its Affiliates, Licensees, and Sublicensees to keep, full, clear and accurate records for a minimum period of [**] years after the conclusion of the Calendar Year in which the relevant payment is owed pursuant to this Agreement, setting forth the sales and other disposition of Licensed Products and Editas Products sold or otherwise disposed of in sufficient detail to enable royalties and compensation payable to the Payee hereunder to be determined.

6.10.2         Payor further agrees, upon not less than [**] days prior written notice, to permit, and to require its Affiliates, Licensees, and Sublicensees to permit, the books and records relating to such Licensed Product and Editas Product to be examined by an independent accounting firm selected by Payee and reasonably acceptable to Payor for the purpose of verifying reports provided by Payor under this ARTICLE 6.  Such audit shall not be performed more frequently than [**], and shall be conducted under appropriate confidentiality provisions, for the sole purpose of verifying the accuracy and completeness of all financial, accounting and numerical information and calculations provided under this Agreement. The independent

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accounting firm shall have reasonable access, on reasonable notice and during Payor’s normal business hours to individuals, records and responses to questions from auditors in a timely manner and have the right to make copies of relevant portions of Payor’s books and records; provided that, any such copies shall be the Confidential Information of Payor, shall be protected by appropriate confidentiality obligations and shall not be shared with Payee or any other Person.

6.10.3         Such examination is to be made at the expense of Payee, except if the results of the audit reveal an underpayment of royalties, milestones, or other payments to Payee under this Agreement of [**] percent ([**]%) or more in any Calendar Year, in which case reasonable audit fees for such examination shall be paid by Payor.

6.11         Currency.  All amounts payable and calculations hereunder shall be in Dollars.  When conversion of payments from any foreign currency is required to be undertaken by the Payor, the USD equivalent shall be calculated using Payor’s then-current standard exchange rate methodology as applied in its external reporting.

6.12         Taxes and Withholding.  Each Party shall be responsible for its own taxes, duties, levies, imposts, assessments, deductions, fees, withholdings or similar charges imposed on or measured by net income or overall gross income (including branch profits), gross receipts, capital, ability or right to do business, property, and franchise or similar taxes pursuant to applicable Law.  If the Payor is required to deduct or withhold from any payment due hereunder any taxes, duties, levies, imposts, assessments, deductions, fees, and other similar charges by applicable Law or any Governmental Authority (“Withholding Taxes”), then the Payor shall pay such Withholding Taxes to the applicable Governmental Authority and make the payment to the Payee of the net amount due after deduction or withholding of such taxes, and such Withholding Taxes shall be treated for all purposes of this Agreement as having been paid to the Payee hereunder.  Notwithstanding the foregoing, if the Payor is required to deduct or withhold Withholding Taxes from any payment due hereunder and any portion of such payment (a “Pass-Through Amount”)  is required to be paid to a licensor under an Existing In-License, then the Pass-Through Amount shall be treated as a separate payment and such Pass-Through Amount shall be increased so that the net amount thereof payable to the Payee, after the deduction of all Withholding Taxes directly related to such Pass-Through Amount, equals the Pass-Through Amount; provided, however, that Payee shall take all reasonable best efforts necessary to obtain any lawful reductions or eliminations of such Withholding Taxes available under applicable Law.  The Payor shall submit reasonable proof of payment of any Withholding Taxes within a reasonable period of time after such Withholding Taxes are remitted to the Governmental Authority.  The Parties shall reasonably cooperate to eliminate or minimize any Withholding Taxes.  Except for Pass-Through Amounts, the Payor shall provide to the Payee reasonable prior notice of its intention to withhold in order to allow the Payee reasonable opportunity to provide sufficient information or documentation to eliminate or minimize Withholding Taxes.  The Payor shall reasonably provide sufficient documentation to enable the Payee to receive any credits available under applicable tax Laws.  Payee shall indemnify and hold harmless Payor for any taxes, including Withholding Taxes, Payee owes to a Governmental Authority for which Payor is held responsible and for which prior withholding has not been made (provided that, subject to Editas’ representation as to its status as beneficial owner and its United States tax residency as of the Effective Date set forth below being correct, Allergan shall not withhold any Withholding Taxes from the upfront payment set forth in Section 6.1 and such indemnity and hold harmless

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obligations shall not apply to any Withholding Taxes on the upfront payment set forth in Section 6.1), and Payor shall hold Payee harmless for any fees, penalties and interest that are imposed on Payee arising out of Payor’s failure to withhold and remit Withholding Taxes to Governmental Authorities in accordance with this Section 6.12 and applicable Laws, unless such failure arises from the acts or omissions of Payee (for example, the provision of incorrect beneficial owner information or invalid forms).   Editas represents and agrees that it is the beneficial owner of the payments to which it is entitled under this Agreement, that, as of the Effective Date and until and unless it notifies Allergan of a change in its residency status, it is a resident of the United States by virtue of the applicable Law of the United States, that it qualifies for benefits as a resident of the United States under the Tax Treaty, including without limitation Articles 4 and 23 thereof, and that it does not have a fixed base, office or permanent establishment in Ireland through which it carries on a trade or business.

6.13         Value Added Tax.  Notwithstanding anything contained in Section 6.12, this Section 6.13 shall apply with respect to any value added tax, ad valorem, goods and services or similar tax chargeable on the supply or deemed supply of goods or services, sales and use taxes, transaction taxes, consumption taxes and other similar taxes required by applicable Law including any interest, penalties or other additions to tax thereon, required under applicable Law (“VAT”). All payments required under this Agreement are exclusive of VAT. If any VAT is required in respect of any such payment under applicable Law, the Payor shall pay VAT at the applicable rate in respect of such payment as follows: (a) where the liability to collect, account for, or remit such VAT is a liability of the Payee, following the receipt of a valid VAT invoice in the appropriate form issued by the Payee in respect of such payment, such VAT to be payable on the later of the due date of the payment to which such VAT relates and [**] days after the receipt by the Payor of the applicable valid invoice relating to that VAT payment (provided, however, that the Payee shall return such VAT within a reasonable period of time to the extent that Payee actually receives under applicable Law a refund or recovery of such VAT) or (b) where the liability to collect, account for, or remit such VAT is a liability of the Payor, timely account and pay for all applicable VAT to the proper tax authority.  If the liability to collect, account for, or remit such VAT is a liability of Payee, the Payor shall not be responsible for any penalties, interest, and other additions thereon resulting from the failure by the Payee to collect (if not included on a valid VAT invoice) or remit any such VAT.

6.14         Late Payments.  Any undisputed amount owed by Payor to Payee under this Agreement that is not paid on or before the date such payment is due shall bear interest at a rate per annum equal to the lesser of the prime or equivalent rate per annum quoted by The Wall Street Journal on the first Business Day after such payment is due, plus [**] percent ([**]%), or the highest rate permitted by applicable Law, calculated on the number of days such payments are paid after such payments are due and compounded monthly.  Interest shall not accrue on undisputed amounts that were paid after the due date as a result of mistaken Payee actions (e.g., if a payment is late as a result of Payee providing an incorrect account for receipt of payment).  In addition, the Payor shall reimburse the Payee for all costs, including attorneys’ fees and legal expenses, incurred in the collection of late payments; provided that, the foregoing shall not apply to payments disputed in good faith by the Payor unless the Payee is successful in such dispute or the Payor ceases to dispute such payments.

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ARTICLE 7
EXCLUSIVITY

7.1         During the Research Term.

7.1.1         Editas.  Except pursuant to this Agreement, during the Research Term, neither Editas nor any of its Affiliates shall, except as otherwise permitted in Section 7.3, (a) either alone or with or for any Third Party, Develop, Manufacture or Commercialize any Gene Editing Therapy in the Ocular Field, or (b) grant a license or sublicense to Develop, Manufacture or Commercialize any Gene Editing Therapy in the Ocular Field.

7.1.2         Allergan.  Except pursuant to this Agreement, during the Research Term, neither Allergan nor any of its Affiliates shall, except as otherwise permitted in Section 7.3, (a) either alone or with or for any Third Party, Develop, Manufacture or Commercialize any Gene Editing Therapy in the Ocular Field directed to (i) any Ocular Indication to which any Gene Editing Therapy in any non-terminated Collaboration Development Program is directed or (ii) the same Target to which any Gene Editing Therapy in any non-terminated Collaboration Development Program is directed, or (b) grant a license or sublicense to Develop, Manufacture or Commercialize any Gene Editing Therapy in the Ocular Field directed to (i) any Ocular Indication to which any Gene Editing Therapy in any non-terminated Collaboration Development Program is directed or (ii) the same Target to which any Gene Editing Therapy in any non-terminated Collaboration Development Program is directed.

7.2         After the Research Term.  Except pursuant to this Agreement, after the Research Term and during the Term, neither Party nor any of its respective Affiliates shall, except as otherwise permitted in Section 7.3, (a) either alone or with or for any Third Party, Develop, Manufacture or Commercialize any Gene Editing Therapy in the Ocular Field directed to (i)  any  Ocular Indication to which any Licensed Product is directed or (ii) any Target to which any Licensed Product is directed, or (b) grant a license or sublicense to Develop, Manufacture or Commercialize any Gene Editing Therapy in the Ocular Field directed to (i) any Ocular Indication to which any Licensed Product is directed or (ii) any Target to which any Licensed Product is directed.

7.3         Exceptions.

(a)         Subject to Section 2.4, the restrictions set forth in Section 7.1 and 7.2 shall not restrict either Party or its Affiliates from using Third Party contractors to perform Development, Manufacturing or Commercialization activities that such Party is permitted to perform directly under this Agreement.

(b)         The restrictions set forth in Section 7.1.1(b) and 7.2(b) are subject to any requirement in an Existing In-License that permits the upstream licensor of any In-License to grant rights or licenses [**] to Third Parties.  In the event that an Inbound Licensor provides Editas with a Proposed Product Notice or a Proposed Broad Target Notice (each as defined in the applicable Existing In-License) for a potential product [**], Editas shall promptly notify Allergan and the Parties shall thereafter meet and discuss the matter and take such actions as the

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Parties mutually agree are reasonably necessary to avoid the loss of rights to such potential product or target.

(c)         The restrictions set forth in Sections 7.1.1 and 7.2 shall not restrict Editas and its Affiliates, alone or with or for Juno Therapeutics, Inc., from performing their obligations under that certain Collaboration and License Agreement by and between Editas and Juno Therapeutics, Inc., dated May 26, 2015  (amended by the parties from time to time), with respect to the use of [**].

(d)         In the event that either Party (the “Acquiring Party”) acquires all or substantially all of the business or assets of a Third Party (in each case whether by merger, stock purchase, change of control or purchase of assets), and such Third Party or any of its Affiliates is, prior to or as of the date of such transaction, engaged in any activities that would violate Sections 7.1 or 7.2, as applicable, if conducted by the Acquiring Party (such transaction, a “Competing Product Transaction” and such activities, a “Competing Acquired Program”), which Competing Acquired Program is not the primary asset or business purchased under the Competing Product Transaction, the Acquiring Party shall promptly provide written notice to the other Party of such Competing Product Transaction within [**] Business Days after the closing of such transaction.  The Acquiring Party shall (a) segregate the Competing Acquired Program from the Development and Commercialization activities under this Agreement, including, to the extent practicable, by establishing separate teams and (b) use good faith, diligent efforts to prevent any Confidential Information of the other Party from being disclosed to, or used by, individuals conducting any activities with respect to the Competing Acquired Program.  Subject to compliance with this Section 7.3(d),  the Acquiring Party’s activities with respect to any Competing Acquired Program shall not be a breach of this ARTICLE 7.

(e)         In the event that any Third Party acquires all or any part of either Party (in each case whether by merger, stock purchase, change of control or purchase of assets), and, after the closing of such transaction, such Third Party or any of its Affiliates engages in any activities that would violate Sections 7.1 or 7.2, as applicable, if conducted by such acquired Party (such activities, a “Competing Acquirer Program”), such acquired Party shall (a) segregate the Competing Acquirer Program from the Development and Commercialization activities under this Agreement, including, to the extent practicable, by establishing separate teams and (b) use good faith, diligent efforts to prevent any Confidential Information of the other Party from being used by individuals conducting any activities with respect to the Competing Acquirer Program.  Subject to the acquired Party’s compliance with this Section 7.1.2(e), the activities of such Party’s Third Party acquirer with respect to any Competing Acquirer Program shall not be a breach of this ARTICLE 7.

(f)         The restrictions set forth in Section 7.1.1(a) shall not restrict Editas and its Affiliates (other than with or for a Third Party) from Developing or Manufacturing any Editas Product; provided that Editas may not Commercialize any such Editas Product until after the Research Term and only if, at such time, there is no other Licensed Product directed at (i) the same Ocular Indication at which such Editas Product is directed or (ii) the same Target at which such Editas Product is directed, unless such Editas Product is directed at such Target for an Indication outside the Ocular Field.

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(g)         After the seventh (7th) anniversary of the Effective Date, the restrictions set forth in Section 7.1.1 shall not restrict Editas and its Affiliates, whether alone or with or for any Third Party, as to any CDP Product as to which Allergan does not exercise its Option within the Initial Option Period or the Extended Option Period, as applicable.

(h)         The restrictions set forth in Section 7.2 shall not apply as to any Editas Product, provided that, there is no other Licensed Product at such time directed at [**].

ARTICLE 8

OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS

8.1         Ownership of Inventions; Disclosure.

8.1.1         Ownership.  Title to all Inventions and other intellectual property made solely by employees or agents of Editas in the course of activities conducted pursuant to any Collaboration Development Program shall be owned by Editas; title to all Inventions and other intellectual property made solely by employees or agents of Allergan in the course of activities conducted pursuant to any Collaboration Development Program shall be owned by Allergan; title to all Inventions and other intellectual property made jointly by employees or agents of Allergan and Editas in the course of performing, or in connection with, any Collaboration Development Program shall be owned jointly by Allergan and Editas.  Inventorship of Inventions and other intellectual property made pursuant to this Agreement shall be determined in accordance with the patent laws of the United States.  Except as expressly provided in this Agreement, neither Party shall have any obligation to account to the other for profits, or to obtain any approval of the other Party to license or exploit jointly-owned subject matter, by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting.  For the avoidance of doubt, any jointly-owned Inventions and other intellectual property shall be deemed to be covered by the license granted under Section 4.2.1 and subject to the terms of this Agreement, including ARTICLE 7.

8.1.2         Disclosure of Inventions.  Editas shall promptly disclose to Allergan any Inventions made in connection with any Collaboration Development Program or Allergan Development Program. Allergan shall promptly disclose to Editas any Inventions made in connection with any Collaboration Development Program that Cover Genome Editing Technology.  In connection with any license granted by Allergan to Editas under Section 12.8.2(e) and upon such license taking effect, Allergan shall disclose any Inventions that Cover Genome Editing Technology made in connection with any Allergan Development Program that is terminated by Allergan.

8.1.3         Background IP.  Each Party shall retain ownership of intellectual property rights existing as of the Effective Date, or developed or acquired independently of any Collaboration Development Program, and nothing in this Agreement shall assign any ownership to the other Party with respect to such intellectual property rights.

8.2         Patent Prosecution.

8.2.1         Editas CDP Patents.

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(a)         Editas shall be responsible, at its expense, and shall have the exclusive right for preparing, filing, Prosecuting and Maintaining the Editas CDP Patents and for conducting any opposition, reexamination request, nullity action, interference, or other attack upon the validity, title or enforceability thereof (each, a “Defense Proceeding”) relating thereto (except that in connection with any counterclaims brought in actions subject to Section 8.3.2(a), the Party with responsibility for such action pursuant to Section 8.3.2(a) shall have responsibility for such Defense Proceedings).  Without limiting the foregoing, Editas shall, to the extent practicable, Prosecute and Maintain the Editas CDP Patents and conduct the actions in the immediately preceding sentence for at least the following countries: [**].  To the extent that Editas CDP Patents relate to CDP Products, Editas shall keep Allergan fully informed with respect to (a) the issuance of patents filed by Editas pursuant to this Section 8.2.1(a) and (b) the abandonment of any Patent or Patent application maintained by Editas pursuant to this Section 8.2.1.  Without limiting the foregoing, Editas shall (i) provide Allergan with copies of the text of the applications for Editas CDP Patents specifically relating to CDP Products arising in Collaboration Development Programs to which Allergan retains Option rights or in Allergan Development Programs as soon as practicable but at least [**] days before filing, except for urgent filings in which case Editas shall provide copies as soon as practicable before, simultaneously with or immediately after filing; (ii) provide Allergan with a copy of each submission made to and material document received from a patent authority, court or other tribunal regarding such Editas CDP Patents reasonably promptly after making such filing or receiving such material document, including a copy of each application as filed together with notice of its filing date and application number; (iii) keep Allergan advised of the status of all material communications, actual and prospective filings or submissions regarding such Editas CDP Patents, and shall give Allergan copies of any such material communications, filings and submissions proposed to be sent to any patent authority or judicial body; and (iv) consider in good faith and reasonably incorporate Allergan’s comments on the material communications, filings and submissions for such Editas CDP Patents.

(b)         Editas shall notify Allergan as to any decision to abandon, to cease Prosecution and Maintenance of, or not to continue to pay the expenses of Prosecution and Maintenance of, any such Editas CDP Patent in any country in which it was filed.  Editas will provide such notices at least [**] days prior to any filing or payment due date, or any other due date that requires action, in connection with such Editas CDP Patent.  Thereafter, Allergan may, upon written notice to Editas, in Editas’ name and at Allergan’s sole cost, control the filing for, Prosecution and Maintenance of such Editas CDP Patent thereafter.  Allergan will keep Editas reasonably informed of the status of the Editas CDP Patents.  Any claims under an Editas CDP Patent for which Allergan controls the filing, Prosecution and Maintenance pursuant to this Section 8.2.1(b) shall not be deemed a Valid Claim for purposes of determining expiration of Patent Based Exclusivity under Section 6.6.4(a).

8.2.2         Allergan CDP Patents.  Allergan shall be responsible, at its expense, and shall have the exclusive right, but not the obligation, for preparing, filing, Prosecuting and Maintaining the Allergan CDP Patents and for conducting Defense Proceedings relating thereto.

8.2.3         Joint CDP Patents.

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(a)         Allergan shall be responsible for preparing, filing, Prosecuting and Maintaining Joint CDP Patents specifically relating to CDP Products arising in Collaboration Development Programs to which Allergan retains Option rights or in Allergan Development Programs (the “Allergan-Prosecuted Joint CDP Patents”) and for conducting any Defense Proceedings relating thereto.  The Parties shall [**] related to the Allergan-Prosecuted Joint CDP Patents.  Allergan shall keep Editas fully informed with respect to (a) the issuance of any Allergan-Prosecuted Joint CDP Patent and (b) the abandonment of Allergan-Prosecuted Joint CDP Patent.  Without limiting the foregoing, Allergan shall (i) provide Editas with copies of the text of the applications for such Allergan-Prosecuted Joint CDP Patents as soon as practical but at least [**] days before filing, except for urgent filings in which case Allergan shall provide copies as soon as practical before, simultaneously with or immediately after filing; (ii) provide Editas with a copy of each submission made to and material document received from a patent authority, court or other tribunal regarding any such Allergan-Prosecuted Joint CDP Patents reasonably promptly after making such filing or receiving such material document, including a copy of each application as filed together with notice of its filing date and application number; (iii) keep Editas advised of the status of all material communications, actual and prospective filings or submissions regarding such Allergan-Prosecuted Joint CDP Patents, and shall give Editas copies of any such material communications, filings and submissions proposed to be sent to any patent authority or judicial body; and (iv) consider in good faith Editas’ comments on the material communications, filings and submissions for such Allergan-Prosecuted Joint CDP Patents.

(b)         Allergan shall notify Editas as to any decision to abandon, to cease Prosecution and Maintenance of, or not to continue to pay the expenses of Prosecution and Maintenance of, any Allergan-Prosecuted Joint CDP Patent in any country in which it was filed.  Allergan will provide such notices at least [**] days prior to any filing or payment due date, or any other due date that requires action, in connection with such Allergan-Prosecuted Joint CDP Patent.  Thereafter, Editas may, upon written notice to Allergan, in both Parties’ names and at Editas’ sole cost, control the filing for, Prosecution and Maintenance of such Allergan-Prosecuted Joint CDP Patents thereafter.  Editas will keep Allergan reasonably informed of the status of the Allergan-Prosecuted Joint CDP Patents.

(c)         Editas shall be responsible for preparing, filing, prosecuting and maintaining Joint CDP Patents other than the Joint CDP Patents for which Allergan has such responsibility pursuant to Section 8.2.3(a) (the “Editas-Prosecuted Joint CDP Patents”) and for conducting any Defense Proceedings relating thereto.  The Parties shall [**] related to the Editas-Prosecuted Joint CDP Patents.  Editas shall keep Allergan fully informed with respect to (a) the issuance of Editas-Prosecuted Joint CDP Patents and (b) the abandonment of any Editas-Prosecuted Joint CDP Patent.  Without limiting the foregoing, Editas shall (i) provide Allergan with copies of the text of the applications for such Editas-Prosecuted Joint CDP Patents as soon as practical but at least [**] days before filing, except for urgent filings in which case Editas shall provide copies as soon as practical before, simultaneously with or immediately after filing; (ii) provide Allergan with a copy of each submission made to and material document received from a patent authority, court or other tribunal regarding any such Editas-Prosecuted Joint CDP Patents reasonably promptly after making such filing or receiving such material document, including a copy of each application as filed together with notice of its filing date and application number; (iii) keep Allergan advised of the status of all material communications, actual and

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prospective filings or submissions regarding such Editas-Prosecuted Joint CDP Patents, and shall give Allergan copies of any such material communications, filings and submissions proposed to be sent to any patent authority or judicial body; and (iv) consider in good faith Allergan’s comments on the material communications, filings and submissions for such Editas-Prosecuted Joint CDP Patents.

(d)         Editas shall notify Allergan as to any decision to abandon, to cease Prosecution and Maintenance of, or not to continue to pay the expenses of Prosecution and Maintenance of, any Editas-Prosecuted Joint CDP Patent in any country in which it was filed.  Editas will provide such notices at least [**] days prior to any filing or payment due date, or any other due date that requires action, in connection with such Editas-Prosecuted Joint CDP Patents.  Thereafter, Allergan may, upon written notice to Editas, in both Parties’ names and at Allergan’s sole cost, control the filing for, Prosecution and Maintenance of such Editas-Prosecuted Joint CDP Patent thereafter.  Allergan will keep Editas reasonably informed of the status of the Editas-Prosecuted Joint CDP Patents.  Any claims under an Editas-Prosecuted Joint CDP Patents for which Allergan controls the filing, Prosecution and Maintenance pursuant to this Section 8.2.3(d) shall not be deemed a Valid Claim for purposes of determining expiration of Patent Based Exclusivity under Section 6.6.4(a).

8.2.4         Cooperation.  Each Party shall reasonably cooperate with and assist the other Party in connection with the activities of such Party under this Section 8.2 upon the reasonable request of the other Party, including by making scientists and scientific records reasonably available and the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to permit the other Party to continue any filing, prosecution, maintenance or extension of such patents and patent applications.

8.2.5         Patent Term Extension.  Allergan shall have the sole right to make decisions regarding, and Allergan shall have the sole right to apply for, patent term extensions in the Territory, including in the United States with respect to extensions pursuant to 35 U.S.C. § 156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future, wherever applicable, for CDP Patents with respect to Licensed Products, in each case including whether or not to so apply; provided, that, Allergan shall consult with Editas to determine the course of action with respect to such filings.  Editas shall provide prompt and reasonable assistance, as requested by Allergan, including by taking such action as is required under any applicable Law to obtain such extension or supplementary protection certificate.  With respect to Editas Background Patents, Allergan may notify Editas in writing of its interest in seeking patent term extensions in the Territory, including in the United States with respect to extensions pursuant to 35 U.S.C. § 156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future, wherever applicable, for one or more Editas Background Patent.  To the extent that Editas has the right to make decisions regarding and applying for patent term extensions under an applicable In-License, Editas shall exercise its rights to extend such Patents as directed by Allergan.  To the extent that Editas does not have such right under an applicable In-License but can or is otherwise not prohibited from requesting patent term extensions under such In-License, Editas shall request such patent term extension

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under such In-License and if the Inbound Licensor under such In-License consents, then Editas shall exercise its rights to extend such Patents as directed by Allergan.  Notwithstanding the foregoing, with respect to Patents licensed by Editas under the 2014 MGH Agreement or 2016 MGH Agreement, Editas shall exercise its rights to extend such Patents with respect to any Allergan Development Program as directed by Allergan.

8.3         Enforcement and Defense.

8.3.1         Notice.  Each Party shall promptly notify the other of any knowledge it acquires of any actual or potential infringement of the Editas Background Patents or Editas CDP Patent or Joint CDP Patent with respect to any Competitive Product, in each case by a Third Party.

8.3.2         Actions.

(a)         If any Editas Background Patent, Editas CDP Patent or Joint CDP Patent, including any Patent that is licensed through an In-License, is infringed by the manufacture, use, offer for sale, sale or importation of a Competitive Product by a Third Party in any country in the Territory, which Competitive Product is competitive with a Licensed Product, then Allergan shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement of such patent, by counsel of its own choice.  If in any such proceeding brought by Allergan, Editas is required to join for standing purposes or in order for Allergan to commence or continue any such proceeding, then Editas shall join such proceeding, at Allergan’s expense, and shall be represented in such proceeding by counsel of Editas’ choice.  The exercise by Allergan of the right to bring an infringement action shall be subject to and consistent with the terms of all applicable In-Licenses; provided that, if, under the terms of an applicable In-License, Editas has an applicable enforcement right that it cannot delegate to Allergan then, at Allergan’s request and expense, Editas shall exercise such rights in such infringement action as directed by Allergan.  If Allergan does not take action in the prosecution, prevention, or termination of any infringement pursuant to this Section 8.3.2(a), and has not commenced negotiations with the suspected infringer for the discontinuance of said infringement, within [**] days after receipt of notice of the existence of an infringement (or in cases where there is a relevant statutory period during which an infringement action must be commenced that would expire prior to the expiration of such [**] day period and of which Editas has notified Allergan promptly after it becomes aware, [**] days prior to the expiration of such relevant statutory period), Editas and Allergan shall meet and discuss Allergan’s reasons for not initiating a lawsuit or otherwise making or prosecuting a claim.  If after having given due consideration to Allergan’s reasons, Editas (or an Inbound Licensor) desires to initiate a lawsuit or otherwise make or prosecute a claim of infringement with respect to the Competitive Product, Editas shall so notify Allergan and Editas (or an Inbound Licensor) may thereafter institute, prosecute, and control such action.  If in any such proceeding Allergan is required to join for standing purposes or in order for Editas (or an Inbound Licensor) to commence or continue any such proceeding, then Allergan shall join such proceeding, at Editas’ (or Inbound Licensor’s, as applicable) expense, and shall be represented in such proceeding by counsel of Allergan’s choice.

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(b)         Any and all expenses, including reasonable attorneys’ fees, incurred by Editas (or an Inbound Licensor, as applicable) with respect to the prosecution, adjudication and/or settlement of a suit in accordance with this section, including any related appeals, shall be paid entirely by Editas (or an Inbound Licensor, as applicable).

(c)         The party initiating the suit shall have the sole and exclusive right to elect counsel for any suit initiated by it pursuant to Section 8.3.2(a); provided that such counsel is reasonably acceptable to the other Party.  The other Party (and/or an Inbound Licensor) shall have the right to participate in and be represented by counsel of its own selection and at its own expense in any suit instituted under Section 8.3.2(a) by the other Party for infringement.

(d)         Each Party agrees to cooperate fully in any action under this Section 8.3.2 that is controlled by the other Party, including executing legal papers and cooperating in the prosecution as may be reasonably requested by the Controlling Party.

(e)         If any Joint CDP Patent is infringed by the manufacture, use, offer for sale, sale or importation of a Competitive Product by a Third Party in any country in the Territory, which Competitive Product is competitive with an Editas Product, then Editas shall have the sole right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement of such patent, by counsel of its own choice.  If in any such proceeding Allergan is required to join for standing purposes or in order for Editas to commence or continue any such proceeding, then Allergan shall join such proceeding, at Editas’ expense, and shall be represented in such proceeding by counsel of Allergan’s choice.

(f)         Unless otherwise agreed by the Parties in writing, the amount of any recovery from a proceeding brought under Section 8.3.2 shall first be applied to the out-of-pocket costs of such action by the Party prosecuting the applicable action, and (A) if the prosecuting Party is the Party (together with its Affiliates, Licensees, and Sublicensees) Commercializing the applicable Licensed Product or Editas Product affected by the infringing Competitive Product, any remaining recovery amount shall be treated as Net Sales hereunder and the prosecuting Party shall pay royalties thereon in accordance with Section 6.6.1 or 6.7, as applicable, or (B) otherwise, any remaining recovery amount shall be allocated first, such percentage owed to the Inbound Licensor pursuant to the applicable Existing In-License, and then, of the remaining amount, [**] percent ([**]%) to the prosecuting Party and [**] percent ([**]%) to the other Party.  If in connection with a proceeding brought under Section 8.3.2, an In-License counterparty is entitled to a portion of any recovery that is greater than the portion of the recovery payable, after costs, to Editas, the Parties will meet and agree in good faith on an alternative sharing of such recovery to that set forth in the immediately preceding sentence that takes into account the amounts payable to the applicable In-License counterparties and results in an equitable allocation of the amounts remaining to Allergan and Editas after payment of such amounts to the applicable In-License counterparties.

(g)         For avoidance of doubt, in the event that the European Unified Patent Court (“UPC”) comes into existence, the decision on whether to opt-in or opt-out of the UPC for any CDP Patents shall be made by Allergan in Allergan’s sole discretion; provided that,

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as to CDP Patents specifically relating to an Editas Product, Editas shall make such decision from and after the time the applicable product becomes an Editas Product.

8.3.3         Defense.  With respect to any defense or declaratory judgment actions relating to an Editas CDP Patent, an Allergan CDP Patent and Joint CDP Patent, including any Defense Proceeding, the Party with responsibility for the prosecution of such Patent shall have the first right, but not the obligation, to assume the defense thereof at its sole cost and expense.  With respect to any Defense Proceeding relating to a Joint CDP Patent, if the Party with responsibility for the prosecution of the Joint CDP Patent declines to assume the defense of such Patent, then the other Party shall have the right, but not the obligation, to assume the defense thereof at its sole cost and expense.  For the avoidance of doubt, with respect to any Defense Proceeding relating to Editas CDP Patents, Editas shall have the sole right, but not the obligation to assume the defense thereof at its sole cost and expense; provided, that Allergan has the right, at its sole cost and expense, to join any such defense with counsel of its choice.  With respect to any Defense Proceeding relating to Allergan CDP Patents, Allergan shall have the sole right, but not the obligation to assume the defense thereof at its sole cost and expense.  Each Party agrees to render such reasonable assistance as the defending Party may request, at the defending Party’s expense, with respect to actions brought pursuant to this Section 8.3.3.

8.4         Infringement Claimed by Third Parties.

8.4.1         In the event a Third Party commences, or threatens to commence, any proceeding against a Party to this Agreement alleging infringement of a Third Party’s intellectual property by the Manufacture, Commercialization use, sale, offer for sale, export and/or import by Allergan, its Affiliates, Licensees, or Sublicensees of any Licensed Product, the Party against whom such proceeding is threatened or commenced shall give prompt notice to the other Party.

8.4.2         Unless the Party against whom such proceeding is filed [**], such Party shall control the defense and settlement of any such proceeding under this Section 8.4.2  at its own cost.

8.5         Patent Challenge.

8.5.1         Allergan shall comply with Section 4.5.3 of the Cas9-I Agreement, Section 4.5.3 of the Cas9-II Agreement, Section 4.4.3 of the Cpf1 Agreement, Section 10.5 of the 2014 MGH Agreement and Section 10.5 of the 2016 MGH Agreement and acknowledges that any breach by Allergan or its Affiliates or sublicensees of such provisions shall entitle the Inbound Licensor to certain remedies which if enforced by such Inbound Licensor shall be passed through to Allergan with respect to the Patents licensed under such Existing In-Licenses.

8.5.2         For any Patent Challenge with respect to a Patent that is not subject to Section 8.5.1, in the event that Allergan or any of its Affiliates, brings, assumes or participates in or that knowingly, willfully or recklessly assists in bringing a Patent Challenge (except if Allergan is required to participate in such Patent Challenge pursuant to a subpoena or court order or participates in a proceeding that is initiated by a patent office and not at the instigation of Allergan), then (a) Allergan shall provide Editas with at least [**] days’ notice prior to taking any such action, (b) the exclusive licenses granted in this Agreement may, as of the date of

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initiation of said challenge or opposition, upon notice by Editas to Allergan, be converted by Editas at its option into non-exclusive licenses for the remainder of the Term solely with respect to the country in which Allergan or any of its Affiliates brings such Patent Challenge, and in such event Editas shall have the right to grant licenses under the Editas Background Patents to Third Parties in the Field in such country, subject to the then-existing non-exclusive license provided herein; and (c) at any time after the Patent Challenge is brought, Editas may, at its option, terminate this Agreement according to Section 12.6;  provided that, if any of subsections (a) through (c) are held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any of the other said subsections.

8.6         Marking.  To the extent required under any applicable Existing In-License, Allergan or any of its Affiliates, Licensees or Sublicensees shall mark all Licensed Products Covered by such Existing In-License sold or otherwise disposed of in such a manner to conform with the patent laws and practice of the country to which such Licensed Products are shipped or in which such Licensed Products are sold for purposes of ensuring maximum enforceability of Patents in such country.

ARTICLE 9
CONFIDENTIALITY

9.1         Confidentiality; Exceptions.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Know-How or other confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, including trade secrets, Know-How, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to a Party’s past, present and future marketing, financial, and Development activities of any product or potential product or useful technology of the Disclosing Party and the pricing thereof (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information:

9.1.1         was in the lawful knowledge and possession of the Receiving Party prior to the time it was disclosed to, or learned by, the Receiving Party, or was otherwise developed independently by the Receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party;

9.1.2         was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

9.1.3         became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or

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9.1.4         was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

For the avoidance of doubt, any information disclosed by Editas to Allergan prior to the Effective Date pursuant to the Mutual Confidential Disclosure Agreement by and between Editas and Allergan, Inc. dated as of August 18, 2016 (the “Existing Confidentiality Agreement”) shall be Confidential Information of Editas and Editas Know-How for all purposes under this Agreement.

9.2         Authorized Disclosure.  Except as expressly provided otherwise in this Agreement, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows:  (a) under appropriate confidentiality provisions similar to those in this Agreement, in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement (including the rights to Develop and Commercialize Licensed Products and to grant licenses and sublicenses hereunder); or (b) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications, prosecuting or defending litigation, complying with applicable governmental regulations, seeking and obtaining Regulatory Approval, conducting non-clinical activities or clinical trials, preparing and submitting INDs to Regulatory Authorities, or is otherwise required by Law, the rules of a recognized stock exchange or automated quotation system applicable to such Party; provided,  however, that if a Receiving Party is required by Law to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure requirement and, if requested by the Disclosing Party, cooperate with the Disclosing Party to secure confidential treatment of such Confidential Information required to be disclosed; or (c) in communication with existing or prospective investors, consultants, advisors, licensees, or collaborators or others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; or (d) to the extent mutually agreed to in writing by the Parties.

9.3         Press Release; Disclosure of Agreement.

9.3.1         Use of Names.  Neither Party shall use the name, symbol, trademark, trade name or logo of the other Party or its Affiliates in any press release, publication or other form of public disclosure without the prior written consent of the other Party in each instance (such consent not to be unreasonably withheld or delayed), except for those disclosures for which consent has already been obtained.  In addition, Allergan shall not, use or register the name “The Broad Institute, Inc.,” “Wyss Institute for Biologically Inspired Engineering at Harvard University,” “President and Fellows of Harvard College,” “Massachusetts Institute of Technology,” “The Rockefeller University,” “University of Tokyo,” “TODAI TLO, Ltd.,” “Wageningen University,” “Wageningen University & Research,” “University of Iowa Research Foundation,” “University of Iowa,” “The General Hospital Corporation,” “Massachusetts General Hospital,” “MGH” or any variation, adaptation, or abbreviation thereof (alone or as part of another name) or any logos, seals, insignia or other words, names, symbols or devices that identify such Persons or any of such Persons’ schools, units, divisions or affiliates or any trustee, director, officer, staff member, employee, student or other agent of such Person (“Institution Names”) for any purpose except with the prior written approval of, and in accordance with

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restrictions required by, such Person.  Without limiting the foregoing, Allergan shall cease all use of Institution Names as permitted under or in connection with this Agreement on the termination or expiration of this Agreement except as otherwise approved in writing by the applicable Institution or MIT, as applicable.  Allergan shall not use or register the name “Howard Hughes Medical Institute” or any variation, adaptation, or abbreviation thereof (alone or as part of another name) or any logos, seals, insignia or other words, names, symbols or devices that identify HHMI or any unit of HHMI (“HHMI Names”) or of any HHMI employee (including [**]) in a manner that reasonably could constitute an endorsement of a commercial product or service; but that use for other purposes, even if commercially motivated, is permitted provided that (1) the use is limited to accurately reporting factual events or occurrences, and (2) any reference to an HHMI Name or any HHMI employees (including [**]) in press releases or similar materials intended for public release is approved by HHMI in advance.

9.3.2         Press Releases and Publicity Related to this Agreement.  Except with respect to the press releases attached to this Agreement as Exhibit H, each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the existence of this Agreement, the terms hereof or any information relating to this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.

9.3.3         Public Disclosures and Publications Related to Collaboration Development Programs and/or Licensed Products.  Any proposed public disclosure (whether written, electronic, oral or otherwise) by Editas relating to any Collaboration Development Program or a Licensed Product shall require the prior written consent of Allergan; provided, that the foregoing shall not apply to information which is in the public domain.

9.3.4         Disclosures Required By Law.  Notwithstanding the provisions of Sections 9.3.1, 9.3.2, and 9.3.3, each Party may make any disclosures required of it to comply with any duty of disclosure it may have pursuant to law or governmental regulation or pursuant to the rules of any recognized stock exchange (“Securities Laws”).  In the event of a disclosure required by Securities Laws, the Parties shall coordinate with each other with respect to the timing, form and content of such required disclosure.  If so requested by the other Party, the Party subject to such obligation shall reasonably cooperate with efforts undertaken by the requesting Party to obtain an order protecting to the maximum extent possible the confidentiality of such provisions (including financial terms) of this Agreement as reasonably requested by the other Party.  If the Parties are unable to agree on the form or content of any required disclosure, such disclosure shall be limited to the minimum appropriate disclosure, as reasonably determined by the disclosing Party in consultation with its legal counsel.  Without limiting the foregoing, each Party shall consult with the other Party on the provisions of this Agreement, together with exhibits or other attachments attached hereto, to be redacted in any filings made by Editas or Allergan with the Securities and Exchange Commission (or other regulatory body) or as otherwise required by law.

9.3.5         No Liability for Public Disclosures by Other Party.  Nothing in this Agreement shall be construed to impose upon either Party any liability or other obligation (either to the other Party or to any other Person) with respect to any press release, publication or other form of public disclosure or statement of the other Party.

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9.4         Termination of Prior Agreement.  This Agreement supersedes and replaces the Existing Confidentiality Agreement.  All information exchanged between the Parties under the Existing Confidentiality Agreement shall be deemed Confidential Information hereunder and shall be subject to the terms of this ARTICLE 9.

9.5         Remedies.  Each Party shall be entitled to seek, in addition to any other right or remedy it may have, at Law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this ARTICLE 9.

9.6         Publications.  Neither Party nor its Affiliates shall publish or publicly disclose the results of any of the Development or Commercialization activities conducted by either Party under this Agreement without the prior written consent of the other Party, except as expressly permitted in this Agreement.  The Parties recognize that it may be useful or required by Allergan or required by Editas pursuant to its Existing In-Licenses to publish or publicly disclose the results of Development work on Allergan Development Programs or be useful or required by Editas to publish or publicly disclose the results of Development work on Editas Programs, and (i) Allergan (and its Affiliates, Licensees, and Sublicensees) shall be free to publish or publicly disclose such results relating to Allergan Development Programs and (ii) Editas shall be permitted to publish or publicly disclose such results to the extent required by the terms of its Existing In-Licenses or relating to Editas Programs, subject, in each case, to the prior review by the other Party for patentability and protection of its Confidential Information as described in this Section 9.6.  The Party that desires to publish results hereunder shall provide the other Party with a copy of such proposed abstract, manuscript, or presentation no less than [**] days ([**] days in the case of abstracts) prior to its intended submission for publication.  The reviewing Party shall respond in writing promptly and in no event later than [**] days ([**] days in the case of abstracts) after receipt of the proposed material, with one or more of the following:  (a) comments on the proposed material, which the publishing Party must consider in good faith, (b) a specific statement of concern, based upon the need to seek patent protection or to block publication if the reviewing Party determines that the proposed disclosure is intellectual property that should be maintained as a trade secret, or (c) an identification of the reviewing Party’s Confidential Information that is contained in the material reviewed.  In the event of concern over patent protection or whether maintaining a trade secret would be a priority, the publishing Party agrees not to submit such publication or to make such presentation that contains such information until the reviewing Party is given a reasonable period of time, and in no event less than [**] days, to seek patent protection for any material in such publication or presentation which it believes is patentable or to resolve any other issues or to abandon such proposed publication or presentation if the reviewing Party reasonably determines in good faith that maintaining such information as a trade secret is a commercially-reasonable priority.  Any Confidential Information of the reviewing Party shall, if requested by the reviewing Party, be removed.  Furthermore, with respect to any proposed abstracts, manuscripts or summaries of presentations by investigators or other Third Parties, such materials shall be subject to review under this Section 9.6 to the extent that Allergan or Editas (as the case may be) has the right to do so.  Notwithstanding the foregoing, (i) prior to and after the exercise of the relevant Option to a given Collaboration Development Program by Allergan, any proposed publication by Editas relating to such Collaboration Development Program or corresponding CDP Product(s) shall be subject to review by Allergan in accordance with this Section 9.6, but after the expiration of the

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relevant Option Period (including any applicable HSR Extension Period) without exercise by Allergan or after the termination of an Allergan Development Program which then reverts to Editas as an Editas Program, Editas shall then be free to publish or publicly disclose any results that relate to any applicable Editas Program or Editas Products without any review by Allergan under this Section 9.6, and (ii) after the exercise by Allergan of its Option to a Collaboration Development Program (and subject to clause (i) with respect to any termination of such program by Allergan), except as required by applicable Law, Allergan shall have the right to make any such publication relating to such Collaboration Development Program or corresponding Licensed Products that describes work solely carried out by or on behalf of Allergan, its Affiliates, Licensees, and Sublicensees without any review by Editas under this Section 9.6.

ARTICLE 10
REPRESENTATIONS AND WARRANTIES

10.1         Representations and Warranties of Both Parties.  Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

10.1.1         such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

10.1.2         such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

10.1.3         this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;

10.1.4         the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party;

10.1.5         no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable Laws currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements except as may be required to obtain HSR Clearance, to conduct Clinical Trials or to seek or obtain Regulatory Approvals; and

10.1.6         it has not (i) employed and has not used a contractor or consultant that has employed, any individual or entity debarred by the FDA (or subject to a similar sanction of EMA), or (ii) employed any individual who or entity that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA), in the conduct of any pre-clinical activities or clinical studies of Genome Editing Technology.

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10.2         Representations and Warranties of Editas.  Editas hereby represents and warrants to Allergan, as of the Effective Date and, to the extent pertinent to the Collaboration Development Program for which an Option Package is delivered, as of the date of delivery of an Option Package (subject to any disclosures in such Option Package which disclosures shall be deemed to be exceptions to such representations and warranties) that:

10.2.1         Except as indicated in Exhibit I, Editas is the sole and exclusive owner of, or otherwise Controls via an exclusive license to, the Editas Background Patents listed in Exhibit I and, as of the Effective Date Editas has no contractual or payment obligation to any Person with respect to such Editas Background Patents except for the Existing In-Licenses;

10.2.2         Editas has the right to grant all rights and licenses it purports to grant to Allergan with respect to the Editas Background IP and Editas’ interest in the CDP IP under this Agreement;

10.2.3         Editas has not granted any right or license to any Third Party relating to any of the Editas Background IP or Editas’ interest in the CDP IP that conflicts or interferes with any of the rights or licenses granted or to be granted to Allergan hereunder pursuant to the exercise of any Option to any Collaboration Development Program;

10.2.4         No claim or litigation has been brought or asserted against Editas or, to its knowledge, any Third Party by any Person alleging that the Editas Background IP or Editas’ Genome Editing Technology is infringing or if practiced or commercialized will infringe the rights of any Third Party;

10.2.5         To its knowledge, the Editas Background Patents are valid and enforceable and Editas has complied (and to its knowledge its Inbound Licensors have complied) with all applicable Laws and duties of candor with respect to the filing, prosecution and maintenance of the Editas Background Patents.  Editas has paid (and to its knowledge its Inbound Licensors have paid) all maintenance and annuity fees with respect to the Editas Background Patents due as of the Effective Date.  Except as Editas has disclosed to Allergan as of the Effective Date, to Editas’ knowledge, no dispute regarding inventorship of an Editas Background Patent has been alleged or threatened;

10.2.6         To its knowledge as of the Effective Date, the Commercialization (except for the Manufacturing of a CRISPR Gene Editing Therapy other than a CRISPR Gene Editing Therapy in the LCA10 Program) of Gene Editing Therapies using CRISPR as Developed by Editas hereunder during the Term is not reasonably expected to require a license from any Third Party under any Third Party Patent, other than Patents licensed under the Existing In-Licenses and [**], excluding [**]; and

10.2.7         Editas represents and warrants that it has, as of the Effective Date, provided to Allergan all material information in its possession regarding the safety and efficacy of the Gene Editing Therapies which may be the subject of a Collaboration Development Program and will, as of the time of Editas’ delivery of an Option Package,  provide to Allergan all material information in its possession regarding the safety and efficacy of the Gene Editing Therapies which are the subject of the applicable Collaboration Development Program covered

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by such Option Package, except to the extent that any of the foregoing would not be reasonably expected to have a material adverse effect on the applicable Collaboration Development Program.

10.3         Mutual Covenants.  Each Party hereby covenants to the other Party that:

10.3.1      All employees, officers and consultants of a Party or its Affiliates who are or will be working under this Agreement or who otherwise have access to any Confidential Information of the other Party shall have executed and delivered to such Party an assignment or other agreement, requiring such Person to protect the confidentiality of any such Confidential Information to which such Person may have access;

10.3.2      All employees, officers and consultants of a Party or its Affiliates who are or could reasonably be expected to develop inventions or discoveries during the conduct of any activities under this Agreement shall have executed and delivered to such Party an assignment or other agreement requiring such Person to assign all right, title and interest in and to their inventions and discoveries, whether or not patentable, to such Party as the sole owner thereof, including any CDP Patents (unless such an assignment is not required under applicable Law);

10.3.3      Such Party will not (a) employ or use any contractor or consultant that employs, any individual or entity debarred by the FDA (or subject to a similar sanction of EMA) or, (b) employ any individual who or entity that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA), in each of clauses (a) and (b) in the conduct of its activities under any Program.  Each Party agrees to inform the other Party in writing promptly if it or any such Person who is performing services hereunder is debarred or is subject to an FDA debarment investigation or proceeding (or similar proceeding of EMA) or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of its or its Affiliates’ knowledge, is threatened, relating to the debarment or conviction of it or any such Person performing services hereunder;

10.3.4      Such Party shall (a) perform its activities pursuant to this Agreement in compliance in all material respects with good laboratory practices and good clinical practices and cGMP, in each case as applicable under applicable Laws; and (b) with respect to any biological samples obtained from humans, obtain the appropriate informed consents in advance for the use of all such human biological samples, and use such samples at all times within the scope of the relevant informed consents; and

10.3.5      Neither Party shall, during the Term, grant any right or license to any Third Party relating to any of the intellectual property rights it owns or Controls which would conflict with any of the rights or licenses granted or to be granted to the other Party hereunder pursuant to the provisions of ARTICLE 4, ARTICLE 5 or ARTICLE 12.

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10.4         Additional Editas Covenants.   Additionally, Editas covenants to Allergan that:

10.4.1         During the Term, Editas will not grant any right or license to any Third Party relating to any of the Editas Background IP or Editas’ interest in the CDP IP that conflicts or interferes with any of the rights or licenses granted or to be granted to Allergan hereunder pursuant to the exercise of any Option to any Collaboration Development Program;

10.4.2      Within [**] days after the Effective Date, Editas shall use Commercially Reasonable Efforts to [**].

10.4.3      During the Term, Editas shall maintain each of the In-Licenses (other than In-Licenses entered into by Allergan pursuant to Section 6.6.4(b)(iv)) in good standing and shall not take any action, or omit or fail to take any action (including making necessary payments), which would result in a breach or early termination of any such In-Licenses or any rights thereunder, except in each case to the extent the same would not adversely affect Allergan’s rights or license hereunder, and provided that, Editas’ obligations with respect to [**] pursuant to this Agreement.  Editas covenants that it shall not amend, modify or supplement the terms of, or waive any rights under, any In-License (other than In-Licenses entered into by Allergan pursuant to Section 6.6.4(b)(iv)) without the prior written consent of Allergan where and to the extent that any such amendment or waiver would adversely affect the rights and licenses granted to Allergan pursuant to this Agreement.  Editas shall promptly notify Allergan upon receipt by Editas of any notice from any Inbound Licensor of any actual or alleged breach under any In-License that could result in the termination of such agreement or a material reduction or other material limitation in Editas’ rights thereunder to the extent the same would adversely affect Allergan’s rights or license hereunder, and Editas shall promptly cure any such breach within the allotted cure period [**]; and

10.4.4         As of the date Editas delivers an Option Package to the ASC for a Collaboration Development Program, such Option Package shall, to Editas’ knowledge, have identified all intellectual property under which a license from a Third Party is or may be required for the Commercialization of the Licensed Products as Developed by Editas thereunder, other than the In-Licenses existing as of such date.

10.5         Disclaimer.  Except as otherwise expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  Without limiting the generality of the foregoing, except as otherwise expressly set forth in this Agreement, each Party disclaims any warranties with regards to: (a) the success of any study or test commenced under this Agreement, (b) the safety or usefulness for any purpose of the technology or materials it provides or discovers under this Agreement; or (c) the validity, enforceability, or non-infringement of any intellectual property rights or technology it provides or licenses to the other Party under this Agreement.

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ARTICLE 11
INDEMNIFICATION; INSURANCE

11.1         Indemnification by Allergan.  Allergan shall indemnify, defend and hold harmless:

11.1.1         Editas and its Affiliates, and their respective directors, officers, employees and agents, (each, an “Editas Indemnitee”) from and against any and all liabilities, damages, losses, costs and expenses, including the reasonable fees of attorneys and other professional Third Parties (collectively, “Losses”), arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:

(a)         the negligence, recklessness or wrongful intentional acts or omissions of Allergan or its Affiliates and its or their respective directors, officers, employees and agents, in connection with Allergan’s performance of its obligations or exercise of its rights under this Agreement;

(b)         any breach of any representation or warranty or express covenant made by Allergan under ARTICLE 10 or any other provision under this Agreement;

(c)         failure by Allergan to comply with any Law; or

(d)         the Development that is actually conducted by or on behalf of Allergan (excluding any Development carried out by or on behalf of Editas hereunder), the handling and storage by or on behalf of Allergan of any chemical agents or other compounds for the purpose of conducting Development by or on behalf of Allergan, and the Manufacture, marketing, Commercialization and sale by Allergan, its Affiliates, Licensees, or Sublicensees (excluding Editas) of any Licensed Product (other than a Co-Co Product in the US), including [**],  except, in each case, to the extent any such Losses or Claims (i) result from the gross negligence or willful misconduct of an Editas Indemnitee, (ii) arises from the breach of any representation or warranty or obligation under this Agreement by Editas and/or (iii) are subject to indemnification by Editas under Section 11.2;

11.1.2         [**].

11.1.3         [**].

11.2         Indemnification by Editas.  Editas shall indemnify, defend and hold harmless Allergan and its Affiliates, and their respective directors, officers, employees and agents (each, an “Allergan Indemnitee”), from and against any and all Losses, arising out of or resulting from any and all Claims based upon:

11.2.1         the negligence, recklessness or wrongful intentional acts or omissions of Editas or its Affiliates or its or their respective directors, officers, employees and agents, in connection with Editas’ performance of its obligations or exercise of its rights under this Agreement;

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11.2.2         any breach of any representation or warranty or express covenant made by Editas under ARTICLE 10 or any other provision under this Agreement;

11.2.3         failure by Editas to comply with any Law; or

11.2.4         the Development actually conducted by or on behalf of Editas (excluding any Development carried out by Third Parties on behalf of Allergan), the handling and storage by or on behalf of Editas of any chemical agents or other compounds for the purpose of conducting Development by or on behalf of Editas, and the Manufacture, marketing, Commercialization and sale by Editas, its Affiliates, Licensee or Sublicensee (excluding Allergan) of any Editas Product [**], except, in each case, to the extent any such Losses or Claims (i) result from the gross negligence or willful misconduct of an Allergan Indemnitee, (ii) arises from the breach of any representation or warranty or obligation under this Agreement by Allergan and/or (iii) are subject to indemnification by Allergan under Section 11.1.

11.3         Procedure.  A Person entitled to indemnification under this ARTICLE 11 (an “Indemnified Party”) shall give prompt written notification to the Person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third-Party claim as provided in this Section 11.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice).  Within [**] days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs and expenses, including attorney fees, incurred by the Indemnified Party in defending itself within [**] days after receipt of any invoice therefor from the Indemnified Party.  The Party not controlling such defense may participate therein at its own expense; provided that, except with respect to [**],  if the Indemnifying Party assumes control of such defense and the Indemnified Party in good faith concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to the Indemnified Party in connection therewith.  The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.  The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned.  The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party.

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11.4         Insurance.

11.4.1         Beginning at the time any Licensed Product is being Commercialized by Allergan, or by an Affiliate of Allergan, Allergan Sublicensee or agent of Allergan, Allergan shall, at its sole cost and expense, procure and maintain commercial general liability insurance and product liability insurance in amounts not less than $[**] per incident and $[**] annual aggregate and naming Editas, [**].  During clinical trials of any Licensed Product, [**].

11.4.2         If Allergan elects to self-insure all or part of the limits described above in Section 11.4.1 (including deductibles or retentions that are in excess of $[**] annual aggregate) such self-insurance must be acceptable to Editas, [**] in their sole discretion.  The minimum amounts of insurance coverage required shall not be construed to create a limit of Allergan’s liability with respect to its indemnification obligations under this Agreement.

11.4.3         Allergan shall provide Editas with written evidence of such insurance upon request of Editas, and shall [**].  Allergan shall provide Editas with written notice at least [**] days prior to the cancellation, non-renewal or material change in such insurance.

11.4.4         Allergan shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during:  (a) the period that any Licensed Product is being commercially distributed or sold by Allergan, or an Affiliate of Allergan, Allergan Sublicensee or agent of Allergan; and (b) a reasonable period after the period referred to in (a) above, which in no event shall be less than [**] years.

11.5         LIMITATION OF LIABILITY.  EXCEPT FOR A BREACH OF ARTICLE 7 OR ARTICLE 9 OR FOR CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 11, NEITHER EDITAS NOR ALLERGAN, NOR ANY OF THEIR RESPECTIVE AFFILIATES, LICENSEES, OR SUBLICENSEES, WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT, ITS AFFILIATES OR ANY OF THEIR LICENSEES OR SUBLICENSEES FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY) OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

ARTICLE 12
TERM AND TERMINATION

12.1         Term; Expiration.  This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this ARTICLE 12, shall expire as follows:

12.1.1         If Allergan does not exercise an Option, the date that is forty-five (45) days after the expiration of the Research Term;

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12.1.2         On a Licensed Product-by-Licensed Product or Editas Product by-Editas Product and country-by-country basis, on the date of the expiration of all payment obligations under this Agreement with respect to such Licensed Product or Editas Product in such country; and

12.1.3         In its entirety upon the expiration of all payment obligations under this Agreement with respect to the last Licensed Product or Editas Product in all countries in the Territory.

The period from the Effective Date until the date of expiration of this Agreement in its entirety, or, as applicable to a given Licensed Product, Editas Product, Collaboration Development Program or Allergan Development Program, until the date of the expiration of this Agreement in part with respect to such Licensed Product, Editas Product, Collaboration Development Program or Allergan Development Program, may be referred to herein as the “Term.”

12.2         Termination of Profit-Sharing Agreement.

12.2.1         Allergan shall have the right to terminate any Profit-Sharing Agreement in the event that Editas breaches its payment obligations thereunder (other than with respect to payments that are the subject of a good faith dispute by Editas), and such breach shall have continued for [**] days after written notice thereof was provided to Editas by Allergan.

12.2.2         Editas shall have the right, at its sole discretion, to terminate any Profit-Sharing Agreement for any or no reason as set forth in Section 5.2.4.

12.3         Termination of Research Term.  Allergan shall have the right to terminate the Research Term (a) on a Collaboration Development Program-by-Collaboration Development Program basis upon written notice to Editas in the event of a Change of Control or (b) for all Collaboration Development Programs; provided that, Allergan shall not have any right to exercise Option(s) for such Collaboration Development Program(s) following such termination(s) including any rights to exercise an Option by payment of the “Terminal Option Exercise Fee” described in the table in Section 6.3.

12.4         Allergan Unilateral Termination Rights.  Allergan shall have the right, at its sole discretion, exercisable at any time during the Term, to terminate this Agreement on an Allergan Development Program-by-Allergan Development Program basis, upon ninety (90) days’  prior written notice to Editas.

12.5         Termination for Cause.

12.5.1         Termination for Material Breach.  Either Party (the “Non-Breaching Party”) may, without prejudice to any other remedies available to it under applicable Law or in equity, terminate this Agreement on a Program-by-Program basis if the other Party (the “Breaching Party”) shall have materially breached or defaulted in the performance of its obligations hereunder with respect to such Program, and such default shall have continued for [**] days (or, in the case of a payment breach, [**] days) after written notice thereof was provided to the Breaching Party by the Non-Breaching Party, such notice describing the alleged

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breach.  Subject to Section 12.5.2, any such termination of this Agreement under this Section 12.5.1 shall become effective at the end of such [**] day or [**] day (as applicable) cure period, unless the Breaching Party has cured such breach or default prior to the expiration of such cure period, or if such breach is not susceptible to cure within such cure period even with the use of Commercially Reasonable Efforts, the Non-Breaching Party’s right to termination shall be suspended only if and for so long as the Breaching Party has provided to the Non-Breaching Party a written plan that is reasonably calculated to effect a cure, such plan is acceptable to the Non-Breaching Party, and the Breaching Party commits to and does carry out such plan; provided that, in no event shall such suspension of the Non-Breaching Party’s right to terminate extend beyond [**] days after the original cure period.  The right of either Party to terminate this Agreement, or a portion of this Agreement, as provided in this Section 12.5.1 shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous default.  Notwithstanding anything to the contrary herein and without limiting Allergan’s rights and remedies hereunder, if Editas materially breaches this Agreement during the Research Term, the Research Term shall automatically be extended pro-rata for each day that Editas remains in breach; provided that, no such extension shall extend the Research Term beyond the earlier of (a) the delivery by Editas of Option Packages that are deemed to satisfy the applicable Option Package Criteria by the ASC (pursuant to Section 2.2.2) for five (5) Collaboration Development Programs or (b) the tenth (10th) anniversary of the Effective Date.

12.5.2         Disagreement.  If the Parties reasonably and in good faith disagree as to whether there has been a material breach, the Party that seeks to dispute that there has been a material breach may contest the allegation in accordance with Section 13.1.  The cure period for any allegation made in good faith as to a material breach under this Agreement will, subject to Sections 12.5.1 and 13.3.3, run from the date that written notice was first provided to the Breaching Party by the Non-Breaching Party.

12.6         Termination for Patent Challenge by Allergan.  In the event that Allergan directly or indirectly brings, assumes, or participates in, or knowingly, willfully or recklessly assists in bringing, a Patent Challenge, then Editas shall be entitled to terminate this Agreement in its entirety immediately upon written notice to Allergan.

12.7         Termination of Licensed Product due to Safety Concern.  Allergan may terminate this Agreement with respect to an Allergan Development Program or Licensed Product at any time after Allergan’s exercise of the Option with respect to such Allergan Development Program if a Safety Concern arises with respect to such Allergan Development Program or Licensed Product.

12.8         Effect of Expiration or Termination.

12.8.1         Expiration.  After the expiration of the Term pursuant to Section 12.1, the following terms shall apply:

(a)         After expiration of the Term with respect to any Licensed Product in a country pursuant to Section 12.1.2, Allergan’s rights and licenses with respect to such Licensed Product in such country shall survive as fully-paid up, non-royalty bearing, rights and licenses.

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(b)         After expiration of the Term with respect to an Editas Product in a country pursuant to Section 12.1.2, Editas’ rights and licenses with respect to such Editas Product in such country shall survive as fully-paid up, non-royalty bearing, rights and licenses.

12.8.2         Termination by Allergan for Convenience or for Safety Concern; Termination by Editas for Cause or for Patent Challenge.  If (i) Editas terminates an Allergan Development Program or the entire Agreement pursuant to Section 12.5.1 or 12.6, or (ii) Allergan terminates an Allergan Development Program pursuant to Section 5.3.2, 12.4 or 12.7:

(a)         All Options with respect to the terminated Allergan Development Program(s) (or in the case of termination of the entire Agreement, all Options) that are unexercised as of the effective date of termination shall terminate and be of no force or effect.

(b)         All licenses granted to Allergan pursuant to Section 4.2.1 with respect to all Licensed Products in the terminated Allergan Development Programs(s) (or in the case of termination of the entire Agreement, all licenses with respect to all Allergan Development Programs) shall be terminated and of no further force or effect (except with respect to Allergan’s sell-off right below).

(c)         Allergan will have no further obligations to make any milestone, royalty or other payments to Editas under ARTICLE 6 with respect to any terminated Collaboration Development Program, except for any such obligations that accrued prior to the date such Collaboration Development Program became an Editas Program and with respect to payment obligations accruing from Allergan’s sell-off right.

(d)         Solely in the case of a termination by Editas for cause pursuant to Section 12.5.1, Allergan, its Affiliates and its Sublicensees shall have the right to sell off any Licensed Products that have been manufactured or are in the process of being manufactured at the time of termination provided that, such sales are made in the normal course consistent with Allergan’s past practice and Allergan continues to comply with all of its payment, reporting and audit obligations under ARTICLE 6 with respect to Licensed Products.

(e)         With respect to any Licensed Product in a terminated Allergan Development Program, such Licensed Product shall become an Editas Product (or in the case of termination of the entire Agreement, all Licensed Products shall become Editas Products) and if and only if there is no other Allergan Development Program or Licensed Product directed at [**], Allergan hereby grants Editas an exclusive, royalty bearing (to the extent set forth in Section 6.7) right and license, including the right to grant sublicenses under Allergan’s interest in the CDP IP relating to or Covering such Editas Products, to make and have made, use, Develop, offer for sale, sell, import and otherwise Commercialize Editas Products in any Field in the Territory.    For the avoidance of doubt, Editas shall not be granted any rights to Prosecute, Maintain or enforce the licensed CDP IP to the extent not allocated to Editas under Section 8.  The royalty obligations (if any) set forth in Section 6.7 shall apply with respect to Licensed Products from terminated Collaboration Development Program Commercialized by Editas, alone or with any Third Party or through any Affiliate, Licensee or Sublicensee, as Editas Products.

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(f)         Allergan shall deliver to Editas, at Editas’ cost and expense, copies of the Know-How in its possession and Control that is material to the Licensed Products in such Allergan Development Program.  In addition, upon the reasonable request of Editas, Allergan shall reasonably cooperate, at Editas’ cost and expense, with Editas to transition the Manufacture of the applicable Editas Products to a contract manufacturing organization designated by Editas.

12.8.3         Termination by Allergan for Cause.  If Allergan terminates this Agreement with respect to one or more Allergan Development Programs for Editas’ material breach pursuant to Section 12.5.1:

(a)         Allergan shall have the right to retain any license granted in Section 4.2.1 with respect to the Licensed Products arising from each applicable terminated Allergan Development Program for which Allergan had already exercised its Option; provided that, Allergan continues to comply with all of its payment (subject to its rights under Section 13.2), reporting and audit obligations under ARTICLE 6 with respect to Licensed Products; and

(b)         Subject to the applicable terms of any In-License, Allergan shall no longer have any obligations with respect to diligence or to use Commercially Reasonable Efforts with respect to any Licensed Products resulting from any Allergan Development Program that was terminated by Allergan pursuant to Section 12.5.1.

12.9         Accrued Rights; Surviving Provisions of the Agreement.

12.9.1         Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration including the payment obligations under ARTICLE 6 hereof, and any and all damages or remedies arising from any breach hereunder.  Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement.

12.9.2         The provisions of Articles 9 and 11, and Sections 4.2.1 (only to the extent that the applicable license is retained after termination pursuant to Section 12.8.3(a) or as necessary for Allergan to exercise its sell-off right under Section 12.8.2(d)), 4.2.2 (to the extent applicable to the other sections in this Section 12.9.2), 4.2.4 (if and to the extent that Section 4.2.1 survives) and 4.2.5 (if and to the extent that Section 4.2.1 survives), 4.4, 4.5, 6.8-6.14 (for final accounting), 8.1.1, 8.1.3, 12.8, 12.9, 13.1, 13.2, 13.3, 13.4, 13.5, 13.7, 13.8, 13.10, 13.11, 13.12, 13.13, 13.14, 13.15, 13.17, 13.18 (to the extent applicable to the other sections in this Section 12.9.2), 13.19 and 13.20, and any applicable definitions in ARTICLE 1, including any other provision surviving by operation of the foregoing surviving provisions, shall survive the termination of this Agreement in its entirety or expiration of this Agreement for any reason, in accordance with their respective terms and conditions, and for the duration stated, and where no duration is stated, shall survive indefinitely.  ARTICLE 9 shall survive for a period of [**] years after the effective date of termination of this Agreement.

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ARTICLE 13
MISCELLANEOUS

13.1         Dispute Resolution.  Except for the matters expressly provided in Section 3.1.5, if a dispute between the Parties arises under this Agreement, either Party shall have the right to refer such dispute in writing to the respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such dispute.  If the Parties are unable to resolve a given dispute pursuant to this Section 13.1 within [**] days after referring such dispute to the Executive Officers, either Party may have the given dispute settled by binding arbitration pursuant to Section 13.3.

13.2         Right to Set-Off.    Without limiting either Party’s rights under law or in equity, either Party may exercise a right of set-off against any and all amounts due to such Party as determined by a final judgment of a court or arbitrator of competent jurisdiction.

13.3         Arbitration Request.  If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and a statement of the issues for resolution.  From the date of the Arbitration Request and until such time as the dispute has become finally settled, the running of the time periods as to which Party must cure a breach of this Agreement becomes suspended as to any breach that is the subject matter of the dispute.

13.3.1         Additional Issues.  Within [**] days after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution in a statement of counter-issues.

13.3.2         No Arbitration of Patent Issues.  Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patents Covering the Manufacture, use, importation, offer for sale or sale of Licensed Products shall be submitted to a court of competent jurisdiction in the country in which such Patents were granted or arose.

13.3.3         Arbitration Procedure.  Any arbitration pursuant to this ARTICLE 13 will be held in New York, New York, United States unless another location is mutually agreed by the Parties.  The arbitration will be governed under the rules of the International Chamber of Commerce, to the exclusion of any inconsistent state Law.  The Parties shall mutually agree on the rules to govern discovery and the rules of evidence for the arbitration within [**] days after the Arbitration Request.  If the Parties fail to timely agree to such rules, the United States Federal Rules of Civil Procedure will govern discovery and the United States Federal Rules of Evidence will govern evidence for the arbitration.  The arbitration will be conducted by three (3) arbitrators, of which each Party shall appoint one, and the arbitrators so appointed will select the third and final arbitrator.  The arbitrators shall have experience of pharmaceutical licensing disputes.  The arbitrator may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings.  The arbitrator shall, within [**] days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded.  The arbitrator shall be limited in the scope of his or her authority to resolving only the specific matter which the Parties have referred to arbitration for resolution and shall not have

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authority to render any decision or award on any other issues.  Subject to Section 11.5, the arbitrator shall be authorized to award compensatory damages, but shall not be authorized to award punitive, special, consequential, or any other similar form of damages, or to reform, modify, or materially change this Agreement.  The arbitrator also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrator deems just and equitable and within the scope of this Agreement, including an injunction or order for specific performance.  The award of the arbitrator shall be the sole and exclusive remedy of the Parties, except for those remedies that are set forth in this Agreement or which apply to a Party by operation of the applicable provisions of this Agreement, and the Parties hereby expressly agree to waive the right to appeal from the decisions of the arbitrator, and there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrator.  Judgment on the award rendered by the arbitrator may be enforced in any court having competent jurisdiction thereof, subject only to revocation of the award on grounds set forth in the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

13.3.4         Costs.  Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator; provided,  however, that the arbitrator, in his or her award, shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, transcripts, photocopy charges and travel expenses).

13.3.5         Preliminary Injunctions.  Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the award of the arbitrator on the ultimate merits of any dispute.

13.3.6         Confidentiality.  All proceedings and decisions of the arbitrator shall be deemed Confidential Information of each of the Parties, and shall be subject to ARTICLE 9.

13.4         Governing Law.  This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the Laws of the State of New York without reference to conflicts of laws principles; provided that, with respect to matters involving the enforcement of intellectual property rights, the Laws of the applicable country shall apply.  The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any subject matter hereof.

13.5         Assignment.  Neither Party may assign this Agreement without the consent of the other Party, except as otherwise provided in this Section 13.5.  Either Party may assign this Agreement in whole or in part to any Affiliate of such Party without the consent of the other Party;  provided that, such assigning Party provides the other Party with written notice of such assignment and the assignee agrees in writing to assume performance of all assigned obligations; further provided that, if any Assignment by Allergan to an Affiliate would change the assigning Party’s jurisdiction of incorporation or residence for tax purposes and result in Withholding Taxes that did not exist prior to such assignment, then the amount of any payment by such

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Affiliate hereunder shall be increased so that the net amount payable to Editas after the deduction of all incremental Withholding Taxes incurred as a result of such assignment equals the amount of the payment that would otherwise have been payable but for such assignment.  Further, each Party may assign this Agreement, and all of its rights and obligations, without the consent of the other Party to its successor in interest by way of merger, acquisition, or sale of all or substantially all of its business or assets to which this Agreement relates; provided that, such assigning Party provides the other Party (and, in the case of Allergan as the assigning Party, Harvard and Broad) with written notice of such assignment within [**] days after such assignment, merger, acquisition or sale and the assignee agrees in writing to assume performance of all assigned obligations.  Notwithstanding anything to the contrary herein, Editas shall not assign this Agreement unless such assignee also assumes Editas’ rights and obligations under all In-Licenses and is assigned all of Editas’ rights under the Editas Background IP and CDP IP.  Similarly, Editas shall not assign its rights under the Editas Background IP and the CDP IP to an Affiliate or Third Party without also assigning its rights under this Agreement to such Affiliate or Third Party.  The terms of this Agreement shall be binding upon and shall inure to the benefit of the successors, heirs, administrators and permitted assigns of the Parties.  Any purported assignment in violation of this Section 13.5 shall be null and void.  If a Party assigns this Agreement in whole or in part to an Affiliate or Third Party as permitted by this Section 13.5, (x) the assigning Party shall thereafter remain primarily liable for the performance by such assignee of all of such Party’s financial obligations hereunder and the other Party may enforce such financial obligations against the assigning Party without first seeking to obtain performance from the assignee or exercising any other remedy or right that the enforcing Party may have, (y) the assigning Party shall thereafter remain primarily liable for causing such assignee to perform all of the assigning Party’s non-financial obligations hereunder and the other Party may enforce such obligation against the assigning Party to cause the performance by such assignee of such non-financial obligations without first seeking to obtain performance from the assignee or exercising any other remedy or right that the enforcing Party may have and (z) if the Party other than the assigning Party decides to proceed first to exercise any other remedy or right, or to proceed against another Person, the assigning Party shall nonetheless remain primarily liable for the performance of such assignee of all of the assigning Party’s financial obligations hereunder with respect to this Agreement and for causing such assignee to perform all of the assigning Party’s non-financial obligations hereunder with respect to this Agreement.

13.6         Performance Warranty.  Each Party hereby acknowledges and agrees that it shall be responsible for the full and timely performance as and when due under, and observance of all the covenants, terms, conditions and agreements set forth in this, Agreement by its Affiliate(s), Licensees, and Sublicensees.

13.7         Force Majeure.  No Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation (other than a payment obligation) of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying.  For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including acts of God; material changes in Law; actions or failures in action by relevant Governmental Authorities; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; shortages of supply; labor disturbances; epidemic; and failure of public utilities or common

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carriers.  In such event Editas or Allergan, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue.  The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of ninety (90) days, after which time Editas and Allergan shall promptly meet to discuss in good faith how to best proceed in a manner that maintains and abides by the Agreement.  Without limiting the foregoing, if claims excuse for any failure to perform during the Research Term, the Research Term shall automatically be extended pro-rata for each day that Editas claims such excuse.  To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

13.8         Notices.  Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Editas,
addressed to:	Editas Medicine, Inc.
11 Hurley Street
Cambridge, MA 02141
Attn: Chief Executive Officer
Copy to: Legal Affairs
Facsimile: [**]

with a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP
(which shall not	60 State Street
constitute notice)	Boston, MA 02109
Attention: Steven D. Barrett, Esq.

E-mail: Steven.Barrett@wilmerhale.com
Telephone: (617) 526-6000
Facsimile: (617) 526-5000
If to Allergan,
addressed to:	Allergan Pharmaceuticals International Ltd.
Clonshaugh Industrial Estate
Coolock
Dublin 17, Ireland
Attention: General Manager
Facsimile: [**]

with copy to:	Allergan Pharmaceuticals International Limited
(which shall not	Clonshaugh Industrial Estate
constitute notice)	Coolock
Dublin 17, Ireland
Attention: Secretary

-  77  -

Facsimile: [**]

Allergan plc
Morris Corporate Center III
400 Interpace Parkway
Parsippany, NJ 07054
Attention: General Counsel
Facsimile: [**]

or to such other address for such Party as it shall have specified by like notice to the other Parties, provided that, notices of a change of address shall be effective only upon receipt thereof.  If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given.  If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service.  If sent by certified mail, the date of delivery shall be deemed to be the third (3rd) Business Day after such notice or request was deposited with the U.S. Postal Service.

13.9         Export Clause.  Each Party acknowledges that the Laws of the United States restrict the export and re-export of commodities and technical data of United States origin.  Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other party in any form without the appropriate United States and foreign government licenses.

13.10         Waiver.  Neither Party may waive or release any of its rights or interests in this Agreement except in writing.  The failure of either Party to assert a right hereunder or to insist upon compliance with any term of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.  No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

13.11         Severability.  If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible.  Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

13.12         Entire Agreement.  This Agreement, together with the Schedules and Exhibits hereto, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersede and terminate all prior agreements and understanding between the Parties.  In particular, and without limitation, this Agreement supersedes and replaces the Existing Confidentiality Agreement and any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein.  No subsequent alteration, amendment, change or addition to

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this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

13.13         Independent Contractors.  Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties.  Each Party is an independent contractor.  Neither Party shall assume, either directly or indirectly, any liability of or for the other Party.  Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

13.14         Headings; Construction; Interpretation.  Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement.  The terms of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise.  Accordingly, the terms of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of Law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.  Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement.  Except where the context otherwise requires, (a) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Law refers to such Law as from time to time enacted, repealed or amended, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (d) the words “include,” “includes,” “including,” “exclude,” “excludes,” and “excluding,” shall be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import, and (e) the word “or” is used in the inclusive sense (and/or).

13.15         Financial Books and Records.  Any financial books and records to be maintained under this Agreement by a Party or its Affiliates, Licensees, or Sublicensees and subject to an audit right hereunder shall be maintained in accordance with GAAP.

13.16         Further Actions.  Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

13.17         Parties in Interest.  All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by the Parties hereto and their respective successors, heirs, administrators and permitted assigns.

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13.18         Intended Third Party Beneficiaries.

13.18.1         Allergan acknowledges and agrees that for so long as any Editas Background IP is licensed by Editas from [**]

13.18.2         Allergan acknowledges and agrees that for so long as any Editas Background IP is licensed by Editas from [**].

13.19         Performance by Affiliates.  To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.

13.20         Counterparts.  This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies from separate computers or printers.  Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.  The Parties agree that execution shall be performed as follows: first, Allergan shall sign its counterpart and deliver such counterpart to Editas and second, Editas shall sign its counterpart and deliver such counterpart to Allergan.

[Signature page to follow]

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

EDITAS MEDICINE, INC.

By:	/s/ Katrine Bosley
Name: Katrine Bosley
Title: President & CEO

ALLERGAN PHARMACEUTICALS INTERNATIONAL LIMITED

By:	/s/ Patrick O’Donnell
Name: Patrick O’Donnell
Title: Director

Exhibits

Exhibit A-1 – Collaboration Development Programs

Exhibit A-2 – Targets

Exhibit B – Core Option Package Criteria

Exhibit C – Existing In-Licenses

Exhibit D – Manufacturing Requirements

Exhibit E – Permitted Subcontractors

Exhibit F – Profit-Sharing Agreement Terms

Exhibit G – Exhibit for Section 10.2.6

Exhibit H – Press Release

Exhibit I– Existing Editas Background Patents

F - 2

Exhibit A-1

Collaboration Development Programs

[purposefully left blank as of the Effective Date]

A-1 - i

Exhibit A-2

Targets

Gene/Target
1.	LCA10
2.	CEP290

[**]

A-2 - i

Exhibit B

Core Option Package Criteria

Core Option Package Criteria	On a program-by-program basis, further items for discussion at ASC
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]

B - i

Exhibit C

Existing In-Licenses

1.   Amended and Restated Cas9-I License Agreement by and between President and Fellows of Harvard College, the Broad Institute, Inc. and Editas Medicine, Inc., dated December 16, 2016, as amended by Amendment 1 dated March 3, 2017

2.   Cas9-II License Agreement by and between the Broad Institute, Inc. and Editas Medicine, Inc., dated December 16, 2016

3.   Cpf1 License Agreement by and between the Broad Institute, Inc. and Editas Medicine, Inc., dated December 16, 2016

4.   Exclusive Patent License Agreement (MGH Agreement No. A221317; MGH Case Nos. [**]) by and between The General Hospital Corporation, d/b/a Massachusetts General Hospital, and Editas Medicine, Inc., dated August 29, 2014, as amended by the First Amendment, dated June 29, 2015 and the Second Amendment, dated November 17, 2016

5.   Exclusive Patent License Agreement (MGH Agreement No. A224596; MGH Case Nos. [**]) by and between The General Hospital Corporation, d/b/a Massachusetts General Hospital, and Editas Medicine, Inc., dated August 2, 2016

C - i

Exhibit D

Manufacturing Requirements

[purposefully left blank as of the Effective Date]

D - i

Exhibit E

Permitted Subcontractors

[**]

E - i

Exhibit F

Profit Sharing-Agreement Terms

All capitalized terms used but not otherwise defined in this Exhibit F will have the meanings ascribed to them in the Strategic Alliance and Option Agreement (the “Alliance Agreement”).

1.         Agreement: Upon the timely exercise by Editas of a Profit-Sharing Option, the Parties shall negotiate in good faith the terms of a Profit-Sharing Agreement for the applicable Co-Co Product.

2.         Development and Commercialization.  Allergan shall be solely responsible for all aspects of Commercialization of the Co-Co Products including planning and implementation, booking of sales, pricing and reimbursement using Commercially Reasonable Efforts in accordance with its internal practices and operating procedures.  Notwithstanding the foregoing, on [**] basis, Allergan shall provide a Development and Commercialization budget to the ASC (or to Editas if the ASC no longer exists) for review and comment.  Allergan and Editas will each be responsible for fifty (50%) of the Development responsibilities for the Co-Co Products pursuant to mutually agreed plans and budgets; provided, that if the Parties are unable to agree on the applicable Development plan and/or Commercialization budget, Allergan’s decision shall govern.

3.         Co-Co Territory: U.S., provided however, that global Development Costs incurred for Development activities that support Regulatory Approval in the U.S. shall be included as part of the Development Costs for the Co-Co Product(s) (the “Co-Co Territory”).

4.         Term: For so long as the Co-Co Product(s) are sold in the U.S., unless earlier terminated in accordance with the Alliance Agreement.

5.         Allocation and Reconciliation of Net Profits/Losses; Patent Enforcement Recoveries:

a.         Costs.  “Development and Commercialization Costs” means all Development and Commercialization costs incurred by Allergan and its Affiliates, Licensees, or Sublicensees with respect to such Co-Co Product in the Co-Co Territory subsequent to Allergan’s exercise of its Option with respect thereto in accordance with Section 4.1.3 of the Alliance Agreement, including any such Losses arising from Claims based on Development, Manufacture, marketing, Commercialization and sale of a Co-Co Product in the Co-Co Territory, including any claims of intellectual property infringement and/or product liability.

b.         Allocation: Editas and Allergan shall each receive (in the case of profits) or pay (in the case of losses), as applicable, fifty percent (50%) of net profit and losses (the “Net Profits/Losses”) with respect to each Co-Co Product in the Territory.  The Profit-Sharing Agreement will specify the accounting, reporting, and payment process for such profits and losses.  All royalty, milestone and other payments to a Third Party made by either Party under Third Party agreements (including, but not limited to, Existing In-Licenses) with respect to Co-Co Product(s) in the Co-Co Territory shall be deemed deducted in calculating the Net Profits/Losses.  If any such Third Party payments are made for rights

F - i

that relate both to the Co-Co Product(s) in the Co-Co Territory and to other product(s) and/or territory(ies), only an equitable allocation of such costs shall be calculated as part of the Net Profits/Losses.  The allocations and limitations on such sharing set forth in Section 6.6.4 of the Alliance Agreement shall not apply to such sharing of costs with respect to Co-Co Product(s) under the Profit-Sharing Agreement.

c.         U.S. Reporting Gross Revenues and Shared Expenses: Within [**] days after the end of each Calendar Quarter, Allergan shall submit to Editas a report evidencing the calculation of the Net Profits/Losses including, if reasonably required to satisfy Editas’s tax reporting obligations and if such information is reasonably available to Allergan, such calculation on a state-by-state basis. All reports under this Section shall be considered Confidential Information of Allergan, subject to the terms and conditions of ARTICLE 9 of the Alliance Agreement.

d.         Payment.  Within [**] days after delivery by Allergan of a report to Editas (as set forth above), Editas or Allergan, as the case may be, shall pay the applicable payments due to the other Party.  The Parties shall have the audit rights set forth in Section 6.10 of the Alliance Agreement.

6.         Permitted Disclosures.  In addition to any disclosures which are required by Law (and which shall be governed by Section 9.3.4 of the Agreement), either Party may issue press releases with respect to the following matters the terms of which shall be subject to the reasonable review, comment and approval of the other Party:

a.         the commencement and “top-line” results of clinical studies of any Co-Co Product;

b.         the filing for or receipt of Regulatory Approval with respect to any Co-Co Product; and

c.         the presence and participation of the Parties at scientific or financial forums relating to Co-Co Products.

F - ii

Exhibit G

Exhibit for Section 10.2.6

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of three pages were omitted. [**]

G - i

Exhibit H

Press Release

Allergan and Editas Medicine Enter into Strategic R&D Alliance to Discover and Develop CRISPR Genome Editing Medicines for Eye Diseases

– Brings Together Eye Care and CRISPR Innovators to Develop Transformative
Medicines for Patients –

– Provides Allergan Exclusive Access to Multiple Editas Medicine Ocular Programs Based on its Unparalleled CRISPR Genome Editing Platform –

– Reinforces Allergan’s Continued Commitment to Developing Innovative Treatments for Unmet Needs in Eye Care –

DUBLIN, IRELAND and CAMBRIDGE, MASS. – March 14, 2017 –  Allergan plc (NYSE: AGN), a leading global pharmaceutical company, and Editas Medicine, Inc. (NASDAQ:EDIT), a leading genome editing company, today announced that Allergan’s wholly-owned subsidiary, Allergan Pharmaceuticals International Limited, and Editas Medicine have entered into a strategic research and development alliance under which Allergan will receive exclusive access and the option to license up to five of Editas Medicine’s genome-editing ocular programs, including its lead program for Leber Congenital Amaurosis (LCA10), which is currently in pre-clinical development.

The agreement covers early stage, first-in-class ocular programs targeting serious diseases based on Editas Medicine’s unparalleled CRISPR genome editing platform, including CRISPR/Cas9 and CRISPR/Cpf1. Editas Medicine’s lead program is being developed for the potential treatment of LCA10, a rare, inherited retinal degenerative disease that appears in childhood and leads to blindness.

“The CRISPR genome editing platform holds the potential to transform the treatment of many genetic and non-genetically derived diseases, including diseases and conditions of the eye,” said David Nicholson, Chief Research and Development Officer, Allergan. “The Allergan team is excited to work with colleagues at Editas Medicine to develop and potentially deliver game-changing treatment for retinal diseases like LCA10. This program is highly complementary to our ongoing eye care development programs where unmet medical need exists for patients.”

“Allergan has long been a leader in advancing innovative therapies to treat eye diseases,” said Katrine Bosley, President and Chief Executive Officer, Editas Medicine.  “Working together with Allergan through their Open Science R&D model significantly enhances our ability to develop genome editing medicines to help patients with serious eye diseases. This alliance is highly aligned with our strategy to build our company for the long-term and to realize the broad potential of our genome editing platform to treat serious diseases.”

CRISPR (Clustered Regularly Interspaced Short Palindromic Repeats) is a dynamic, versatile tool that can be programmed to target specific stretches of genetic code and edit DNA at precise locations in the human genome. The technology allows researchers to permanently modify genes and has the potential to create medicines with a durable treatment effect.

H - i

Under the terms of the agreement, Editas Medicine will receive an upfront payment of $90 million for the development of five candidate programs. Editas Medicine has the potential to earn additional payments for achieving important near-term milestones specifically related to LCA10. Allergan will have the option to license up to five programs under the agreement and will be responsible for development and commercialization of the optioned products, subject to Editas' option right to co-develop and co-promote up to two optioned products in the United States.  Editas Medicine will also be eligible to receive development and commercial milestones, as well as royalty payments on a per-program basis.

Conference Call Information

Editas Medicine and Allergan will host a conference call on Tuesday, March 14, 2016, at 4:30 p.m. ET to discuss the alliance.  To access the call, please dial (877) 809-6321 and provide the passcode 88272560.

About the CRISPR Genome Editing Technology

The CRISPR technology targets specific stretches of genetic code and allows editing of DNA at precise locations in the human genome. Cas9 and Cpf1 are both enzyme/guide RNA complexes that use traditional RNA/DNA base-pairing to precisely locate specific DNA sequences with the goal of modifying or ‘editing’ a disease-associated or therapeutic genomic location. By changing the composition of the guide RNA, the Cas9 or Cpf1 nuclease complex can be reprogrammed to target different DNA sequences and can be engineered to perform a wide range of genome editing functions, including ‘cutting and removing’, ‘cutting and revising’, and ‘cutting and replacing’ genomic sequences. In this way, genome editing has the potential to treat a broad range of genetically-defined and genetically-treatable diseases.

About Leber Congenital Amaurosis

Leber Congenital Amaurosis, or LCA, is a group of inherited retinal dystrophies caused by mutations in at least 18 different genes. It is the most common cause of inherited childhood blindness, with an incidence of two to three per 100,000 live births worldwide. Symptoms of LCA appear within the first year of life, resulting in significant vision loss and blindness. The most common form of the disease, referred to as LCA10, is a monogenic disorder caused by mutations in the CEP290 gene and represents approximately 20‑30 percent of all LCA subtypes.

About Allergan plc

Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a bold, global pharmaceutical company.  Allergan is focused on developing, manufacturing and commercializing branded pharmaceuticals, devices and biologic products for patients around the world.

Allergan markets a portfolio of leading brands and best-in-class products for the central nervous system, eye care, medical aesthetics and dermatology, gastroenterology, women’s health, urology and anti-infective therapeutic categories.

Allergan is an industry leader in Open Science, the Company’s R&D model, which defines our approach to identifying and developing game-changing ideas and innovation for better patient care. This approach has led to Allergan building one of the broadest development pipelines in the pharmaceutical industry with 70+ mid-to-late stage pipeline programs in development.

H - ii

Our Company’s success is powered by our more than 16,000 global colleagues’ commitment to being Bold for Life. Together, we build bridges, power ideas, act fast and drive results for our customers and patients around the world by always doing what is right.

With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives every day.

For more information, visit Allergan’s website at www.Allergan.com.

About Editas Medicine

Editas Medicine is a leading genome editing company dedicated to treating patients with genetically-defined diseases by correcting their disease-causing genes. The Company was founded by world leaders in genome editing, and its mission is to translate the promise of genome editing science into a broad class of transformative genomic medicines to benefit the greatest number of patients.

Allergan Forward-Looking Statements

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan's current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Allergan's current expectations depending upon a number of factors affecting Allergan's business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan's products; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Allergan's periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan's Annual Report on Form 10-K for the year ended December 31, 2016. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.

Editas Forward-Looking Statements

This press release contains forward-looking statements and information within the meaning of The Private Securities Litigation Reform Act of 1995.  The words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘target,’’ ‘‘should,’’ ‘‘would,’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  The Company may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements.  Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: uncertainties inherent in the initiation and completion of preclinical studies and clinical trials and clinical development of the Company’s product candidates; availability and timing of results from preclinical studies and clinical trials; whether interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; expectations for regulatory approvals to conduct trials or to market products and availability of funding sufficient

H - iii

for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements.  These and other risks are described in greater detail under the caption “Risk Factors” included in the Company’s most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, and in other filings that the Company may make with the Securities and Exchange Commission in the future.  Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

###

CONTACTS:
Allergan:	Editas Medicine:
Investors:	Investors:
Lisa DeFrancesco	Mark Mullikin
(862) 261-7152	(617) 401-9083

Karina Calzadilla
(862) 261- 7328

Media:
Mark Marmur	Cristi Barnett
(862) 261-7558	(617) 401-0113

Dan Budwick, Pure Communications
(973) 271-6085

H - iv

Exhibit I

Existing Editas Background Patents
(as of the Effective Date)

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 54 pages were omitted. [**]

I - i